                                                                    EXHIBIT 10.2




================================================================================






                   THIRD AMENDED AND RESTATED LOAN AGREEMENT

                                  BY AND AMONG


                        DAILEY PETROLEUM SERVICES CORP.,

                    THE FINANCIAL INSTITUTIONS PARTY HERETO,

                                      AND

                WELLS FARGO BANK (TEXAS), NATIONAL ASSOCIATION,

                                    AS AGENT

                                 JUNE 20, 1997





================================================================================

                               TABLE OF CONTENTS

                                                                                                          Page
                                                                                                          ----
ARTICLE 1. DEFINITIONS AND GENERAL RULES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
         Section 1.1 General Rules  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
         Section 1.2 Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2

ARTICLE 2. REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         Section 2.1 Corporate Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         Section 2.2 Financial Statements; Projections  . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         Section 2.3 Governmental Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         Section  2.4 Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         Section 2.5 No Event of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         Section 2.6 Use of Proceeds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         Section 2.7 Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         Section 2.8 Status . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         Section 2.9 Tax Returns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Section 2.10 Liens and Security Interests  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Section 2.11 Availability of Records . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Section 2.12 Regulations U and X . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         Section 2.13 Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         Section 2.14 ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         Section 2.15 Solvency  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         Section 2.16 Environmental Condition of the Property . . . . . . . . . . . . . . . . . . . . . . .  28
         Section 2.17 Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         Section 2.18 Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         Section 2.19 No Burdensome Restrictions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         Section 2.20 Broker's; Transaction Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

ARTICLE 3. THE CREDIT FACILITY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         Section 3.1 Term Loan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         Section 3.2 Revolving Line of Credit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         Section 3.3 Advances and Letters of Credit . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         Section 3.4 Conversions and Renewals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         Section 3.5 Loan Formula . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         Section 3.6 Prepayments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         Section 3.7 Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         Section 3.8 Payments to the Agent and the Banks  . . . . . . . . . . . . . . . . . . . . . . . . .  37
         Section 3.9 Payments by the Banks to the Agent . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         Section 3.10 Computation of Fees and Interest  . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         Section 3.11 Security  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         Section 3.12 No Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         Section 3.13 Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         Section 3.14 Sharing of Payments, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         Section 3.15 Illegality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         Section 3.16 Increased Cost and Reduced Return . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         Section 3.17 Funding Losses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         Section 3.18 Eurodollar Rate Protection  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         Section 3.19 Certain Agreements Regarding Letters of Credit  . . . . . . . . . . . . . . . . . . .  48


         Section 3.20  Voluntary Termination or Reduction of Commitments  . . . . . . . . . . . . . . . . .  51
         Section 3.21  Change of Lending Office . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52

ARTICLE 4. CONDITIONS PRECEDENT.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         Section 4.1 Conditions Precedent to Initial Credit Extensions  . . . . . . . . . . . . . . . . . .  52
         Section 4.2 Additional Conditions Precedent to Each Loan . . . . . . . . . . . . . . . . . . . . .  54

ARTICLE 5. AFFIRMATIVE COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         Section 5.1 Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         Section 5.2 Payment of Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
         Section 5.3 Notice; Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
         Section 5.4 Maintenance of Corporate Existence and Properties  . . . . . . . . . . . . . . . . . .  57
         Section 5.5 Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
         Section 5.6 Payment of Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
         Section 5.7 Accounts Receivable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
         Section 5.8 Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
         Section 5.9 Inspection . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
         Section 5.10 Solvency  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
         Section 5.11 Current Ratio . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
         Section 5.12 Maximum Funded Debt Ratio . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
         Section 5.13 Tangible Net Worth  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
         Section 5.14 Minimum Debt Service Coverage Ratio . . . . . . . . . . . . . . . . . . . . . . . . .  59
         Section 5.15 Revenue Producing Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
         Section 5.16 Environmental Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
         Section 5.17 Notification of Releases of Hazardous Materials . . . . . . . . . . . . . . . . . . .  60
         Section 5.18 Environmental Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
         Section 5.19 Chattel Paper . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
         Section 5.20 Lockbox; Cash Collateral Account  . . . . . . . . . . . . . . . . . . . . . . . . . .  61
         Section 5.21  ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61

ARTICLE 6. NEGATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
         Section 6.1 Limitations on Indebtedness  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
         Section 6.2 Limitations on Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
         Section 6.3 Limitations on Contingent Liabilities  . . . . . . . . . . . . . . . . . . . . . . . .  62
         Section 6.4 Loans, Advances and Investments  . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
         Section 6.5 Limitations on Fundamental Changes; Disposition of Assets  . . . . . . . . . . . . . .  62
         Section 6.6 Dividends  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
         Section 6.7 ERISA Compliance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
         Section 6.8 Nature of Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
         Section 6.9 Transactions with Affiliates and Other Persons . . . . . . . . . . . . . . . . . . . .  63
         Section 6.11 Lease Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
         Section 6.12  Accounting Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64

ARTICLE 7. DEFAULT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
         Section 7.1 Events of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
         Section 7.2 Optional Acceleration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
         Section 7.3 Automatic Acceleration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
         Section 7.4 Additional Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67

ARTICLE 8. RELATION OF BANKS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
         Section 8.1 Appointment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67


         Section 8.2 Delegation of Duties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
         Section 8.3 Appointment of Additional Co-Agent . . . . . . . . . . . . . . . . . . . . . . . . . .  68
         Section 8.4 Liability of Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
         Section 8.5 Reliance by Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
         Section 8.6 Notice of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
         Section 8.7 Credit Decision  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70
         Section 8.8 Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70
         Section 8.9 Agent in Individual Capacity . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71
         Section 8.10 Successor Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71
         Section 8.11 Pro Rata Sharing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71
         Section 8.12 Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72
         Section 8.13 Collateral Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72
         Section 8.14 No Liability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  74
         Section 8.15 Third Party Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  74

ARTICLE 9. ASSIGNMENTS, PARTICIPATIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  74
         Section 9.1 Assignments, Participations, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . .  74

ARTICLE 10. AMENDMENTS AND WAIVERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  76
         Section 10.1 Amendments and Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  76

ARTICLE 11. MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  76
         Section 11.1 No Waiver; Cumulative Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . .  76
         Section 11.2 Survival of Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  76
         Section 11.3 Successors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  76
         Section 11.4 Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  76
         Section 11.5 Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  77
         Section 11.6 Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  77
         Section 11.7 Expenses; Documentary Taxes; INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . .  78
         Section 11.8 Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  79
         Section 11.9 Notification of Addresses, Lending Offices, Etc.  . . . . . . . . . . . . . . . . . .  79
         Section 11.10 Controlling Document . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  79
         Section 11.11 Table of Contents; Descriptive Headings  . . . . . . . . . . . . . . . . . . . . . .  80
         Section 11.12 Waivers and Release of Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . .  80
         Section 11.13 Grant of Security Interest; Ratification of Documents  . . . . . . . . . . . . . . .  80
         Section 11.14 Restatement and Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  80
         Section 11.15 No Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  80
         Section 11.16 Acknowledgment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  81
         Section 11.17 Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  81
         Section 11.18 Submission to Jurisdiction . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  81
         SECTION 11.19  ARBITRATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  82
         Section 11.20 No Oral Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  83

Exhibits:

A -      Form of Compliance Certificate
B -      Form of Loan Formula Certificate
C -      Form of Notice of Borrowing
D -      Form of Notice of Conversion/Continuation
E -      Form of Revolving Credit Note
F -      Form of Term Note
G -      Form of Credit Request
H -      Form of Assignment and Acceptance


Schedules:

I        -       Commitments
1.01A    -       Ineligible Foreign Countries
1.01B    -       Permitted International Customers
2.4      -       Litigation
2.13     -       Subsidiaries
3.1      -       Term Note Principal Payments
6.1      -       Permitted Existing Indebtedness
6.9      -       Transactions with Affiliates
11.8     -       Lending Offices; Addresses for Notices

                   THIRD AMENDED AND RESTATED LOAN AGREEMENT

         This THIRD AMENDED AND RESTATED LOAN AGREEMENT is entered into as of June 20, 1997, by and between DAILEY PETROLEUM SERVICES CORP., a Delaware corporation (the "Borrower"), formerly known as Dailey Corporation, a Delaware corporation, successor by merger to Dailey Petroleum Services Corp. ("DPSC"), a Delaware corporation, the SEVERAL FINANCIAL INSTITUTIONS THAT ARE PARTIES TO THIS AGREEMENT (collectively, the "Banks" and individually a "Bank"), and WELLS FARGO BANK (TEXAS), NATIONAL ASSOCIATION, as agent for the Banks (the "Agent").

                              W I T N E S S E T H:

         WHEREAS, DPSC and Wells Fargo Bank (Texas), National Association, formerly known as First Interstate Bank of Texas, N.A. ("Wells Fargo"), in its capacity as the sole lender thereunder, entered into a Second Amended and Restated Loan Agreement dated as of December 13, 1995 (the "Initial Agreement"), whereby the Bank agreed to make available to DPSC credit upon the terms and conditions set forth therein; and

         WHEREAS, effective as of June 5, 1996, DPSC and Wells Fargo entered into a First Amendment to Second Amended and Restated Loan Agreement (the "First Amendment"); and

         WHEREAS, pursuant to a Plan and Agreement of Merger, effective as of June 6, 1996, DPSC merged with and into Dailey Corporation, a Delaware corporation, and Dailey Corporation amended its Certificate of Incorporation to change its name to "Dailey Petroleum Services Corp." (the "Merger
Transaction"); and

         WHEREAS, on June 11, 1996, but effective as of June 6, 1996, the Borrower and Wells Fargo entered into an Assumption Agreement (the "Assumption Agreement"), whereby the Borrower assumed all the duties, liabilities, and obligations of DPSC in and under the Initial Agreement, as amended by the First Amendment, and the other Loan Documents (as defined in the Initial Agreement) and the Loan Documents (as defined in the Initial Agreement) were amended to substitute the Borrower for DPSC under such documents, all in accordance with the terms of the Assumption Agreement; and

         WHEREAS, effective as of December 13, 1996, Borrower and Wells Fargo entered into a Second Amendment to Second Amended and Restated Loan Agreement (the "Second Amendment"); and

         WHEREAS, the Initial Agreement, as amended by the First Amendment and the Second Amendment and the Assumption Agreement, is hereinafter sometimes called the "Prior Loan Agreement"; and

         WHEREAS, the Borrower has requested that the Agent and the Banks amend and restate the Prior Loan Agreement in its entirety to (i) increase the amounts available to the Borrower under the revolving credit facility and the term loan facility and (ii) to modify and amend certain other provisions of the Prior Loan Agreement; and

         WHEREAS, the Prior Loan Agreement is being amended and restated by this Agreement in order to reflect the agreements of the parties hereto and to make the requested amendments on the terms and conditions set forth herein; and

         WHEREAS, this Agreement does not extinguish the obligations of the Borrower under, or discharge or release the liens and security interests of, the Prior Loan Agreement, the Prior Term Note, the Prior Revolving Credit Note, the Loan Documents (as defined in the Prior Loan Agreement) or any other document executed in connection with, evidencing, securing or pertaining to the Prior Loan Agreement, the Prior Term Note, the Prior Revolving Credit Note; and nothing contained in this Agreement shall be construed as a substitution or novation of the Indebtedness under the Prior Loan Agreement, the Prior Term Note, the Prior Revolving Credit Note, or the instruments securing same, all of which shall remain in full force and effect except as modified hereby or by any other instruments executed in connection with this Agreement;

         NOW, THEREFORE, to induce the Banks to extend credit and financial accommodations to the Borrower and in consideration of the mutual agreements, provisions and covenants contained herein and such other good and valuable considerations, the receipt and sufficiency of which are acknowledged hereby, the parties hereto hereby agree to amend and restate the Prior Loan Agreement as follows:

ARTICLE 1. DEFINITIONS AND GENERAL RULES. The following definitions and general rules will apply hereto:

         Section 1.1  General Rules For the purposes of this Agreement:

                 (a) The terms defined in this Article 1, unless the context requires otherwise, will have the meanings applied to them in Section 1 and will include the plural as well as the singular. Additional definitions may be found in the preamble and throughout this Agreement;

                 (b) All accounting terms not otherwise defined herein will have the meanings assigned to them in accordance with GAAP; and

                 (c) The words "herein," "hereof," "hereunder" and words of similar import refer to this Agreement as a whole and not to a particular article, section, paragraph or other subdivision.

         Section 1.2 Definitions. As used in this Agreement, the following terms will have the following meanings unless the context requires otherwise:

                 Accounts means with respect to any Person all of such Person's accounts, chattel paper, contract rights, instruments and retail installment contracts arising out of goods sold or leased (and in each case actually delivered) or for services rendered by such Person.

                 Acquisition means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock of a corporation (or similar entity), which stock has ordinary voting power for the election of the members of the acquiree's board of directors or persons exercising similar functions (other than stock having such power only by reason of the happening of a contingency), or the acquisition of in excess of 50% of the partnership interests or equity of any Person not a corporation which acquisition gives the acquirer the power to direct or cause the direction of the management and policies of the acquiree, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that the Borrower or a Subsidiary of the Borrower is the surviving entity.

                 ADI means Air Drilling International, Inc., a Delaware corporation.

                 ADI Acquisition Agreement means that certain Stock Purchase and Sale Agreement dated as of May 8, 1997, as amended by Amendment No. 1 thereto dated May 30, 1997, between Borrower, ADI, the shareholders of ADI ("ADI Shareholders") and the preferred shareholders of Services (the "Services Shareholders" and, together with the ADI Shareholders, the "Selling Shareholders").

                 ADI Acquisition Documents means the ADI Acquisition Agreement and all other agreements or instruments delivered in connection therewith in order to consummate the Air Drilling Acquisition.

                 Adjustment Date has the meaning specified in Section 3.10(c) hereof.

                 Affiliate of any Person means any Person that, directly or indirectly, controls or is controlled by or is under common control with such Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of voting securities, membership interests or by contract or otherwise.

                 Agent means Wells Fargo Bank (Texas), National Association in its capacity as agent for the Banks hereunder, and any successor agent arising under Section 8.10.

                 Agreement means this Third Amended and Restated Loan Agreement as originally executed or hereafter renewed, extended, modified, amended or restated.

                 Air Drilling Acquisition means the acquisition by Borrower of
(a) all of the outstanding capital stock of ADI and (b) all of the outstanding preferred stock of Air Drilling Services, Inc., a Wyoming corporation ("Services"), along with consummation of the other transactions contemplated by the ADI Acquisition Agreement.

                 Applicable Margin means, for any day, the specified number of Basis Points denominated "LIBOR Margin" or "Base Rate Margin," as applicable, on Schedule 3.10 attached hereto, based upon the Funded Debt Ratio, such percent to change when and as the Funded Debt Ratio changes, effective on the date of each such change, determined in accordance with the provisions of
Section 3.10(c) hereof.

                 Asset Sale means any sale, lease or other disposition (including any such transaction effected by way of merger or consolidation and any condemnation of property

(or any transfer or disposition of property in lieu of condemnation for which the Borrower or any of its Subsidiaries receives a condemnation award or other compensation)) by the Borrower or any of its Subsidiaries, including without limitation any sale-leaseback transaction, whether or not involving a Capital Lease, of (i) any asset (other than Revenue Producing Assets) but excluding (a) dispositions of inventory (excluding Revenue Producing Assets), cash, Cash Equivalents and obsolete, unused or unnecessary equipment, in each case in the ordinary course of business and (b) dispositions of any Property to the Borrower or a Guarantor and (ii) Revenue Producing Assets not in the ordinary course of business.

                 Assignee has the meaning specified in Section 9.1 of this Agreement.

                 Assumption Agreement means that certain Assumption Agreement dated effective June 6, 1996, by the Borrower in favor of Wells Fargo assuming the Indebtedness of DPSC to Wells Fargo.

                 Bank has the meaning specified in the introductory clause hereto. References to the "Banks" shall include Wells Fargo, including in its capacity as Issuing Bank, and any successor Issuing Bank; for purposes of clarification only, to the extent that Wells Fargo or any successor Issuing Bank may have any rights or obligations in addition to those of the Banks due to its status as Issuing Bank, its status as such will be specifically referenced.

                 Base Rate means, for any day, the higher of: (a) the sum of 0.50% per annum and the latest Federal Funds Rate; and (b) the Prime Rate.

                 Base Rate Loan means a Loan that bears interest based on the Base Rate.

                 Basis Points means one one-hundredth of one percent (1/100 of 1%) per annum.

                 Borrowing means a borrowing hereunder consisting of Revolving Credit Loans or Term Loans of the same Type made to the Borrower on the same day by the Banks pursuant to Section 3.1 or 3.2 of this Agreement, and, other than in the case of Base Rate Loans, having the same Interest Period.

                 Business Day means (i) a day (other than Saturday, Sunday or a legal holiday) on which banks in Houston, Texas, are open for business, and
(ii) if the applicable Business Day relates to any Eurodollar Rate Loan, a day which is a "Business Day" described in clause (i) hereof and which is also a day for trading by and between banks in the London interbank Eurodollar market.

                 Canadian Subsidiary means a Subsidiary incorporated under the laws of Canada or any province thereof.

                 Capital Lease means any lease of any property (whether real, personal or mixed) that, in conformity with GAAP, should be accounted for as a capital lease on the balance sheet of a Person.

                 Cash Collateral Account has the meaning specified in Section 5.20.

                 Cash Equivalents mean any of the following: (a) securities with maturities of two hundred seventy (270) days or less from the date of acquisition thereof issued or fully guaranteed or insured as to payment of principal and interest by the United States or any agency thereof, (b) certificates of deposit and bankers acceptances with maturities of one hundred eighty (180) days or less from the date of acquisition thereof issued by, and deposit accounts at, any commercial bank having capital and surplus equal to or greater than $250,000,000 and whose letters of credit are rated at least A-1 by Standard & Poor's Corporation or P-1 by Moody's Investors Service, Inc., (c) commercial paper of a domestic issuer rated at least either A-1 by Standard & Poor's Corporation or P-1 by Moody's Investors Service, Inc. with maturities of two hundred seventy (270) days or less from the date of acquisition thereof,
(d) money market mutual funds which are only allowed to purchase the types of securities described in clause (a) of this definition, (e) repurchase agreements with a term of thirty (30) days or less and entered into with a commercial bank meeting the requirements of clause (b) of this definition and which repurchase agreements are secured by first a security interest on obligations of the type described in clause (a) of this definition that have a market value (exclusive of accrued interest) at least equal to the amount of each respective repurchase agreement, and (f) securities (other than "margin stock" as such term is defined in Regulation U) rated at least either BBB by Moody's Investors Service, Inc. or BBB by Standard & Poor's Corporation with maturities of one hundred eighty (180) days or less from the date of acquisition thereof.

                 CERCLA means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., as amended.

                 Change of Control means (a) any "person" or "group" within the meaning of Section 13(d) and 14(d)(2) of the Exchange Act (a "Group") purchases or otherwise acquires, directly or indirectly, "beneficial ownership" (as such term is defined in Rule 13d-3 under the Exchange Act ("Beneficial Ownership") of securities of the Borrower which, together with any securities owned beneficially by any "affiliates" or "associates" of such Group (as such terms are defined in Rule 12b-2 under the Exchange Act), shall represent more than twenty-five percent (25%) of the combined voting power of the Borrower's securities which are entitled to vote generally in the election of directors and which are outstanding on the date immediately prior to the date of such purchase or acquisitions; (b) a sale of all or substantially all of the assets of the Borrower and its Subsidiaries to any Person or Group; (c) the liquidation or dissolution of the Borrower; or (d) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Borrower (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Borrower was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Borrower then in office.

                 Chattel Paper means a writing or writings which evidence both a monetary obligation and a security interest in or a lease of specific goods, including, without limitation, short-term rental agreements relating to downhole drilling tools and other equipment.

                 Closing Date means the date on which all of the conditions precedent stated in Article 4 hereof have been met to the satisfaction of the Majority Banks or waived by the Majority Banks in writing (and which in any event must occur no later than June 30, 1997).

                 Code means the Internal Revenue Code of 1986, as amended from time to time, any predecessor statute and any statute enacted in replacement thereof.

                 Collateral means the properties and assets described in
Section 3.11 hereof.

                 Commitment means, for each Bank, the sum of its Line of Credit Commitment and Term Loan Commitment.

                 Commitment Percentage means as to any Bank, the percentage of the aggregate Line of Credit Commitment or Term Loan Commitment constituted by such Bank's Commitment.

                 Compliance Certificate means a certificate substantially in the form of Exhibit A.

                 Consignment Assets means Revenue Producing Assets (other than those assets for which a Person has properly complied with the filing and notice requirements of Section 9.114 of the UCC) sold or delivered on a "sale on approval" or a "sale or return" (as each of those terms are defined in Section 2.326 of the UCC), or on consignment, on memorandum, or on a guaranteed sale basis.

                 Consolidated Capital Expenditures means, for any period, the additions to property, plant and equipment and other capital expenditures (excluding the costs of spare parts acquired or fabricated for use in repairs of equipment which parts will be expensed when consumed) of the Borrower and its Subsidiaries for such period, as the same are or would be set forth in a consolidated statement of cash flows of the Borrower and its Subsidiaries for such period, determined in accordance with GAAP.

                 Consolidated Debt Service means, for any period, the sum of
(a) Consolidated Interest Expense for such period and (b) all payments of principal in respect of Indebtedness of the Borrower and its Subsidiaries (including, without limitation, Subordinated Indebtedness and the principal component of any payments in respect of Capital Leases) paid or payable during such period, determined on a consolidated basis in accordance with GAAP.

                 Consolidated EBITDA means, for any period, the sum of: (i) the Consolidated Net Income for such period, plus (ii) to the extent that any of the items referred to in any of clauses (A) through (C) below were deducted in calculating such Consolidated Net Income: (A) Consolidated Interest Expense for such period, (B) depreciation and amortization expense of such Person and its Subsidiaries for such period, and (C) all taxes measured by income of such Person and its Subsidiaries; provided, however, that Consolidated Net Income shall be computed for the purposes of this definition without regard to expenses incurred by Borrower for stock-based compensation because of Borrower's adoption of the fair-value-based method of accounting for employee stock option plans pursuant to Financial Accounting Standards Board Statement

No. 123, to non-cash write-ups and write-downs, and without giving effect to extraordinary losses or extraordinary gains for such period.

                 Consolidated Excess Cash Flow means, for any period, the Consolidated EBITDA of the Borrower for such period, less taxes measured by income of the Borrower and its Subsidiaries paid in cash during such period, less Consolidated Capital Expenditures paid in cash during such period, less Consolidated Interest Expense paid in cash for such Period, less scheduled payments of principal in respect of Indebtedness of the Borrower and its Subsidiaries (including, without limitation, Subordinated Indebtedness and the principal component of any payments in respect of Capital Leases) paid during such period, determined on a consolidated basis, in accordance with GAAP.

                 Consolidated Funded Debt means Funded Debt of a Person and its Subsidiaries, as determined on a consolidated basis in accordance with GAAP.

                 Consolidated Interest Expense means, for any period, the interest expense of the Borrower and its Subsidiaries (including amortization of debt discounts, net cost under interest rate contracts and all of the interest but not the principal component of rentals in respect of Capital Lease obligations) determined on a consolidated basis for such period in accordance with GAAP.

                 Consolidated Net Income means, for any period, a Person's consolidated net income (or loss) after income and franchise taxes determined in conformity with GAAP, but excluding: (a) the income of any other Person (other than Subsidiaries) in which such Person or any of its Subsidiaries has an ownership interest, unless and only to the extent received by such Person or its Subsidiary in a cash distribution; (b) any after-tax gains or losses attributable to asset dispositions or adjustments to the carrying value of non-current assets; and (c) to the extent not included in clauses (a) and (b) above, any after-tax extraordinary non-cash gains or extraordinary non-cash losses.

                 Contingent Liabilities means any and all liabilities of a Person, direct or indirect, for or in connection with the obligations, stock or payment of dividends of any other Person, whether such liabilities arise by guaranty, endorsement, agreement to purchase or repurchase, agreement to lease, agreement to supply or advance funds (including, without limitation, agreements to maintain working capital, solvency or other balance sheet conditions or agreements to purchase stock or make capital contributions) or otherwise; provided, however, that agreements to purchase or repurchase goods or services and agreements to lease property entered into in the ordinary course of a Person's business shall not be deemed to be "Contingent Liabilities."

                 Contractual Obligations means as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument to which such Person is a party or by which it or any of its property is bound.

                 Conversion Date means any date on which the Borrower elects to convert a Base Rate Loan to a Eurodollar Rate Loan or a Eurodollar Rate Loan to a Base Rate Loan.

                 Convertible Currency means Dollars, British pounds sterling, German deutsche marks, Italian lira, French francs, Norwegian Kroner, Swiss francs, Canadian dollars, Japanese yen, Dutch gilders, and any other currency for which there is a readily available and established exchange rate.

                 Credit Exposure means the sum of the undrawn amount of any Letters of Credit then outstanding plus the aggregate amount of drafts paid under Letters of Credit for which the Borrower has not reimbursed the Issuing Bank.

                 Credit Extension means and includes (a) the making of any Revolving Credit Loans hereunder, and (b) the Issuance of any Letters of Credit hereunder.

                 Current Assets means at any date all assets of a Person that, in accordance with GAAP, would be included as current assets on a balance sheet of such Person on such date.

                 Current Liabilities means at any date all liabilities of a Person that, in accordance with GAAP, would be included as current liabilities on a balance sheet of such Person on such date.

                 Default means any event specified in Section 7.1 of this Agreement, regardless of whether any requirement for the giving of notice or the lapse of time has been satisfied.

                 Default Rate means the lesser of (i) a rate that is two percentage points above the Prime Rate, as it varies, or (ii) the Maximum Rate, as it varies.

                 Dollars, dollars and $ means dollars in lawful currency of the United States of America.

                 Domestic Lending Office means, with respect to each Bank, the office of such Bank designated as such on Schedule 11.8 hereto or such other office of such Bank as such Bank may from time to time specify to the Borrower and the Agent.

                 Eligible Accounts means, at any time, the amount equal to the sum (without duplication) of (i) the aggregate unpaid amount of a Person's Accounts for which invoices have been issued and payment for which is due within 60 days, less any down payments plus (ii) the aggregate unpaid amount of a Person's Accounts at the end of a calendar month for which invoices have not been issued at the end of such calendar month but for which invoices have been issued within twenty (20) days after the end of such calendar month and for which payment is due within 60 days, less any down payments; provided, however, there shall be excluded from Eligible Accounts (without duplication and only to the extent otherwise included in Eligible Accounts):

                          (i) any amount billed and remaining unpaid more than 120 days from issuance (or any amount remaining unpaid more than 90 days from the due date in the case of instruments, lease agreements and chattel paper),

                          (ii) any amount due from suppliers of materials or inventory to a Person but only to the extent that such Person is indebted to such suppliers with respect to materials or supplies purchased by such Person from such suppliers,

                          (iii) any Account in which the Banks do not have a valid and perfected first priority lien, mortgage or security interest,

                          (iv) any Account arising from sales to or services rendered for any Subsidiary or Affiliate of such Person,

                          (v) any Account arising from sales or leases to or services rendered for any Governmental Authority (unless such Governmental Authority is a Governmental Authority of the United States of America and such Governmental Authority has properly acknowledged the Agent's first priority security interests in such Accounts to the satisfaction of the Agent with appropriate assignments, to the Agent and Banks, and the Agent preapproves the same in their reasonable discretion),

                          (vi) any Account arising from sales on a "sale or return", "sale on approval" (as such terms are defined in the UCC), consignment, or guaranteed sale basis,

                          (vii) any contra account and any Account which is or may be subject to a right of setoff, claim or defense,

                          (viii) any Account of a Person due from a customer whose principal place of business is located outside the United States of America, and any Foreign Account of a Person,

                          (ix) any Account owed by an account debtor to a Person, if more than twenty percent (20%) of the balances then outstanding on accounts owed by such account debtor and any Affiliate of the account debtor to such Person have remained unpaid for more than one hundred twenty (120) days from the dates of their original invoices (or have remained unpaid for more than ninety (90) days from the due date in the case of instruments, lease agreements and chattel paper),

                          (x) the amount of all discounts, allowances, rebates, credits and adjustments claimed and available to such Accounts,

                          (xi) the amount billed for or representing retainage, if any, until all prerequisites to the immediate payment of retainage have been satisfied,

                          (xii) any Account which, when aggregated with all other Accounts of the same account debtor, constitutes more than 10% of such Person's total Eligible Accounts before deductions made pursuant to this clause, and

                          (xiii) any Account reasonably rejected by the Agent as unsuitable (the Agent to advise the Borrower which accounts are rejected with 10 days advance notice).

                 Eligible Foreign Accounts means, at any time, the amount equal to the Dollar equivalent of the aggregate unpaid amount (without duplication) of a Person's (a) Accounts due from a customer whose principal place of business is located outside of the United States of America and Canada and (b) Foreign Accounts, in each instance payable in Convertible Currency; provided that (i) such Accounts are secured by a letter of credit in form, substance and amount, and from a bank, reasonably acceptable to the Agent, (ii) such Accounts are secured by a valid and enforceable export insurance policy issued by the Export-Import Bank of the United States or an insurance company acceptable to the Agent, with appropriate assignments, in each case, to the Agent and the Banks, and the Agent preapprove the same in their reasonable discretion, (iii)
(A) the obligor or its consolidated parent on such Account is Investment Grade, and (B) the payment of said Account is not due from an office of the obligor thereon located in one of the countries listed on Schedule 1.01A, or (iv) (A) the obligor on such Account is pre-approved by the Agent in its reasonable discretion or described on Schedule 1.01(B) and (B) the payment of said Account is not due from an office of the obligor thereon located in one of the countries listed on Schedule 1.01(A); and provided further that, in each instance, such Accounts otherwise meet all of the requirements to be an Eligible Account (other than clauses (iii), (v) and (viii) of the definition of Eligible Accounts); provided further however, for the avoidance of doubt, the term Eligible Foreign Accounts shall include invoiced and noninvoiced Accounts of the nature described in that portion of the definition of Eligible Accounts that precedes clause (i) thereof.

                 Eligible Jurisdictions means at any time with respect to any Collateral (i) the jurisdictions listed on Schedule B attached to the Security Agreement and the Subsidiary Security Agreements or, if any such jurisdiction is designated on Schedule B as a "Non-Central Filing State", the counties or parishes listed on Schedule B and (ii) any other jurisdiction in which Collateral is located so long as Borrower delivers to Agent written notice that Collateral is, or is to be, located in that jurisdiction within sufficient time to permit Agent to continue or perfect its security interest in such Collateral on a continuous basis and Borrower provides to Agent financing statements or other documents, instruments and opinions reasonably required by Agent to grant and perfect a first priority security interest (subject only to Permitted Liens) in such Collateral.

                 Environmental Laws means any and all laws, subsequent enactments, amendments and modifications, including without limitation, federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.

                 EPA means the United States Environmental Protection Agency, and any successor agency.

                 ERISA means the Employment Retirement Income Security Act of 1974, as amended from time to time, and any regulation promulgated thereunder.

                 ERISA Affiliate means any trade or business (whether or not incorporated) under common control with the Company within the meaning of
Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

                 Eurocurrency Liabilities has the meaning assigned to such term in Regulation D of the Federal Reserve Board, as in effect from time to time.

                 Eurodollar Lending Office means, with respect to each Bank, the office of such Bank designated as such on Schedule 11.8 hereto or such other office of such Bank as such Bank may from time to time specify to the Borrower and the Agent.

                 Eurodollar Rate means, for each Interest Period for any Eurodollar Rate Loan, an interest rate per annum (rounded upward, if necessary, to the nearest one-sixteenth of one percent (1/16%)) determined pursuant to the following formula:


         Eurodollar Rate =                         LIBOR
                                  ---------------------------------------
                                  1.00 - Eurodollar Reserve Percentage


         Where,

                          Eurodollar Reserve Percentage means the maximum reserve percentage in effect on the date LIBOR for such Interest Period is determined (whether or not applicable to any Bank) under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period; and

                          LIBOR means the rate of interest per annum determined by the Agent to be the arithmetic mean (rounded upward, if necessary, to the nearest one-hundredth of one percent (1/100%)) of the rates of interest per annum notified to the Agent as the rate of interest at which dollar deposits in an amount approximately equal to the amount of the Loan to be made or continued as, or converted into, a Eurodollar Rate Loan and having a maturity equal to such Interest Period would be offered to major banks in the London Interbank market at their request at or about 11:00 a.m. (London Time) on the second Business Day before the commencement of such Interest Period.

                 Eurodollar Rate Loan means a Loan that bears interest based on the Eurodollar Rate.

                 Event of Default means any event specified in Section 7.1 of this Agreement, provided that any requirement in connection with such event for the giving of notice or lapse of time has been satisfied.

                 Exchange Act means the Securities Exchange Act of 1934, and regulations promulgated thereunder.

                 Federal Funds Rate means, for any period, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, "H.15(519)") for the previous day opposite the caption "Federal Funds (Effective)". If on any relevant day such rate is not yet published in H.15(519), the rate for such previous day will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the "Composite 3:30 p.m. Quotations") for such previous day under the caption "Federal Funds Effective Rate" if on any relevant day the appropriate rate for such previous day is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations, the rate for such previous day will be the arithmetic mean of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of three 93) leading brokers of Federal funds transactions in New York City, selected by the Agent.

                 Fee Letter has the meaning specified in subsection 3.7(a).

                 Foreign Accounts means with respect to any Person all of such Person's Accounts which are generated from the sale or lease of goods or the provision of services from installations of such Person outside of the United States and Canada unless the invoices with respect to such Accounts are payable by the account debtor from a location within the United States.

                 Foreign Subsidiaries means the foreign Subsidiaries of the Borrower listed on Schedule 2.13 hereto and any other Subsidiary of the Borrower that is not a U. S. Subsidiary or a Canadian Subsidiary.

                 Funded Debt means Indebtedness.

                 Funded Debt Ratio means at any date the ratio of (i) Consolidated Funded Debt of the Borrower on such date to (ii) the Consolidated EBITDA of the Borrower for the twelve consecutive calendar months ending on such date.

                 GAAP means generally accepted accounting principles set forth in the Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and in statements by the Financial Accounting Standards Board that are applicable to the circumstances as of the date of determination; and the requisite that such principles be applied on a consistent basis shall mean that the accounting principles observed in a current period are comparable in all material respects to those applied in a preceding period.

                 Governmental Authority means any nation or government, any state, province, county, city or other political subdivision, agency or instrumentality exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                 Guarantors mean collectively each of the Canadian Subsidiaries and each of the U.S. Subsidiaries of the Borrower as of the date of this Agreement, as identified on Schedule 2.13 attached hereto, and each other Subsidiary that executes and delivers a Guaranty.

                 Guaranty means one or more continuing guaranty agreements in favor of the Agent and the Banks, in form and substance acceptable to the Majority Banks, to be executed by the Guarantors, as the same may be renewed, modified, extended, supplemented or amended, at any time or from time to time.

                 Hazardous Materials means any substance or material which is or becomes regulated by, or which may form the basis of liability under, any Environmental Law.

                 Hazardous Materials Contamination means the contamination (whether presently existing or hereafter occurring) of the buildings, facilities or improvements, air, soil, groundwater or surface water of the Property or other property as a result of the presence of Hazardous Materials on the Property at any time.

                 Hedging Agreement means any agreement, whether or not in writing, relating to any transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, forward foreign exchange transaction, cap, collar or floor transaction, currency swap, cross-currency rate swap, swaption, currency option or any other, similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing, and, unless the context otherwise clearly requires, any master agreement relating to or governing any or all of the foregoing.

                 Indebtedness means, for any Person, the sum of the following (without duplication): (a) all obligations of such Person for borrowed money or evidenced by bonds, debentures, notes or other similar instruments; (b) all obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bankers' acceptances, surety or other bonds and similar instruments; (c) all obligations of such Person to pay the deferred purchase price of Property or services, except trade accounts payable (other than for borrowed money) arising in the ordinary course of business of such Person; (d) all obligations under Capital Leases; (e) all Indebtedness and other obligations secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person (provided, however, that if such Indebtedness is not assumed by a Person, the amount of such Indebtedness shall not be deemed to exceed the greater of the book value or fair market value of the collateral subject to such Lien); (f) guaranties, endorsements (other than for collection in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person, or otherwise to assure a creditor against loss; (g) all financial obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of other Persons; and (h) all obligations of such Person under or in connection with Hedging Agreements once such obligations become "debt" according to GAAP.

                 Indemnified Parties means collectively the Agent and each Bank and all of their respective directors, officers, employees, agents, successors, attorneys and assigns.

                 Initial Projections means the projections and analysis of the income statement and balance sheet for the Borrower and its Subsidiaries (giving effect to the Air Drilling Acquisition), on a consolidated and consolidating basis, for the five year period following the Closing Date.

                 Insolvency or Insolvent means, with reference to a Person other than a partnership, (i) the sum of its debts is greater than all of its properties, at a fair valuation, exclusive of any properties transferred, concealed, or removed with intent to hinder, delay, or defraud creditors, or
(ii) is generally not able to pay its debts as they become due; and with reference to a partnership, a Person is insolvent hereunder if (a) its financial condition is such that the sum of its debts is greater than the aggregate of, at a fair valuation, (i) all of such partnership's properties exclusive of properties transferred, concealed or removed with intent to hinder, delay or defraud creditors of the partnership, and (ii) the sum of the excess of the value of each general partner's non-partnership properties, exclusive of properties transferred, concealed or removed with intent to hinder, delay or defraud creditors, over such partner's non-partnership debts, or (b) is generally not able to pay its debts as they become due.

                 Interest Payment Date means, with respect to each Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan, and with respect to Base Rate Loans, the last day of each calendar quarter and each date a Base Rate Loan is converted into a Eurodollar Rate Loan or a Eurodollar Rate Loan is converted to a Base Rate Loan or any Loan is prepaid; provided, however, that if any Interest Period for any Eurodollar Rate Loan exceeds three
(3) months, interest shall also be paid on the date which falls three (3) months after the beginning of such Interest Period.

                 Interest Period means, with respect to any Eurodollar Rate Loan, the period commencing on the Business Day such Loan is disbursed or continued or on the Conversion Date on which such Loan is converted to such Eurodollar Rate Loan and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is one, two, three or six months thereafter, as selected by the Borrower in its Notice of Borrowing or Notice of Conversion/Continuation; provided that:

                          (i) if any Interest Period pertaining to a Eurodollar Rate Loan would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Rate Loan, the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

                          (ii)    any Interest Period pertaining to a
         Eurodollar Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

                          (iii) no Interest Period for any Term Loans shall extend beyond the Term Maturity Date and no Interest Period for any Revolving Credit Loan shall extend beyond the Line of Credit Termination Date; and

                          (iv) no Interest Period applicable to a Term Loan or portion thereof shall extend beyond any date upon which is due any scheduled principal payment in respect of the Term Loans unless the aggregate principal amount of Term Loans represented by Base Rate Loans, or by Eurodollar Rate Loans having Interest Periods that will expire on or before such date, equals or exceeds the amount of such principal payment.

                 Interest Rate Contracts means interest rate swap agreements, interest rate cap agreements, interest rate collar agreements, interest rate insurance, and other agreements or arrangements designed to provide protection against fluctuations in interest rates.

                 Investment Grade, with respect to any Person, means a Person who has (i) long term unsecured non-credit enhanced Indebtedness is rated BBB-or better by Standard & Poor's Rating Group or Baa3 by Moody's Investors Service, Inc., (ii) total annual revenues in excess of $1,000,000,000 and (iii) consolidated net worth of at least $250,000,000.

                 IRS means the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.

                 Issue means, with respect to any Letter of Credit, to issue or to extend the expiry of, or to renew or increase the amount of, such Letter of Credit; and the terms "Issued," "Issuing," and "Issuance" have corresponding meanings.

                 Issuing Bank means, with respect to a Letter of Credit, Wells Fargo, and any successor Issuing Bank.

                 Lending Office means with respect to any Bank, the office or offices of such Bank specified as its "Lending Office" or "Domestic Lending Office" or "Eurodollar Lending Office", as the case may be, opposite its name on Schedule 11.8 or such other office or offices of such Bank as such Bank may from time to time specify to the Borrower and the Agent.

                 Letter of Credit means a letter of credit Issued pursuant to
Section 3.2 hereof and Letters of Credit means the letters of credit so Issued.

                 Letter of Credit Advance means each Bank's participation in any Letter of Credit Borrowing in accordance with its Line of Credit Commitment Percentage.

                 Letter of Credit Agreements means the application and letter of credit agreements now or hereafter executed by the Borrower, such agreements to be on the Issuing Bank's standard form (with such changes thereto as the Borrower and the Issuing Bank may agree from time to time) and completed in form and substance satisfactory to the Issuing Bank.

                 Letter of Credit Borrowing means an extension of credit resulting from a drawing under any Letter of Credit which shall not have been reimbursed on the date when made nor converted into a Borrowing of Revolving Credit Loans under Section 3.19 hereof.

                 Letter of Credit Sub-Limit means the aggregate sum of Five Million Dollars ($5,000,000).

                 Lien shall mean any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and including but not limited to the security interest or lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term "Lien" shall include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting the property. For the purposes of this Agreement, a Person shall be deemed to be the owner of any property which it or he has acquired or holds subject to a conditional sale agreement, financing lease or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes.

                 Line of Credit means the line of credit provided for in
Section 3.2 hereof.

                 Line of Credit Commitment Percentage means, for each Bank, such Bank's Commitment Percentage of the Line of Credit Commitments as set forth opposite such Bank's name in Schedule I under the heading "Line of Credit Commitment Percentage," as the same may be reduced or adjusted as a result of one or more assignments pursuant to Article 9.

                 Line of Credit Commitments means the commitments of the Banks to make Loans pursuant to Section 3.2 and Issue or participate in the Issuance of Letters of Credit pursuant to Section 3.2 in the maximum aggregate amount of the lesser of (a) Fifteen Million Dollars ($15,000,000) or (b) the Loan Formula, and Line of Credit Commitment means, for each Bank, such Bank's commitment to make Loans or participate in Credit Exposure in an aggregate amount equal to its Commitment Percentage of the Line of Credit Commitments.

                 Line of Credit Termination Date means the earlier to occur of
(i) June 30, 2002, or (ii) the date on which the Line of Credit Commitment is terminated pursuant to the terms hereof.

                 Loan means an extension of credit by a Bank to the Borrower in the form of a Term Loan, a Revolving Credit Loan, or Letter of Credit Advance and Loans means the Term Loans, the Revolving Credit Loans and the Letter of Credit Advances.

                 Loan Documents means this Agreement, the Notes, the Letter of Credit Agreements, the Security Instruments, the Interest Rate Contracts, and any and all other documents and instruments executed in connection therewith or contemplated thereby.

                 Loan Formula means at any time the amount equal to the sum of (without duplication) (i) an amount equal to 80% of the Eligible Accounts of the Borrower, its U.S.

Subsidiaries and its Canadian Subsidiaries, plus (ii) an amount equal to 80% of the Eligible Foreign Accounts of the Borrower and the Foreign Subsidiaries, in each case as of the last day of the preceding month; provided that at no time shall the amount determined by reference to Eligible Foreign Accounts be greater than 60% of the Loan Formula

                 Loan Formula Certificate means a loan formula certificate in substantially the form attached hereto as Exhibit B, setting forth the computation of the Loan Formula as of the close of business on the last day of the month immediately preceding the day that such loan formula certificate is delivered on behalf of the Borrower to the Agent pursuant to Section 5.1 hereof.

                 Majority Banks means at any time Banks holding at least sixty-six and two-thirds percent (66 2/3%) of the then aggregate unpaid principal amount of the Loans, or of, if no such principal amount is then outstanding, Banks having at least sixty-six and two-thirds percent (66 2/3%) of the Commitments.

                 Mandatory Prepayments means such payments from the Borrower to the Banks as may be necessary to reduce the aggregate principal amount of indebtedness and liabilities of the Borrower under the Revolving Credit Notes (including total Credit Exposure) to an amount permitted by the Loan Formula and this Agreement.

                 Material Adverse Effect means a material adverse effect on (a) the business, assets, operations, or financial or other condition of the Borrower and its Subsidiaries taken as a whole or (b) the Borrower's ability to perform under any Loan Document to which it is a party or to pay the Obligations in accordance with the terms of this Agreement and the other Loan Documents or the Agent's and the Bank's rights to enforce or collect the Obligations.

                 Material Asset Sale means (i) each individual Asset Sale by the Borrower or any of its Subsidiaries the gross sales price of which exceeds the sum of $50,000 and (ii) all Asset Sales by the Borrower or any of its Subsidiaries in any fiscal year the aggregate gross sales price of which exceeds $250,000.

                 Material Foreign Subsidiaries means, at any time, any Canadian Subsidiary, any Subsidiary organized under the laws of Venezuela or Scotland and any other Foreign Subsidiary that, together with its Subsidiaries, (a) accounted for more than 5% of the revenue of the Borrower and its Subsidiaries determined on a consolidated basis for the then most recently completed fiscal year of the Borrower, or (b) was the owner of more than 5% of the assets of the Borrower and its Subsidiaries determined on a consolidated basis at the end of such fiscal year of the Borrower, all as shown in the case of (a) and (b) on the consolidated financial statements of the Borrower and its Subsidiaries for such fiscal year of the Borrower.

                 Maximum Rate means the maximum lawful rate of interest permitted by applicable usury laws, now or hereafter enacted, which interest rate shall change when and as such laws change, to the extent permitted by such laws, effective on the day such change in such laws becomes effective; provided, however, that the term "Maximum Rate" shall mean a rate of interest equal to five percentage points above the Prime Rate, as it varies, if there is no Maximum Rate under applicable usury laws.

                 Multiemployer Plan means a "multiemployer plan" (within the meaning of Section 4001(a)(3) of ERISA) to which the Borrower or any ERISA Affiliate makes, is making, or is obligated to make contributions or has made, or, during the preceding three calendar years, been obligated to make, contributions.

                 Net Cash Proceeds means, with respect to any transaction or event, an amount equal to the cash proceeds received by the Borrower or any of its Subsidiaries from or in respect of such transaction or event (including any cash proceeds received as income or other proceeds of any noncash proceeds of any Asset Sale), less (x) any expenses reasonably incurred by such Person in respect of such transaction or event and (y) if such transaction or event is an Asset Sale, (i) the amount of any Indebtedness secured by a Lien on any asset disposed of in such Asset Sale and discharged from the proceeds thereof and
(ii) any taxes actually paid or to be payable by such Person (as estimated by a senior financial or accounting officer of the Borrower, giving effect to the overall tax position of the Borrower) in respect of such Asset Sale.

                 Non-Redeemable Stock means capital stock issued by the Borrower, provided that neither the Borrower nor any of its Subsidiaries has any obligation to redeem or purchase such stock or to exchange such stock for, or convert such stock to, any other security (other than Non-Redeemable Common Stock), whether such obligation arises pursuant to the terms of such stock or of any agreement relating thereto or otherwise and whether or not such obligation exists in all circumstances or only upon the occurrence of a particular event or condition or upon the passage of time or otherwise. "Non-Redeemable Common Stock" means Non-Redeemable Stock that is common stock issued by the Borrower.

                 Note means a Term Note or a Revolving Credit Note, and Notes means the Term Notes and the Revolving Credit Notes, or all of them, as any or all of the same may be renewed, rearranged, modified, increased or extended at any time or from time to time.

                 Notice of Borrowing means a notice given by the Borrower to the Bank pursuant to Section 3.3 of this Agreement, in substantially the form of Exhibit C to this Agreement.

                 Notice of Conversion/Continuation means a notice given by the Borrower to the Bank pursuant to Section 3.4 of this Agreement, in substantially the form of Exhibit D to this Agreement.

                 Obligations means all Loans, Credit Exposure, and other Indebtedness, advances, debts, liabilities, obligations, covenants and duties owing by the Borrower or any of its Subsidiaries, or any of them, to any Bank, the Agent, or any of the Indemnified Parties under this Agreement or any other Loan Documents, of any kind or nature, present or future, whether or not evidenced by any note, draft, acceptance, open account, letter of credit, surety agreement, guaranty or other instrument, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, whether joint or several, due or to become due, now existing or hereafter arising and however acquired. The term "Obligations" includes, without limitation, all interest, charges, reasonable expenses, reasonable fees, reasonable attorneys' fees and disbursements and any other sum chargeable to the Borrower or any of its Subsidiaries under this Agreement or any other Loan Document.

                 Other Taxes has the meaning specified in Section 3.13(b) hereof.

                 Participant  has the meaning specified in Section 9.1(d).

                 PBGC means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

                 Pension Plan means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which the Company sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five (5) plan years.

                 Permitted Liens means (i) liens created by the Security Instruments or this Agreement, (ii) liens for taxes, assessments and other governmental charges not yet payable, or the validity of which are being contested in good faith by appropriate proceedings and as to which adequate reserves have been set aside in accordance with GAAP on the books of the Borrower or its Subsidiaries, as applicable, (iii) deposits or pledges of cash or Cash Equivalents to secure the payment of workmen's compensation, unemployment insurance or other social security benefits or obligations, public or statutory obligations, surety or appeal bonds or other obligations of a like general nature incurred in the ordinary course of business, provided all such Liens in the aggregate could not reasonably be expected to have a Material Adverse Effect, (iv) landlords', mechanics', materialmen's, warehousemen's, carriers', vendors' or other like liens arising by operation of law in the ordinary course of business securing obligations which are not overdue for a period longer than 90 days, or which are being contested in good faith by appropriate proceedings and against which the Borrower or its Subsidiaries, as applicable, has provided adequate reserves in accordance with GAAP, (v) reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other minor title exceptions with respect to property which do not materially impair the use of such property in the operation of the business of the Borrower or its Subsidiaries, as applicable, or the value of such property, (vi) inchoate statutory liens, liens arising under ERISA to secure current service pension liabilities as they are incurred under the provisions of Plans from time to time in effect, (vii) purchase money Liens or purchase money security interests on any fixed asset acquired or held by the Borrower in the ordinary course of business, securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such fixed asset; provided that any such Lien attaches to such fixed asset concurrently with or within thirty (30) days after the acquisition thereof and provided that at the time any such purchase money Lien or purchase money security interest attaches, the aggregate principal amount of all Indebtedness outstanding at any one time that is secured by such purchase money Lien or purchase money security interest shall not exceed $2,000,000, (viii) adverse claims and disputes that (A) arise with respect to the Borrower's or any of its Subsidiaries' Accounts, (B) arise in the ordinary course of each Person's business, (C) were not incurred in connection with the borrowing of money or obtaining of advances or credit, (D) do not in the aggregate (I) materially detract from the value of each Person's Accounts or (II) materially impair, or interfere with, the operation of each Person's business, and (E) would not otherwise cause or result in a Default or Event of Default, and (ix) liens permitted in the Security Instruments or otherwise by the Majority Banks in writing.

                 Person means any corporation, limited liability company, partnership, trust, estate, individual, unincorporated business entity or governmental department, administrative agency or instrumentality.

                 Plan means an employee benefit plan (as defined in Section 3(3) of ERISA) which the Borrower or any of its Subsidiaries sponsors or maintains or to which the Borrower or any of its Subsidiaries makes, is making or is obligated to make contributions and includes any Pension Plan.

                 Post Closing Condition Letter means that certain post closing condition letter agreement dated as of June 20, 1997, between the Borrower and the Agent, as the same may be amended, supplemented, modified or restated from time to time at any time.

                 Prime Rate means the variable per annum rate of interest most recently announced by the Agent as its "prime rate," with the understanding that the Agent's "prime rate" may be one of several base rates and serves as a basis upon which effective rates of interest from time to time are calculated for loans making reference thereto and may not be the lowest of the Agent's base rates.

                 Prior Revolving Credit Note means that certain promissory note dated December 13, 1996, executed by the Borrower and payable to the order of Wells Fargo in the original principal amount of $3,000,000 which note was given in renewal, rearrangement, and modification of but not in novation or discharge of that certain promissory note dated January 15, 1993, executed by DPSC and payable to the order of Wells Fargo in the original principal amount of $4,875,370.04, which note was assumed by Borrower under the Assumption Agreement and which note was given in renewal, rearrangement, increase and modification of, but not in novation or discharge of, that certain revolving credit note dated November 8, 1991, executed by the Borrower and payable to the order of the Bank in the original principal amount of $5,000,000.

                 Prior Term Note means that certain promissory note dated December 1, 1993, executed by the Borrower and payable to the order of Wells Fargo in the original principal amount of $10,000,000.

                 Property means any right or interest of a Person in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

                 Regulation U means Regulation U of the Board of Governors of the Federal Reserve System, 12 C.F.R., Part 221.

                 Regulation X means Regulation X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Part 224.

                 Reimbursement Obligation has the meaning specified in Section 3.19(c) hereof.

                 Reportable Event means, any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

                 Requirement of Law means as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

                 Responsible Officer means, with respect to (i) any corporation, the Chairman of the Board of Directors, the President, the chief executive officer, the chief operating officer or the chief financial officer (or with respect to financial reporting and compliance with financial covenants, the chief financial officer or treasurer), and (ii) any partnership, the aforementioned officers of (x) such partnership's corporate managing partner or (y) in the event the managing partner is a partnership, such partnership managing partner's corporate managing partner.

                 Revenue Producing Assets means, for any Person, such Person's inventory of (i) down-hole drilling tools and fishing tools that are used in a drilling, fishing or workover application ("revenue producing tools"), (ii) components, subassemblies, and expendable (replacement) parts of or for revenue producing tools, (iii) revenue producing tools and expendable (replacement) parts therefor in production, and (iv) raw materials used to build the assets described in the foregoing clauses (i), (ii) and (iii) used by a Person or held by such Person for lease or rent to such Person's customers.

                 Revolving Credit Loan means any loan by a Bank to the Borrower pursuant to Section 3.2 of this Agreement and may be a Base Rate Loan or Eurodollar Rate Loan, and Revolving Credit Loans means all loans by the Banks to the Borrower pursuant to Section 3.2 of this Agreement.

                 Revolving Credit Note means a promissory note of the Borrower payable to the order of a Bank, in substantially the form attached hereto as Exhibit A, evidencing the aggregate indebtedness of the Borrower to such Bank resulting from the Revolving Credit Loans made by such Bank, as the same may be replaced, renewed, extended, modified, supplemented or rearranged from time to time or at any time.

                 Security Agreement-Pledges means (i) that certain Security Agreement-Pledge dated as of even date herewith, between the Borrower, as debtor, in favor of the Agent for the benefit of and as representative of the Banks, as secured party, and (ii) any one or more other security agreements in form and substance acceptable to the Majority Banks to be executed on behalf of the Borrower and its Subsidiaries, in each instance, as the same may be renewed, modified, extended, supplemented, rearranged, amended or restated, at any time from time to time.

                 Security Agreements means (i) that certain Third Amended and Restated Security Agreement dated as of even date herewith, between the Borrower, as debtor, in favor of the Agent for the benefit and as representative of the Banks, as secured party, amending and restating that certain Second Amended and Restated Security Agreement dated as of December 1, 1993, between DPSC, as debtor, and Wells Fargo, as secured party, and (ii) any one or more other security agreements in form and substance acceptable to the Majority Banks, to be executed on behalf of the Borrower, in each instance, as the same may be renewed, modified, extended, supplemented, rearranged, amended, or restated, at any time or from time to time.

                 Security Instruments means the Security Agreements, the Security Agreement-Pledges, the Subsidiary Security Agreements, the Subsidiary Security Agreement-Pledges, and Guaranties, together with all financing statements and other documents necessary for recordation of the same or perfection of the liens, mortgages and security interests granted thereby.

                 Selling Shareholders has the meaning specified in the definition of "ADI Acquisition Agreement" in Section 1.1 hereof.

                 Subordinated Indebtedness means the Indebtedness of a Person, calculated in accordance with GAAP consistently applied, heretofore or hereafter incurred, that, by the express terms of the instrument evidencing or creating such Indebtedness or by the terms of a subordination agreement in form and substance satisfactory to the Majority Banks, is validly and effectively made subordinate and subject in right to payment, to whatever extent the Majority Banks may require, to the prior payment of the Obligations to the Banks.

                 Subsidiary means, with respect to any Person, any corporation, association, partnership, joint venture, limited liability company, or other business entity, of which more than 50% of the voting stock or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof. Unless the context otherwise clearly requires, references herein to a "Subsidiary" refer to a Subsidiary of the Borrower.

                 Subsidiary Security Agreement-Pledges means one or more security agreements-pledges securing the Obligations, now or hereafter executed by each U.S. Subsidiary and Material Foreign Subsidiary, in each case, that has a U.S. Subsidiary or a Material Foreign Subsidiary, in form and substance acceptable to the Agent and the Majority Banks, as the same may be renewed, modified, extended, supplemented, rearranged, amended or restated, at any time from time to time.

                 Subsidiary Security Agreements means one or more security agreements securing the Obligations, now or hereafter executed by each U.S. Subsidiary and Material Foreign Subsidiary, in form and substance acceptable to the Agent and the Majority Banks, as the same may be renewed, modified, extended, supplemented, rearranged, amended or restated, at any time from time to time.

                 Tangible Net Worth of a Person means, at any time, the total assets of such Person less the total liabilities of such Person as set forth on its balance sheet at such date, prepared in accordance with GAAP consistently applied, plus Subordinated Indebtedness of such Person, except that the sum of the following shall be excluded therefrom: (i) goodwill, including any amounts (however designated on such balance sheet) representing the cost of acquisition of Subsidiaries in excess of underlying tangible assets, unless an appraisal of such assets made by a reputable firm of appraisers acceptable to the Majority

Banks at the time of acquisition indicates sufficient value to cover such excess, (ii) patents, trademarks, copyrights, intangibles and other similar assets, (iii) any obligations due from holders of equity interests in such Person, and (iv) any treasury stock that is classified as an asset.

                 Taxes has the meaning specified in Section 3.13(a) hereof.

                 Term Loan means any extension of credit by a Bank to the Borrower pursuant to Section 3.1 of this Agreement and may be a Base Rate Loan or a Eurodollar Rate Loan, and Term Loans means all extensions of credit by the Banks to the Borrower pursuant to Section 3.1 of this Agreement.

                 Term Loan Commitment Percentage means, for each Bank, such Bank's Commitment Percentage of the Term Loan Commitments as set forth opposite such Bank's name in Schedule I under the heading "Term Loan Commitment Percentage," as the same may be reduced or adjusted as a result of one or more assignments pursuant to Article 9.

                 Term Loan Commitments means the commitments of the Banks to make Loans pursuant to Section 3.1 in the maximum aggregate amount of Forty-one Million Five Hundred Thousand Dollars ($41,500,000) and Term Loan Commitment means, for each Bank, such Bank's commitment to make Loans in an aggregate amount equal to its Commitment Percentage of the Term Loan Commitments.

                 Term Maturity Date means the earlier to occur of (a) June 30, 2002 or (b) the date on which the Term Notes shall be accelerated in accordance with the provisions of this Agreement.

                 Term Note means a promissory note of the Borrower, payable to the order of a Bank, in substantially the form attached hereto as Exhibit F, evidencing the aggregate indebtedness of the Borrower to such Bank resulting from the Term Loan made by such Bank, as the same may be replaced, renewed, extended, modified, supplemented, or rearranged from time to time or at any time.

                 Type means either a Base Rate Loan or a Eurodollar Rate Loan.

                 UCC means the Texas Business and Commerce Code as presently enacted or hereafter amended.

                 Unfunded Pension Liability means the excess of a Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

                 United States and U.S. each means the United States of America.

                 U.S. Subsidiary means a Subsidiary incorporated under the laws of the United States of America or any state thereof.

                 Wells Fargo means Wells Fargo Bank (Texas), National
Association.

                 Wholly-Owned Subsidiary means any corporation in which (other than directors' qualifying shares required by law) 100% of the capital stock of each class having ordinary voting power, and 100% of the capital stock of every other class, in each case, at the time as of which any determination is being made, is owned, beneficially and of record, by the Company, or by one or more of the other Wholly-Owned Subsidiaries, or both.


ARTICLE 2. REPRESENTATIONS AND WARRANTIES. The Borrower represents, warrants and agrees as follows:

         Section 2.1 Corporate Authority. Each of the Borrower and its Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of the state or jurisdiction, as the case may be, of its incorporation and is duly licensed, qualified to do business and in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such licensing and qualification and in which failure to be so licensed or qualified would have a Material Adverse Effect, and has all powers and all permits, consents and authorizations necessary to own and operate its properties and to carry on its business as presently conducted. The execution, delivery and performance of this Agreement by the Borrower, the borrowings and Issuances of Letters of Credit hereunder and the execution and delivery of the Notes and the other Loan Documents by the Borrower and its Subsidiaries, as applicable, (i) have been duly authorized by proper corporate proceedings, and (ii) will not contravene, or constitute a default under, any provision of applicable law or regulation or of the Certificate or Articles of Incorporation or Bylaws of the Borrower and its Subsidiaries, or of any mortgage, indenture, contract, agreement or other instrument, or any judgment, order or decree, binding upon the Borrower or any of its Subsidiaries. No consent of the Borrower's, or any of its Subsidiaries' shareholders or any holder of any Indebtedness of the Borrower or any of its Subsidiaries is required as a condition to the validity of this Agreement or any other Loan Document. This Agreement, the Notes, and the other Loan Documents, when duly executed and delivered in accordance with this Agreement, will constitute legal, valid and binding obligations of the Borrower and its Subsidiaries in accordance with their respective terms.

         Section 2.2 Financial Statements; Projections. (a) The audited annual financial statements of the Borrower and its Subsidiaries at April 30, 1996 and the interim financial statements of the Borrower and its Subsidiaries for the 9 months ended January 31, 1997, and the related statements of income and retained earnings and cash flow for the periods then ended, copies of which have been delivered to the Banks, fairly present the financial position of the Borrower and its Subsidiaries at April 30, 1996 and January 31, 1997, and the results of its operations and the changes in its financial position for the periods then ended in conformity with GAAP applied on a basis consistent with the preceding period; provided, however, that the interim financial statements of the Borrower shall not be required to include statements of retained earnings and cash flow, and shall not be required to contain footnote disclosures in accordance with GAAP. Such financial statements are true and correct in all material respects and have been prepared in accordance with GAAP consistently followed throughout the periods involved. No event or condition having a Material Adverse Effect has occurred since April 30, 1996.

                 (b) The Initial Projections have been prepared in good faith based upon assumptions that Borrower's management believed or believes to be reasonable at the time such Initial Projections were or are prepared.

         Section 2.3 Governmental Approvals. No approvals of any Governmental Authority having jurisdiction over the Borrower or any of its Subsidiaries are necessary to permit the Borrower or any of its Subsidiaries to enter into this Agreement, the Note and the other Loan Documents, to borrow hereunder, to grant security and guaranty payment and performance of obligations as provided herein and therein.

         Section 2.4 Litigation. Except as set forth on Schedule 2.4 hereto, there is no action, suit, proceeding, claim or dispute pending or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries before any court or Governmental Authority or otherwise contemplated at law, in equity or in arbitration, which, if such action, suit or proceeding were adversely determined, (i) would subject the Borrower or any of its Subsidiaries to any liability not fully covered by insurance (subject to normal deductibles), or (ii) would have a Material Adverse Effect.

         Section 2.5 No Event of Default. No Default or Event of Default has occurred and is continuing or would result from the incurring of obligations by the Borrower or its Subsidiaries under this Agreement or any Loan Document.

         Section 2.6 Use of Proceeds. The proceeds of the Term Loans will be used by the Borrower (i) to refinance the outstanding principal balance of the Prior Term Note on the Closing Date, and (ii) to finance the Air Drilling Acquisition. The proceeds of the Revolving Credit Loans will be used by the Borrower to finance a portion of the Air Drilling Acquisition, for working capital and general corporate purposes and Acquisitions permitted by Section
6.4. All loans evidenced by the Notes are and shall be "business loans," as such term is used in the Depository Institutions Deregulation and Monetary Control Act of 1980, as amended, and such loans are for business or commercial purposes and not primarily for personal, family, household or agricultural use, as such terms are used or defined in Texas Revised Civil Statutes, Article 5069-1.04, Texas Credit Code, Regulation Z promulgated by the Board of Governors of the Federal Reserve System, and Titles I and V of the Consumer Credit Protection Act.

         Section 2.7 Properties. Each of the Borrower and its Subsidiaries has and will continue to have in all material respects good and indefeasible title to all of its assets and properties, free and clear of all liens, mortgages, security interests and other encumbrances, except for Permitted Liens.

         Section 2.8 Status. Neither the Borrower nor any of its Subsidiaries is (i) subject to regulation as a "public utility" or "public service corporation" or the equivalent under any applicable federal or state law, (ii) an "investment company" or a company "controlled" by an "investment company" or an "investment advisor" within the meaning of the Investment Company Act of 1940, as amended, or (iii) a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company" within the meaning of the Public Utilities Holding Company Act of 1935, as amended.

         Section 2.9 Tax Returns. Each of the Borrower and its Subsidiaries has filed all United States tax returns and all city, state and foreign tax returns required to be filed by it, or obtained extensions of time for filing such returns (without penalty), and has paid, or made provisions for the payment of, all taxes which have become due pursuant to any such return or pursuant to any assessment received by the Borrower or any of its Subsidiaries, as applicable, except such taxes and assessments, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP, and to the best of the Borrower's knowledge, such returns properly reflect in all material respects any United States income tax, foreign tax, state tax and city tax of the Borrower or any of its Subsidiaries, as applicable, for the periods covered thereby.

         Section 2.10 Liens and Security Interests. The security interests, mortgages and liens attaching to the Collateral will constitute at all times valid, perfected and enforceable first priority security interests, mortgages and liens in favor of the Agent and the Banks, subject to no prior or superior lien, mortgage, security interest or other encumbrance, except Permitted Liens. Except as otherwise provided in Section 3.11, before any funding under the Notes, the Borrower has taken and has caused its Subsidiaries to take, or will have participated with the Agent and the Banks in taking, all necessary action (including making all necessary filings) to provide the Banks with first priority perfected security interests, mortgages and liens in the Collateral under the laws of all applicable jurisdictions. Notwithstanding anything contained herein but subject to Section 3.11, (a) with respect to equipment in which a security interest would be perfected by taking possession of, or noting a lien on, a certificate of title or similar document, the Borrower shall not be required to take action to perfect security interests in such equipment, (b) with respect to equipment which is leased to lessees located in jurisdictions where no UCC-1 financing statement (or other filing required by such jurisdiction to perfect a security interest in such equipment) in favor of the Agent for the benefit of the Banks has been filed, the Borrower shall be required to perfect a security interest in such jurisdiction only if requested to do so by the Agent in writing, (c) to the extent equipment or inventory is located outside the United States, Canada, Venezuela, Scotland, or any other jurisdiction in which a Material Foreign Subsidiary has a substantial amount of Collateral in the ordinary course of the Borrower's or any of its Subsidiaries' business, the Borrower shall not be required to perfect the security interest of the Banks in such Collateral, and (d) the Borrower shall not be required to perfect the security interest of the Banks in Foreign Accounts except to the extent that such security interest can be perfected by filing in the United States, Canada, Venezuela, Scotland or any other jurisdiction in which a Material Foreign Subsidiary has a substantial amount of Collateral or such Foreign Account is owned by a Material Foreign Subsidiary.

         Section 2.11 Availability of Records. The Borrower will, and will cause each of its Subsidiaries to, permit any representative, accountant, officer, employee, or attorney of the Agent or any Bank to (i) visit and inspect any of their properties, (ii) examine their books and financial records, (iii) verify the due investment and application of the proceeds of the Loans in accordance with Section 2.6 hereof, and (iv) discuss their affairs, finances and accounts with their officers and independent certified public accountants, all at such reasonable times and during reasonable business hours, and as often as the Agent of any such Bank may deem necessary.

         Section 2.12 Regulations U and X. No part of the proceeds received by the Borrower hereunder will be used, directly or indirectly, for the purpose of purchasing or carrying, or for payment in full or in part of Indebtedness which was incurred for the purpose of purchasing or carrying, any "margin stock," as such term is defined in Regulation U. No part of the proceeds received by the Borrower from the Loans made hereunder will be used for any purpose which violates Regulation X.

         Section 2.13 Subsidiaries. Except as set forth on Schedule 2.13 hereto, neither the Borrower nor any of its Subsidiaries has any Subsidiaries or investments in any Person (other than Cash Equivalents). Schedule 2.13 sets forth the ownership of each Subsidiary, the number of shares of capital stock owned by such Person, the certificate numbers representing such shares, the percentage owned by such Person and the jurisdiction of formation for each Subsidiary.

         Section 2.14  ERISA.

                 (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS and to the best knowledge of the Borrower, nothing has occurred which would cause the loss of such qualification. The Borrower and each ERISA Affiliate has made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

                 (b) There are no pending or, to the best knowledge of Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

                 (c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability;
(iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

         Section 2.15 Solvency. Neither (a) the Borrower, or (b) the Borrower and its Subsidiaries taken as a whole is Insolvent and, after giving effect to the transactions contemplated hereby and by the other Loan Documents, neither
(a) the Borrower or (b) the Borrower and its Subsidiaries taken as a whole will become Insolvent as a result thereof. Each of (a) the Borrower and (b) the Borrower and its Subsidiaries taken as a whole is and will be able to pay its debts as they become due, and has and will have capital sufficient to carry on its business and all businesses in which it is about to engage; owns and will own property having a value, both at fair valuation and at present fair salable value, greater than the amount required to pay its debts and obligations; and, after giving effect to the transactions contemplated hereby and by the other Loan Documents, neither (a) the Borrower nor (b) the Borrower and its Subsidiaries taken as a whole will have incurred, intended to incur, or believe that it has incurred, debts beyond its ability to pay as such debts become due.

         Section 2.16  Environmental Condition of the Property.

                 (a) The location, construction, occupancy, operation, condition and use of the Property do not violate any applicable law, statute, ordinance, rule, regulation, order or determination of any Governmental Authority, or any restrictive covenant or deed restriction (recorded or otherwise) affecting the Property, including without limitation all applicable zoning ordinances and building codes, flood disaster, occupational health and safety laws and Environmental Laws where such violation could reasonably be expected to have a Material Adverse Effect.

                 (b) Without limitation of (a) above, neither the Property nor the Borrower or any of its Subsidiaries is in violation of or subject to any existing, pending or threatened administrative enforcement proceeding, notice of violation, administrative or consent order or agreement, litigation or settlement by any Governmental Authority or subject to any investigatory or remedial obligations under any Environmental Laws with respect to the presence or suspected presence of Hazardous Materials Contamination where such violation, proceeding, notice, order, agreement, litigation, settlement or obligation would have a Material Adverse Effect.

                 (c) Neither the Borrower nor any of its Subsidiaries is subject to any liability or obligation, where such liability or obligation could reasonable be expected to have Material Adverse Effect, relating to (i) the environmental conditions on, under or about the Property which violate Environmental Laws, including without limitation, the air, soil, surface and ground water conditions at the Property; or (ii) the use, management, handling, transport, treatment, generation, storage, disposal, release or discharge of any Hazardous Materials which violate Environmental Laws.

                 (d) The Borrower and its Subsidiaries have obtained or are pursuing all permits, licenses or similar authorizations required under any Environmental Law to construct, occupy, operate or use, or relating to the existence of buildings, improvements, facilities, fixtures and equipment forming a part of the Property.

                 (e) The Borrower and each of its Subsidiaries is not aware that any Hazardous Materials are now located on the Property or have escaped or been released into the environment, or deposited, spilled, leaked, discharged, or disposed of at, on, from, under or near the Property or any portion thereof when the maintenance of such Hazardous Materials on the Property or such escape, release, deposit, spill, leak, discharge or disposal could reasonably be expected to have a Material Adverse Effect. In addition,
(a) no portion of the Property is being used nor, to the knowledge of the Borrower, or its Subsidiaries has been used by any Person at any previous time for the generation, disposal, storage, treatment, processing or other handling of Hazardous Materials in violation of Environmental Laws, and (b) no part of the Property is affected by any

Hazardous Materials Contamination, in either case where such use or if such effect could reasonably be expected to have a Material Adverse Effect.

                 (f) To the best of Borrower's and its Subsidiaries' knowledge, no property adjoining or within a one-half mile radius of any Property is being used, or has been used at any previous time, for the generation, treatment, storage, processing, disposal or other handling of Hazardous Materials in violation of Environmental Laws, where such use could reasonably be expected to have a Material Adverse Effect.

                 (g) The Property is not currently on, and to Borrower's and the Subsidiaries' knowledge, has never been on, any federal or state "superfund" or "superlien" list or registry.

         Section 2.17 Compliance. Each of the Borrower and its Subsidiaries is in compliance in all respects with all applicable governmental approvals and laws, ordinances and regulations, including without limitation, the Americans with Disabilities Act, Environmental Laws and zoning, land use, and building laws, ordinances and regulations, except to the extent that such non-compliance would not have a Material Adverse Effect.

         Section 2.18 Disclosure. All factual information heretofore or contemporaneously furnished by or on behalf of the Borrower or any of its Subsidiaries to the Agent and the Banks for purposes of or in connection with this Agreement, the Notes, and the other Loan Documents, or any transaction contemplated therein is, and all other such information hereafter furnished by or on behalf of the Borrower or any of its Subsidiaries to the Agent and the Banks will be, true and accurate on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information not misleading at such time.

         Section 2.19 No Burdensome Restrictions. Neither the Borrower nor any of its Subsidiaries is a party to or bound by any Contractual Obligation or subject to any charter or corporate restriction or any Requirement of Law which could cause a Material Adverse Effect.

         Section 2.20 Broker's; Transaction Fees. Neither the Borrower nor any of its Subsidiaries has any obligation to any Person in respect of any finder's, broker's or investment banker's fee in connection herewith.

ARTICLE 3.       THE CREDIT FACILITY.

         Section 3.1  Term Loan.

                 (a) Subject to and upon the terms, conditions, covenants and agreements contained herein, each Bank severally agrees to make a Term Loan to the Borrower on the Closing Date in an amount not to exceed such Bank's Term Commitment. The Term Loan made by each Bank shall be evidenced by a Term Note payable to the order of such Bank in an amount equal to the Term Commitment of such Bank.

                 (b) The principal of and interest to accrue on the Term Notes shall be due and payable as follows:

                          (i) The principal of each Term Note is due and payable in quarterly installments, all of such installments, except for the last, being in the amount specified for such installment on
         Schedule 3.1 hereto, and the last and final installment being in the amount of the then remaining unpaid principal balance thereof, the first such installment of principal being due and payable on September 30, 1997, and each subsequent installment of principal being due and payable on the last day of each succeeding third calendar month thereafter until the Term Maturity Date, when the then remaining unpaid balance of principal of each Term Note shall become due and payable in full.

                          (ii) Interest on such principal shall be due and payable in installments as it accrues on each Interest Payment Date.

                 (c) All renewals, extensions, modifications, increases, and rearrangements of the Term Notes, if any, shall be deemed to be made pursuant to this Agreement and, accordingly, shall be subject to the terms and provisions hereof, and the Borrower shall be deemed to have ratified, as of such renewal, extension, modification, increase, or arrangement date, all of the representations, warranties, covenants and agreements set forth herein.

         Section 3.2  Revolving Line of Credit.

                 (a) Subject to, and upon the terms, conditions, covenants and agreements contained herein, each Bank severally agrees to make Revolving Credit Loans to the Borrower at any time, and from time to time, prior to the Line of Credit Termination Date in such amounts as the Borrower may request up to, but not exceeding, such Bank's Line of Credit Commitment less, however, in each instance, (A) such Bank's Line of Credit Commitment Percentage of then existing Credit Exposure and (B) the principal amount outstanding under such Bank's Revolving Credit Note; provided, however, that after giving effect to any Borrowing of Revolving Credit Loans, the aggregate principal amount of all Revolving Credit Loans then outstanding shall not exceed the total Line of Credit Commitments less the total existing Credit Exposure.

                 (b) Subject to, and upon the terms, conditions, covenants and agreements contained herein and in the Letter of Credit Agreements delivered in accordance with Section 3.19 hereof, prior to the Line of Credit Termination Date, the Issuing Bank agrees to issue nontransferable standby letters of credit, in form and substance satisfactory to the Issuing Bank, for the account of the Borrower; provided, however, that the aggregate undrawn face amount of all Letters of Credit at any time outstanding shall not exceed the lesser of (i) the total Line of Credit Commitments less (Y) the aggregate amount of drafts paid under Letters of Credit for which the Borrower has not reimbursed the Issuing Bank and (Z) the principal amount then outstanding under all Revolving Credit Notes, and (ii) the Letter of Credit Sub-Limit. At no time shall the sum of all Credit Exposure plus the aggregate amount of outstanding Revolving Credit Loans exceed the total Line of Credit Commitments.

                 (c) The Revolving Credit Loans made by each Bank shall be evidenced by a Revolving Credit Note payable to the order of such Bank in an amount equal to the

Line of Credit Commitment of such Bank. Each Bank shall either note in its books and records or endorse on the schedules annexed to its Revolving Credit Note, the date, amount and maturity of each Revolving Credit Loan made by it and the amount of each payment of principal made by the Borrower with respect thereto. Each Bank is irrevocably authorized by the Borrower to endorse its Revolving Credit Note and each Bank's record shall be conclusive absent manifest or material error; provided, however, that the failure of a Bank to make, or an error in making, a notation thereon with respect to any Revolving Credit Loan shall not limit or otherwise affect the obligations of the Borrower hereunder or under any such Revolving Credit Note to such Bank. In the event of an actual conflict between the terms and conditions of this Agreement and the terms and conditions of any Letter of Credit Agreements, the terms and conditions of this Agreement shall prevail.

                 (d) Letters of Credit shall be issued only for purposes approved by the Issuing Bank in its sole and absolute discretion, and shall be issued for a period not in excess of one (1) year and shall expire no later than the Line of Credit Termination Date.

                 (e) The principal of and interest to accrue on the Revolving Credit Notes shall be due and payable as follows:

                          (i) Interest to accrue on the Revolving Credit Notes shall be due and payable in installments as it accrues on each Interest Payment Date;

                          (ii) the principal amount of the Revolving Credit Notes then outstanding shall be due and payable in full on or before the Line of Credit Termination Date.

                 (f) All renewals, extensions, modifications, increases, and rearrangements of the Revolving Credit Notes, if any, shall be deemed to be made pursuant to this Agreement and, accordingly, shall be subject to the terms and provisions hereof, and the Borrower shall be deemed to have ratified, as of such renewal, extension, modification, increase, or rearrangement date, all of the representations, warranties, covenants and agreements set forth herein.

         Section 3.3  Advances and Letters of Credit.

                 (a) Each Borrowing of Revolving Credit Loans shall be made upon the irrevocable written notice of the Borrower in the form of a Notice of Borrowing (which notice must be received by the Bank prior to 11:00 a.m. (Houston, Texas time) (i) three (3) Business Days prior to the requested borrowing date, in the case of Eurodollar Rate Loans, and (ii) one (1) Business Day prior to the requested borrowing date, in the case of Base Rate Loans, specifying:

                          (1) the total amount of the Borrowing which shall be in an aggregate minimum principal amount of (A) One Million Dollars ($1,000,000), in the case of Eurodollar Rate Loans, and (B) Five Hundred Thousand Dollars ($500,000), in the case of Base Rate Loans, and, in either case, in an integral multiple of One Hundred thousand Dollars ($100,000) above such amount;

                          (2) the requested borrowing date which shall be a Business Day;

                          (3) whether the Borrowing is to be a Revolving Credit Loan comprised of Eurodollar Rate Loans or Base Rate Loans, and the amount of each in conformance with Section 3.2 above; and

                          (4)     the duration of the Interest Period
         applicable to such Loans included in such notice, subject to the definition of Interest Period. If the Notice of Borrowing shall fail to specify the duration of the Interest Period for any Borrowing comprised of Eurodollar Rate Loans, such Interest Period shall be three months;

provided, however, that with respect to the Borrowing to be made on the Closing Date, the Notice of Borrowing shall be delivered to the Bank as aforesaid not later than 11:00 a.m. (Houston, Texas time) one (1) Business Day before the Closing Date and such Borrowing will consist of Base Rate Loans only.

                 (b) Upon receipt of the Notice of Borrowing, the Agent shall promptly notify each Bank thereof and of the amount of such Bank's Commitment Percentage of the Borrowing.

                 (c) Each Bank will, in the case of each Borrowing consisting of a Revolving Credit Loan, make the amount of its Commitment Percentage of the Borrowing available to the Agent for the account of the Borrower at the office specified by the Agent in Section 11.8 for payment by 10:00 a.m. (Houston, Texas time) on the borrowing date requested by the Borrower in funds immediately available to the Agent. Unless any applicable condition specified in Article 4 has not been satisfied, the proceeds of all such Loans will then be made available to the Borrower by the Agent at such office by crediting the account of the Borrower on the books of the Agent with the aggregate of the amounts made available to the Agent by the Banks and in like funds as received by the Agent.

                 (d) The provisions of Section 3.3(a) notwithstanding, if the Borrower shall not have given a timely notice of a Borrowing to be made on the last day of any Interest Period for outstanding Eurodollar Rate Loans, then unless the Bank shall have received notice that the Borrower elects not to make a Borrowing on such day (such notice to have been received at least two Business Days prior to such day) the Bank shall be deemed to have received a Notice of Borrowing from the Borrower requesting Base Rate Loans to be made on such day in an amount equal to the amount of such outstanding Eurodollar Rate Loans reduced to the extent necessary to reflect any reductions of the Commitments on or prior to such day.

                 (e) After giving effect to any Borrowing, there may not be more than five (5) different Interest Periods in effect.

                 (f)      (i)     Each Letter of Credit shall be Issued upon
         receipt by the Issuing Bank of a written request of the Borrower (a "Credit Request") in substantially the form of Exhibit F together with a duly executed Letter of

         Credit Agreement not later than 11:00 a.m. (Houston, Texas time) three
         (3) Business Days prior to the date set for the Issuance of such Letter of Credit. The Agent will advise the Banks of the face amount of each Letter of Credit requested within two (2) Business Days of its receipt of the Borrower's request for a Letter of Credit.

                          (ii) Each Credit Request shall be irrevocable and shall specify, among other things:

                                  (1)      the proposed date of issuance of the
         Letter of Credit, which shall be a Business Day;

                                  (2)      the stated amount of the Letter of
         Credit;

                                  (3)      the date of expiration of the Letter
         of Credit;

                                  (4)      the name and address of the
         beneficiary of the Letter of Credit;

                                  (5)      the documents to be presented by the
         beneficiary of the Letter of Credit in case of any drawing thereunder;

                                  (6)      the full text of any certificate to
         be presented by the beneficiary in case of any drawing thereunder;

                                  (7)      the purpose of the Letter of Credit;
         and
                                  (8)      the aggregate amount of (y) Credit
         Exposure (including the requested Letter of Credit) to be existing on the date of Issuance of such Letter of Credit, and (z) all Revolving Credit Loans to be outstanding on the date of Issuance of such Letter of Credit; and shall contain a certification to the Issuing Bank that the Issuance of such Letter of Credit will not cause the sum of the amounts referred to in clause (8) (y) and (8) (z) above to exceed the aggregate amount of Borrowings and Credit Exposure permitted pursuant to Section 3.2 of this Agreement.

                           (iii) Any request for amendment to or extension of the expiry date of any previously issued Letter of Credit shall be submitted pursuant to a Credit Request by the Borrower to the Issuing Bank not later than two (2) Business Days prior to the date of the proposed amendment or extension. The Agent shall promptly notify the Banks of each request for an amendment to or renewal of any Letter of Credit. The Issuing Bank shall not amend or extend the expiry date of any Letter of Credit if the issuance of a new Letter of Credit having the same terms and conditions as such Letter of Credit as so amended or extended would be prohibited by any provision of Section 3.1 or 3.2(f) of this Agreement.

                 (g) There shall be only one (1) Borrowing of the Term Loans and to the extent the amount of the Borrowing of the Term Loan (as set forth in the Notice of

Borrowing) is less than the total Term Commitments, the Term Commitment of each Bank shall be automatically reduced by an amount equal to such Bank's Term Commitment Percentage of the difference between the amount of the Borrowing of the Term Loan (as set forth in the Notice of Borrowing) and the total Term Commitment.

         Section 3.4  Conversions and Renewals.

                 (a) The Borrower may upon irrevocable written notice to the Agent in accordance with Section 3.4(b):

                      (i) elect to convert on any Business Day, any Base Rate Loans (or any part thereof) into Eurodollar Rate Loans; provided, that the amount so converted is in an amount not less than the minimum amount specified in paragraph (1) of Section 3.3(a);

                      (ii) elect to convert on any Interest Payment Date, any Eurodollar Rate Loans maturing on such Interest Payment Date (or any part thereof) into Base Rate Loans; provided, that if the aggregate amount of Eurodollar Rate Loans shall have been reduced, by payment, prepayment, or conversion of part thereof to be less than One Million Dollars ($1,000,000), the Eurodollar Rate Loans shall automatically convert into Base Rate Loans, and on and after such date the right of the Borrower to continue such Loans as Eurodollar Rate Loans, as the case may be, shall terminate; or

                    (iii) elect to renew, on any Interest Payment Date therefor, any Eurodollar Rate Loans (or any part thereof); provided, that the amount so renewed is in an amount not less than the minimum amount specified in paragraph (1) of Section 3.3(a).

                 (b) The Borrower shall deliver by telex, cable or facsimile, confirmed immediately by a telephone call and by delivery of the hard copy original thereof, a Notice of Conversion/ Continuation received by Agent not later than 11:00 a.m. (Houston, Texas time) at least (i) three (3) Business Days in advance of the Conversion Date or renewal date, if the Revolving Credit Loans are to be converted into or continued as Eurodollar Rate Loans; and (ii) one (1) Business Day in advance of the Conversion Date, if the Revolving Credit Loans are to be converted into Base Rate Loans, specifying

                          (1)     the proposed Conversion Date or renewal date;

                          (2) the aggregate amount of Revolving Credit Loans to be converted or renewed;

                          (3) the nature of the proposed conversion or continuation; and

                          (4) the duration of the requested Interest Period, subject to the definition of Interest Period.

                 (c) If upon the expiration of any Interest Period applicable to Eurodollar Rate Loans, the Borrower has failed to select a new Interest Period to be applicable to such Eurodollar Rate Loans, or if any Event of Default shall then have occurred and be continuing, the Borrower shall be deemed to have elected to convert such Eurodollar Rate Loans into Base Rate Loans effective as of the expiration date of such current Interest Period.

                 (d) Upon receipt of a Notice of Conversion/Continuation, the Agent shall promptly notify each Bank thereof. All conversions and renewals shall be made pro rata according to the respective outstanding principal amounts of the Loans held by each Bank with respect to which such notice was given.

                 (e) Notwithstanding any other provision contained in this Agreement, after giving effect to any conversion or renewal of any Loans, there shall be not more than five (5) different Interest Periods in effect.

         Section 3.5 Loan Formula. The aggregate principal amount at any time remaining unpaid on Revolving Credit Loans plus the sum of the then existing Credit Exposure will not be in excess of the Line of Credit Commitments.

         Section 3.6  Prepayments.

                 (a) Subject to Section 3.17, the Borrower may, at any time or from time to time, upon at least three (3) Business Days' notice to the Agent, in the case of Eurodollar Rate Loans, and at least one (1) Business Days' notice to the Agent, in the case of Base Rate Loans, prepay the principal of the Loans, in whole or in part, in amounts of Five Million Dollars ($5,000,000) or any integral multiple of One Million Dollars ($1,000,000) above such amount (each such prepayment of principal to be accompanied by payment of accrued unpaid interest in respect thereof to the date of prepayment); provided, however, that because the Revolving Credit Note is a master revolving credit note, the Revolving Credit Note shall remain in full force and effect until terminated as provided therein or until, at a time when no amounts, principal, interest or otherwise, are then owing, the Borrower releases the Banks from any obligation to make Loans and issue Letters of Credit pursuant to the Line of Credit. Any such prepayment shall be applied first to accrued interest under the Note or Notes being so prepaid, then to the discharge of any expenses or damages for which the Agent and the Banks may be entitled to receive reimbursement under any agreement with the Borrower, and the balance remaining, if any, shall be applied to the reduction of principal of the Notes being so prepaid in the inverse order of maturity; provided, that, in the case of prepayments of the Term Loans, amounts so applied to the reduction of the principal thereof shall be applied to reduce all scheduled payments pro rata. Such notice of prepayment shall specify the date and amount of such prepayment and whether such prepayment is of the Term Loan or a Revolving Credit Loan, or Base Rate Loans or Eurodollar Rate Loans, or any combination thereof and the Agent shall promptly notify each Bank thereof and of such party's Commitment Percentage of such prepayment. Such notice shall not thereafter be revocable by the Borrower. If such notice is given, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to each such date on the amount prepaid and the amounts required pursuant to Section 3.17.

                 (b) The Borrower shall make all Mandatory Prepayments, if any, as and when each Loan Formula Certificate is delivered to the Agent pursuant to Section 5.1 of this Agreement.

                 (c) In addition to the foregoing, and in addition to all scheduled payments in respect of the Term Loans pursuant to Section 3.1(b)(i), if the aggregate outstanding principal balance of the Term Notes is equal to or greater than $20,000,000, the Borrower shall, within ninety (90) days after the end of each fiscal year during the term hereof (commencing with the fiscal year of the Borrower ending in 1998) during which the Funded Debt Ratio at any time was (i) equal to or greater than 2.5 to 1.0, prepay a portion of the Term Loans in an amount equal to seventy-five percent (75%) of Consolidated Excess Cash Flow for such fiscal year, and (ii) equal to or greater than 1.5 to 1.0 but less than 2.5 to 1.0, prepay a portion of the Term Loans in an amount equal to fifty percent (50%) of Consolidated Excess Cash Flow for such fiscal year, such prepayments in each case to be applied to reduce all then remaining scheduled payments in respect of the Term Loans pro rata.

                 (d) In addition to the foregoing, and in addition to all scheduled payments in respect of the Term Loans pursuant to Section 3.1(b)(i), the Borrower shall, within ten (10) days after any Material Asset Sale or issuance by the Borrower or any of its Subsidiaries of any debt or equity securities (other than an issuance to the Borrower of capital stock by a Subsidiary of the Borrower), prepay a portion of the Term Loans in an amount equal to one hundred percent (100%) of the Net Cash Proceeds of such sale or issuance, such prepayments in each case to be applied to reduce all then remaining scheduled payments in respect of the Term Loans pro rata.

                 (e) Any prepayments pursuant to Section 3.6(b), 3.6(c) or 3.6(d) above made on a day other than an Interest Payment Date for any Loan shall be applied first to Base Rate Loans, if any, then outstanding and then to Eurodollar Rate Loans with the shortest Interest Periods remaining.

         Section 3.7  Fees.

                 (a) Upfront, Agency Fees. The Borrower shall pay an up front fee to the Agent for the account of the Banks in accordance with, and shall pay an agency fee to the Agent for the Agent's own account, as required by, the letter agreement (as the same may be amended or restated from time to time at any time "Fee Letter") between the Borrower and the Agent dated June 20, 1997.

                 (b) Commitment Fee. The Borrower agrees to pay to the Agent for the account of each Bank a commitment fee in an amount (the "Commitment Fee") equal to the specified number of Basis Points per annum denominated "Commitment Fee" on Schedule 3.10 attached hereto, based upon the Funded Debt Ratio, such percent to change when and as the Funded Debt Ratio changes, effective on the date of each such change, determined in accordance with the provisions of Schedule 3.10 hereof, multiplied by the average daily unused portion of the Line of Credit Commitment. The Commitment Fee shall accrue from the date this Agreement is executed by all parties hereto to the Line of Credit Termination Date and shall be payable quarterly in arrears, all such payments, except for the last such payment, becoming due and payable on the last day of each calendar quarter commencing with the calendar quarter ending September 30, 1997, and the last and final installment becoming due and payable on the Line of Credit Termination Date.

                 (c) Letter of Credit Fee. The Borrower agrees to pay to the Agent for the pro rata benefit of the Banks a letter of credit fee for Issuing the Letters of Credit under the Line of Credit (calculated separately for each Letter of Credit), payable at the time of Issuance and on each anniversary thereof, calculated as the product of (i) the specified number of Basis Points denominated "Letter of Credit Fee" on Schedule 3.10 attached hereto, based upon the Funded Debt Ratio, such percent to change when and as the Funded Debt Ratio changes, effective on the date of each such change, determined in accordance with the provisions of Schedule 3.10 hereof, multiplied by (ii) the face amount of such Letter of Credit. Such commission shall be due and payable upon issuance and be non-refundable. In addition, the Borrower shall pay the Issuing Bank (x) an Issuance fee of one-quarter of one percent (0.25%) per annum on the face amount of each Letter of Credit, at the time of such Issuance, and (y) its standard amendment, transfer, negotiation and other fees.

         Section 3.8  Payments to the Agent and the Banks.

                 (a) All payments (including prepayments) to be made by the Borrower on account of principal, interest and fees shall be made without set-off or counterclaim and shall be made to the Agent, for the account of the Banks (except as otherwise expressly contemplated hereby), at the Agent's office set forth in Section 11.8 in U.S. Dollars and in immediately available funds no later than 11:00 a.m. (Houston, Texas time) on the date such payments are due. The Agent shall distribute such payments pro rata to each Bank in accordance with its Commitment Percentage of such principal, interest, fees or other amounts, promptly upon receipt in like funds as received. Any payment which is received by the Agent later than 11:00 a.m. (Houston, Texas time) shall be deemed to have been received on the immediately succeeding Business Day. If and to the extent that the Agent receives any payment or prepayment from the Borrower and fails to distribute such payment or prepayment to the Banks ratably on the basis of their respective commitment percentages on the day the Agent receives such payment or prepayment (if received prior to 11:00 a.m. on such day) or the next Business Day if received after 11:00 a.m., then the Agent shall pay to each Bank such Bank's Commitment Percentage thereof together with interest thereon at the Federal Funds Rate for each day from the date such amount should have been distributed by the Agent to the Banks until the day the Agent pays such amounts to the Banks as above described.

                 (b) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of Eurodollar Rate Loans to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

                 (c) Unless the Agent shall have received written notice from the Borrower prior to the date on which any payment is due to the Banks hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may (but shall not be required to), in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank.
If and to the extent the Borrower shall not have made such payment in full to the Agent, each Bank shall repay to the Agent forthwith on demand such amount distributed to such Bank, together with interest thereon for each day from the date such amount is distributed to such Bank until the date such Bank repays such amounts to the Agent, at the Federal Funds Rate as in effect on such date.

                 (d) With respect to any and all principal and interest payments commitment fees, letter of credit fees or other fees described in
Section 3.7 hereof, due and payable to the Agent, the Issuing Bank, or any Bank under the Loan Documents, the Borrower hereby irrevocably authorizes the Agent to debit the operating account of the Borrower with Wells Fargo, account #4159715457, or its successor or replacement account, in an amount such that the aggregate amount debited from such operating deposit account does not exceed such payment amount or fee. If there are insufficient funds in such operating account to cover the amount of such payment or fee then due, such debits will be reversed (in whole or in part, in the Agent's sole discretion) and such amount not debited shall be deemed to be unpaid. No such debit under this subsection shall be deemed a set-off.

         Section 3.9  Payments by the Banks to the Agent.

                 (a) Each Bank shall make available to the Agent in immediately available funds for the account of the Borrower the amount of its Commitment Percentage of any Borrowing.

                 (b) Unless the Agent shall have received notice from a Bank on the Closing Date or, with respect to each Borrowing after the Closing Date, at least one (1) Business Day prior to the date of any proposed Borrowing that such Bank will not make available to the Agent for the account of the Borrower the amount of such Bank's Commitment Percentage of such Borrowing, the Agent may assume that each Bank has made such amount available to the Agent on such borrowing date and the Agent may (but it shall not be required to), in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent any Bank shall not have made such full amount available to the Agent and the Agent in such circumstances makes available to the Borrower such amount, such Bank shall within two (2) Business Days following the date of such Borrowing make such amount available to the Agent together with interest at the Federal Funds Rate for each day during such period. A certificate of the Agent submitted to any Bank with respect to amounts owing under this Section 3.9(b) shall be conclusive, absent manifest error. If such amount is so made available, such payment to the Agent shall constitute such Bank's Loan on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to the Agent within two (2) Business Days following the date of such Borrowing, the Agent shall notify the Borrower of such failure to fund and, upon demand by the Agent, the Borrower shall pay to the Agent such amount, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing.

                 (c) The failure of any Bank to make any Loan on any date of Borrowing shall not relieve any other Bank of its obligation, if any, hereunder to make a Loan on the date of such Borrowing pursuant to the provisions contained herein, but no Bank shall be responsible for the failure of any other Bank to make the Loan to be made by such other Bank on the date of any Borrowing.

         Section 3.10  Computation of Fees and Interest.

                 (a) Subject to Section 3.10(b), each Loan shall bear interest on the outstanding principal amount thereof from the date when made until it becomes due at a rate per annum equal to the lesser of (i) the Maximum Rate, on the one hand, and (ii) the sum of (x) the Eurodollar Rate or the Base Rate, as the case may be, plus (y) the Applicable Margin as the same may be adjusted in accordance with the provisions of Section 3.10(c), on the other hand (any interest rate referred to in this Section 3.10(a)(ii), together with the Default Rate as and when applicable in accordance with Section 3.10(b) hereof, is referred to in the next succeeding sentence as an "Accrual Rate"). Notwithstanding the foregoing, if at any time the Accrual Rate shall exceed the Maximum Rate and thereafter the Accrual Rate shall become less than the Maximum Rate, the rate of interest payable hereunder and under the Notes shall be the Maximum Rate until the Banks shall have received the amount of interest which the Banks would have received if the Accrual Rate had not been limited by the Maximum Rate during the period of time the Accrual Rate exceeded the Maximum Rate.

                 (b) During the continuation of any Event of Default or after acceleration, the Borrower shall pay interest (after as well as before judgment to the extent permitted by law) on the principal amount of all Loans due and unpaid, at the lesser of (i) the Default Rate and (ii) the Maximum Rate.

                 (c) The Applicable Margin, Letter of Credit Fee and Commitment Fee shall be the respective number of Basis Points specified in
Schedule 3.10 attached hereto in the column corresponding to the Funded Debt Ratio as of the last Adjustment Date (the Applicable Margin, Letter of Credit Fee and Commitment Fee on and from the Closing Date until the first Adjustment Date shall be determined on the assumption that the Funded Debt Ratio is greater than or equal to 2.0 to 1.0 but less than 2.5 to 1.0). The Applicable Margin, the Letter of Credit Fee and the Commitment Fee shall be calculated in reliance on the most recent financial reports and Compliance Certificate delivered pursuant to Sections 5.1(a), 5.1(c) and 5.1(i) hereof with respect to the fiscal quarter ending immediately before the fiscal quarter in question (e.g., the financial statements for the first fiscal quarter of a fiscal year are used to determine the Applicable Margin, Letter of Credit Fee and Commitment Fee for the period beginning on the below-defined "Adjustment Date" occurring in the second fiscal quarter). Each adjustment of the Applicable Margin, Letter of Credit Fee and Commitment Fee shall be made by the Agent as of the first day following the date of delivery of the financial statements and Compliance Certificate pursuant to Sections 5.1(a), 5.1(d) and 5.1(i) (the "Adjustment Date"). Such adjusted Applicable Margin, Letter of Credit Fee and Commitment Fee shall be effective as of the Adjustment Date, except that with respect to all Eurodollar Rate Loans outstanding on the Adjustment Date, the adjusted Applicable Margin shall apply as of the first day of the Interest Period next following the Adjustment Date. Notwithstanding the foregoing, in the event the Borrower shall fail for any reason to deliver any of the requisite financial statements or related Compliance Certificate, within five
(5) days of the applicable date specified in Sections 5.1(a), 5.1(c) and 5.1(i) the Applicable Margin, Letter of Credit Fee and Commitment Fee shall be determined, from the first day after the date such financial statements and Compliance Certificate were required to have been delivered pursuant to Sections 5.1(a), 5.1(c) and 5.1(i) (without regard to any grace or cure period applicable thereto pursuant to Article 7 hereof) until the same are delivered in accordance therewith, on the assumption that the Funded Debt Ratio is greater than or equal to 2.50 to 1.0.

                 (d) All computations of interest for Base Rate Loans shall be made on the basis of a three hundred sixty-five (365) or three hundred sixty-six (366) day year, as the case may be, and actual days elapsed. All other computations of fees and interest under this Agreement shall be made on the basis of a three hundred sixty (360) day year and actual days elapsed unless such calculation would result in a usurious rate, in which case interest shall be calculated on the per annum basis of 365 or 366 days, as the case may be. Interest and fees shall accrue during each period during which interest or such fees are computed from and including the first day thereof to but excluding the last day thereof.

                 (e) The Agent shall, as soon as practicable, notify the Borrower and the Banks of each determination of a Eurodollar Rate, provided that any failure to do so shall not relieve the Borrower of any liability hereunder. Any change in the interest rate on a Loan resulting from a change in the Eurodollar Reserve Percentage, Eurocurrency Liabilities, the Federal Funds Rate, or the Prime Rate shall become effective as of the opening of business on the day on which such change in the Eurodollar Reserve Percentage, Eurocurrency Liabilities, the Federal Funds Rate, or the Prime Rate shall become effective. The Agent shall, as soon as practicable notify the Borrower and the Banks of the effective date and the amount of each such change provided that any failure to do so shall not relieve the Borrower of any liability hereunder.

                 (f) Each determination of an interest rate by the Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Banks in the absence of manifest error. The Agent shall, at the request of the Borrower or any Bank, deliver to the Borrower or such Bank, as the case may be, a statement showing the quotations used by the Agent in determining any interest rate pursuant to this Section 3.10.

         Section 3.11  Security.

                 (a) Payment of the Notes and the Obligations and the performance of the covenants set forth in this Agreement and the other Loan Documents will be secured, directly or indirectly, by a first priority perfected security interest, mortgage, assignment or lien, as the case may be, in and upon the following described property and assets:

                          (i) all of the Borrower's, its U.S. Subsidiaries' and, subject to the applicable provisions of the Post Closing Condition Letter, Material Foreign Subsidiaries' present and future accounts, inventory, equipment, fixtures, documents, instruments, general intangibles, chattel paper (as such terms are defined in the UCC), notes receivable, drafts, acceptances, patents, copyrights, trademarks, trade secrets and other intellectual property, rental agreements and lease agreements relating to any of the foregoing, and contract rights now owned or existing and hereafter acquired or arising, wherever located, and all the proceeds thereof, which property and assets are more particularly described in, and which security interests will be evidenced by, one or more Security Agreements or Subsidiary Security Agreement-Pledges, as applicable; and

                          (ii) 100% of the outstanding capital stock or other ownership interest of all U.S. Subsidiaries and, subject to the applicable provisions of the Post Closing Condition Letter, 66 1/2% of the outstanding capital stock or other ownership interest of all Material Foreign Subsidiaries now owned or hereafter acquired by the Borrower or any of its Subsidiaries, which security interest will be evidenced by one or more Security Agreement-Pledges and Subsidiary Security Agreement-Pledges;

                 (b) Payment of the Notes and the Obligations will be guaranteed by the Guarantors, each of such guarantees to be evidenced by a Guaranty. If at any time after the date of this Agreement any Person becomes a U.S. Subsidiary or a Material Foreign Subsidiary of the Borrower, the Borrower shall cause each such Person to do the following, within thirty (30) days after such Person becomes a U.S. Subsidiary or a Material Subsidiary of the Borrower:
(i) execute and deliver to the Agent a Guaranty, (ii) the Borrower and/or such Subsidiary, as applicable, shall grant to the Agent, for the benefit of the banks, a first priority perfected security interest in 100% of the stock or other ownership interest in any such U.S. Subsidiary and 66 1/2% of the stock or other ownership interest in any such Material Foreign Subsidiary, in form and substance acceptable to the Agent and the Majority Banks, in each instance,
(iii) enter into a valid, binding and enforceable Subsidiary Security Agreement (granting the Agent, for the benefit of the Banks, a first priority perfected security interest (in scope and substance acceptable to the Agent and the Majority Banks) in the property of the type described in Section 3(a)(i) hereof owned by such Subsidiary, (iv) execute such other documents and instruments as may be necessary to comply with Subsection 3.11(c) below, and (v) furnish the Agent, for the benefit of the Agent and the Banks, a written opinion of counsel to such Person reasonably acceptable to the Agent and the Majority Banks covering such matters as the Agent and the Majority Banks may reasonably require.

                 (c) The Borrower will, and will cause each of its U.S. Subsidiaries and Material Foreign Subsidiaries to, execute, acknowledge and deliver to the Agent and the Banks such instruments, mortgages, chattel mortgages, deeds of trust, security agreements, security agreement-pledges, statements, assignments and financing statements, in form and substance acceptable to the Agent and the Majority Banks, as in the good faith and discretion of counsel for the Agent and the Majority Banks may be necessary to enforce, grant to the Agent and the Banks and perfect, in the United States, Canada, Venezuela, Scottland and such other jurisdictions in which the Collateral owned by such Subsidiaries is located, the security interests, liens, assignments and mortgages on the Collateral. Each of the Borrower, the Agent and the Banks agrees that all Collateral now or hereafter securing any of the Obligations hereunder also shall secure any and all other indebtedness and liabilities now or hereafter owing by the Borrower to the Agent and the Banks under the Loan Documents.

                 (d) At such time as (i) the Term Notes have been repaid in full in cash and (ii) no Default exists, then (A) the Material Foreign Subsidiaries shall be deemed released from their Obligations under the Guaranties and the Subsidiary Security Agreements to which they are a party and the security interests in the Collateral described therein (provided that such release shall not terminate or release any Subsidiary Security Agreement Pledge of such Subsidiary which covers any outstanding capital stock or other ownership interest of the Material Foreign Subsidiaries, which security interest shall remain in full force and effect), and (B) the obligations of the Borrower and its Subsidiaries to (1) secure the Obligations with the Material Foreign Subsidiaries' property of the type described in Section 3.11(a)(i) and (2) deliver a guaranty of the Obligations executed by any Material Foreign Subsidiary, shall terminate. Borrower may request Agent to confirm in writing that such release has occurred by giving Agent a certificate that the foregoing conditions have been met and such evidence thereof (or legal opinions in connection therewith) as Agent may request. Upon receipt of such request, certificate and evidence and upon satisfaction of such conditions, Agent shall (and each Lender hereby irrevocably authorizes Agent to) execute such documents as Agent deems appropriate to confirm such release of the Material Foreign Subsidiaries from their respective obligations under their respective Guarantees and Subsidiary Security Agreements (other than with respect to security interests in 66 1/2% of the outstanding capital stock or other ownership interest of the Material Foreign Subsidiaries, which security interest shall remain in full force and effect).

         Section 3.12 No Default. The Agent, the Issuing Bank, and the Banks may, but shall not be required to, make or continue any advance or issue any Letter of Credit under the Line of Credit or renew any Note if an event has occurred and is continuing which constitutes an Event of Default.

         Section 3.13  Taxes.

                 (a) Subject to Section 3.13(g), any and all payments by the Borrower to each Bank or the Agent under this Agreement shall be made free and clear of, and without deduction or withholding for, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Bank and the Agent, such taxes (including income taxes or franchise taxes) as are imposed on or measured by each Bank's or the Agent's, as the case may be, net income by the jurisdiction under the laws of which such Bank or the Agent, as the case may be, is organized or maintains a Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes").

                 (b) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Documents (hereinafter referred to as "Other Taxes"); provided, however, nothing in this Agreement shall be construed to require the Borrower to pay any Other Taxes if the payment of such Other Taxes by the Borrower is prohibited by applicable laws.

                 (c) Subject to Section 3.13(i), the Borrower will indemnify and hold harmless each Bank and the Agent for the full amount of Taxes or Other Taxes (including without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 3.13) paid by such Bank or the Agent (as the case may be) and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Payment under this indemnification shall be made within thirty (30) days from the date such Bank or the Agent, as the case may be, makes written demand therefor.

                 (d) If the Borrower shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to any Bank or the Agent, then, subject to Section 3.13(i),

                          (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.13) such Bank or the Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made,

                          (ii)    the Borrower shall make such deductions, and

                          (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

                 (e) Within thirty (30) days after the date of any payment by the Borrower of Taxes or Other Taxes, the Borrower will furnish to the Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to the Agent.

                 (f) If any Bank is a "foreign corporation, partnership or trust" within the meaning of the Code, and such Bank claims exemption from U.S. withholding tax under Section 1441 or 1442 of the Code, such Bank shall deliver to the Agent:

                          (i) if such Bank claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, properly completed IRS Forms 1001 and W-8 before the payment of any interest in the first calendar year and before the payment of any interest in each third succeeding calendar year during which interest may be paid under this Agreement; or

                          (ii) if such Bank claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Bank, two properly completed and executed copies of IRS Form 4224 before the payment of any interest is due in the first taxable year of such Bank and in each succeeding taxable year of such Bank during which interest may be paid under this Agreement, and IRS Form W-9; and

                          (iii) such other form or forms as may be required under the Code or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax.

         Such Bank agrees to promptly notify the Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction. In addition, in the event any Bank claims exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS Form 1001 and such Bank sells, assigns, grants a participation in, or otherwise transfers all or part of the obligations of the Borrower to such Bank under this Agreement, such Bank agrees to notify the Agent of the percentage amount in which it is no longer the beneficial owner of obligations of the Borrower to such Bank under this Agreement. To the extent of such percentage amount, the Agent will treat such Bank's IRS Form 1001 as no longer valid. In the event any Bank claiming exemption from United States withholding tax by filing IRS Form 4224 with the Agent sells, assigns, grants a participation in, or otherwise transfers all or part of the obligations of the Borrower to such Bank under this Agreement, such Bank agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Sections 1441 and 1442 of the Code.

                 (g) If any Bank is entitled to a reduction in the applicable withholding tax, the Agent may withhold from any interest payment to such Bank an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by subsection (f) are not delivered to the Agent, then the Agent may withhold from any interest payment to such Bank not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

                 (h) If the IRS or any authority of the United States or other jurisdiction asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Bank (because the appropriate form was not delivered, was not properly executed, or because such Bank failed to notify the Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Bank shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Agent under this subsection (h), together with all costs, expenses and attorneys' fees.

                 (i) The Borrower will not be required to pay any additional amounts in respect of United States Federal income tax pursuant to
Section 3.13(d) to any Bank for the account of any Lending Office of such Bank:

                      (i) if the obligation to pay such additional amounts would not have arisen but for a failure by such Bank to comply with its obligations under Section 3.13(f) in respect of such Lending Office;
                      (ii) if such Bank shall have delivered to the Borrower a Form 4224 in respect of such Lending Office pursuant to
         Section 3.13(f) and such Bank shall not at any time be entitled to exemption from deduction or withholding of United States Federal income tax in respect of payments by the Borrower hereunder for the account of such Lending Office for any reason other than a change in United States law or regulations or in the official interpretation of such law or regulations by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) after the date of delivery of such Form 4224; or

                    (iii) if such Bank shall have delivered to the Borrower a Form 1001 in respect of such Lending Office pursuant to
         Section 3.13(f) and such Bank shall not at any time be entitled to exemption from deduction or withholding of United States Federal income tax in respect of payments by the Borrower hereunder for the account of such Lending Office for any reason other than a change in United States law or regulations or any applicable tax treaty or regulations or in the official interpretation of any such law, treaty or regulations by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) after the date of delivery of such Form 1001.

                 (j) If, at any time, the Borrower requests any Bank to deliver any forms or other documentation pursuant to Section 3.13(f), then the Borrower shall, on demand of such Bank through the Agent, reimburse such Bank for any costs or expenses reasonably incurred by such Bank in the preparation or delivery of such forms or other documentation.

                 (k) The agreements and obligations of the Borrower contained in this Section 3.13 shall survive the payment in full of principal and interest hereunder and under the Notes and are subject in their entirety to the terms and provisions of Section 11.6 hereof.

         Section 3.14 Sharing of Payments, Etc.. If, other than as provided in Sections 3.15, 3.16, or 3.17, any Bank shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Loans made by it in excess of its Commitment Percentage of payments on account of the Loans obtained by all the Banks, such Bank shall forthwith purchase from the other Banks such participations in the Loans made by them as shall be necessary to cause such purchasing Bank to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Bank, such purchase by such Bank from each other Bank shall be rescinded and each other Bank shall repay to the purchasing Bank the purchase price paid thereto to the extent of such recovery together with an amount equal to such paying Bank's Commitment Percentage (according, to the proportion of (a) the amount of such paying Bank's required repayment to (b) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered.
The Borrower agrees that any Bank so purchasing a participation from another Bank pursuant to the provisions of this Section 3.14 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Bank were the direct creditor of the Borrower in the amount of such participation.

         Section 3.15  Illegality.

                 (a) If the introduction of any Requirement of Law or any change in or in the interpretation or administration thereof shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Bank or its Lending Office to make Eurodollar Rate Loans, then, on notice thereof by such Bank through the Agent to the Borrower, the obligation of such Bank to make Eurodollar Rate Loans shall be suspended until such notifying Bank shall have notified the Agent and the Borrower that the circumstances giving rise to such determination no longer exists.

                 (b) If it shall be unlawful to maintain any Eurodollar Rate Loan, the Borrower shall prepay in full all Eurodollar Rate Loans of such Bank then outstanding, together with interest accrued thereon, either on the last day of the Interest Period thereof if such Bank may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Bank may not lawfully continue to maintain such Eurodollar Rate Loans together with any amounts required to be paid in connection therewith pursuant to Section 3.17.

                 (c) If the Borrower is required to prepay any Eurodollar Rate Loan immediately as provided in Section 3.15(b), then concurrently with such prepayment, the Borrower shall borrow from such Bank, in the amount of such prepayment, a Base Rate Loan.

                 (d) If the obligation of any Bank to make or maintain Eurodollar Rate Loans has been terminated, the Borrower may elect, by giving notice to such Bank through the Agent that all Loans which would otherwise be made by such Bank as Eurodollar Rate Loans shall be instead Base Rate Loans.

         Section 3.16  Increased Cost and Reduced Return.

                 (a) If, due to either (i) the introduction of or any change (other than any change by way of imposition of or increase in reserve requirements included in the Eurodollar Reserve Percentage) in or in the interpretation of any Requirement of Law or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to any Bank of agreeing to make or making, funding or maintaining any Eurodollar Rate Loans, then the Borrower shall be liable for, and shall from time to time, upon demand therefor by such Bank (with a copy of such demand to the Agent), pay to the Agent for the account of such Bank, additional amounts as are sufficient to compensate such Bank for such increased costs.

                 (b) The Borrower agrees that if, due to any Requirement of Law, or because of any change in any existing Requirement of Law, or in the interpretation thereof by any official authority, whether or not having the force of law, which comes into effect after the date of this Agreement, (i) the Issuing Bank, the Agent or any other Bank or the Borrower should with respect to any Letters of Credit issued or to be issued pursuant to the terms hereof, be subject to any tax, charge, fee, deduction or withholding of any kind whatsoever, or (ii) reserve requirements, or changes in existing reserve requirements, should be imposed on the Issuing Bank, the Agent or any other Bank with respect to any Letters of Credit issued or to be issued pursuant to the terms hereof, and if any of the above-mentioned measures, or any other similar measure, should result in (A) any increase in the cost to the Agent or any other Bank of issuing, maintaining, confirming or participating any Letter of Credit pursuant to this Agreement or of any transaction under or in connection with any Letter of Credit or this Agreement, or (B) any reduction in the payment or deposit of any amount (principal, interest, fee or otherwise) receivable by the Issuing Bank, the Agent or any other Bank in respect of any Letter of Credit or of any transaction under any Letter of Credit, then the Borrower shall pay to the Agent upon demand such increased cost or reduction, including such additional amounts as may be necessary so that every net payment or deposit, after deduction or withholding for or on account of such payment or deposit (including any taxes levied on additional amounts paid pursuant to this Section) will not be less than the corresponding amount provided for under applicable Letters of Credit or Letter of Credit Agreements.

                 (c) If any Bank shall have determined that the introduction of any applicable Requirement of Law or guideline regarding capital adequacy, or any change therein any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Bank (or its Lending Office) or any corporation controlling such Bank with any request, guideline or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, affects or would affect the amount of capital required or expected to be maintained by such Bank or any corporation controlling such Bank, and such Bank (taking, into consideration such Bank's or such corporation s, policies with respect to capital adequacy and such Bank's desired return on capital) determines that the amount of such capital is increased as a consequence of such Bank's obligation under this Agreement, then, upon demand of such Bank, the Borrower shall immediately pay to such Bank, from time to time as specified by such Bank, additional amounts sufficient to compensate such Bank for such increase.

                 (d) The provisions of this Section 3.16 are subject in their entirety to the provisions of Section 11.6 of this Agreement.

         Section 3.17  Funding Losses.  Subject to the provisions of Section
11.6 of this Agreement, the Borrower agrees to reimburse each Bank and to hold such Bank harmless from any loss or expense which such Bank may sustain or incur as a consequence of:

                 (a) failure of the Borrower to make any payment or prepayment of principal with respect to any Eurodollar Rate Loan (including payments made after any acceleration thereof),

                 (b) failure of the Borrower to borrow, continue or convert a Loan after the Borrower has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/Continuation,

                 (c) failure of the Borrower to make any prepayment after the Borrower has given a notice in accordance with Section 3.6, and/or

                 (d) prepayment (whether optional or mandatory under the terms of this Agreement) of a Eurodollar Rate Loan on a day which is not the last day of the Interest Period with respect thereto, including, without limitation, any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its Eurodollar Rate Loans hereunder or from fees payable to terminate the deposits from which such funds were obtained. A certificate of the respective Bank with respect to amounts owing under this Section 3.17 shall be conclusive absent manifest error.

         This covenant shall survive termination of this Agreement and the Loan Documents and repayment of the Loans and the extinguishment of all Credit Exposure.

         Section 3.18 Eurodollar Rate Protection. In the event that (a) the Majority Banks shall have determined (which determination shall be conclusive and binding upon the Borrower) that for any reason adequate and reasonable means do not exist for ascertaining the Eurodollar Rate applicable for any requested Interest Period with respect to a proposed Loan that the Borrower has requested be made as a Eurodollar Rate Loan or (b) the Majority Banks shall determine (which determination shall be conclusive and binding upon the Borrower) that the Eurodollar Rate applicable for any requested Interest Period with respect to a proposed Loan that the Borrower has requested be made as a Eurodollar Rate Loan do not adequately and fairly reflect the cost to the Bank of funding such Loan, the Agent shall forthwith give telex or facsimile notice of such determination to the Borrower and each Bank at least one day prior to the proposed borrowing date for such Eurodollar Rate Loan. If such notice is given, any requested Eurodollar Rate Loan shall be made as a Base Rate Loan. Until such notice has been withdrawn by the Agent, no further Eurodollar Rate Loans may be requested by the Borrower and on the Interest Payment Date of any Eurodollar Rate Loan then outstanding and so affected, such outstanding Eurodollar Rate Loan shall be converted into a Base Rate Loan.

         Section 3.19  Certain Agreements Regarding Letters of Credit.

                 (a) The Issuing Bank shall not have any obligation to issue a Letter of Credit unless the Borrower shall have complied with all the terms and conditions of this Agreement. If, in accordance with its standard operating procedures, the Issuing Bank determines that a demand for payment under a Letter of Credit conforms to the terms and conditions of such Letter of Credit, the Issuing Bank shall, as soon as reasonably practicable, give notice to the Borrower and to the Banks of the date it will make payment to the applicable beneficiary in accordance with the terms of such Letter of Credit. The Borrower's obligation to reimburse the Agent as provided herein is absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including, without limitation, the following circumstances:

                      (i) any lack of validity or enforceability of this Agreement, any Letter of Credit, any Letter of Credit Agreement, or any other document;

                      (ii) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against the beneficiary of any Letter of Credit, the Agent, the Banks, or any other Person, whether in connection with this Agreement, any Letter of Credit, or any Letter of Credit Agreement, the transactions contemplated herein or any unrelated transactions;

                      (iii) any draft, certificate or other document presented under any Letter of Credit proves to be forged, fraudulent, invalid or insufficient in any respect or any statement therein is untrue or inaccurate in any respect whatsoever;

                      (iv) payment by the Issuing Bank under any Letter of Credit against presentation of a sight draft or certificate which complies in all material respects with the terms of a Letter of Credit but does not strictly comply therewith;

                      (v)         the surrender or impairment of any Collateral;

                      (vi) any failure of the Issuing Bank or any Bank to provide notice to the Borrower of any drawing under a Letter of Credit;

                      (vii) the occurrence or continuance of a Default or Event of Default; or

                      (viii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

                 (b) Each Bank hereby agrees that it shall be liable under and pursuant to each Letter of Credit pro rata in proportion to its Commitment Percentage of the face amount thereof to the same extent and with the same effect as if such Bank had issued such Letter of Credit. In that regard, immediately upon the issuance by the Issuing Bank of any Letter of Credit in accordance with this Agreement, each other Bank shall be deemed to have irrevocably and unconditionally purchased and received from the Issuing Bank, without recourse or warranty, an undivided interest and participation in such Letter of Credit, including all obligations of the Borrower with respect thereto and any security therefor or guaranty pertaining thereto, in an amount equal to the product of (i) the Line of Credit Commitment Percentage of such Bank and (ii) the stated amount of such Letter of Credit. For purposes of
Section 3.7(b) of this Agreement, each issuance of a Letter of Credit by the Issuing Bank shall be deemed to utilize the Line of Credit Commitment of each Bank (other than the Issuing Bank) by an amount equal to the amount of such participation and to utilize the Line of Credit Commitment of the Issuing Bank by an amount equal to the stated amount of such Letter of Credit less the aggregate amount of all participations therein.

                 (c) The Borrower hereby unconditionally and irrevocably agrees to reimburse the Issuing Bank for each payment made by the Issuing Bank under any Letter of Credit issued by the Issuing Bank (a "Reimbursement Obligation") on the date the Issuing Bank is making such payment in accordance with Section 3.19(a) of this Agreement (or, if the Issuing Bank's notice to the Borrower pursuant to Section 3.19(a) was given after 12:00 Noon (Houston, Texas time) on such date, on the Business Day next following such date), together with, (i) if applicable, interest on the amount paid by the Issuing Bank from the date the payment was made until it becomes due at a rate per annum equal to the lesser of (y) the Maximum Rate, or (z) the Base Rate plus the Applicable Margin, and (ii) if such reimbursement is not made when due (whether directly, by means of Loans as provided in Section 3.19(d) below or by application of any funds then contained in any Cash Collateral Account) interest on the amount so paid by the Issuing Bank from and including the date on which it becomes due to but not including the date the Issuing Bank is reimbursed therefor at a rate per annum equal to the lesser of (y) the Maximum Rate, or (z) the Default Rate.

                 (d) Subject to the conditions contained in Article 4, the Borrower may satisfy its Reimbursement Obligation to the Issuing Bank by borrowing Base Rate Loans hereunder in accordance with Sections 3.2 and 3.3 of this Agreement, the proceeds of which Loans will be used to reimburse the Issuing Bank for the amount of any disbursement made by it under a Letter of Credit, together with interest thereon to the extent provided in Section 3.19(c). If the Borrower shall fail to reimburse or cause the Issuing Bank to be reimbursed directly or by application of funds contained in any Cash Collateral Account on the same day the Issuing Bank honors a drawing under a Letter of Credit (or, if the Issuing Bank's notice to the Borrower pursuant to Section 3.19(a) was given after 12:00 Noon (Houston, Texas time) on such date, on the Business Day next following such date), the Agent shall promptly notify the other Banks thereof; provided, however, that if on the date of such notification there shall not exist any Default under Section 7.1(g) or 7.1(h), the Borrower shall be deemed to have requested that Base Rate Loans be made by the Banks, to be disbursed on the date of payment by the Issuing Bank under such Letter of Credit. In the event that any Bank fails to make available to the Agent the amount of such Bank's Loan, on the date payment is made under the Letter of Credit, the Issuing Bank shall be entitled to recover such amount on demand from such Bank together with interest thereon at the Federal Funds Rate.

                 (e) If any Reimbursement Obligation of the Borrower is not repaid directly by the Borrower when due and cannot be repaid by means of a Borrowing of Loans and there shall not then be sufficient funds available for the payment due to the Issuing Bank in any Cash Collateral Account, each other Bank will promptly pay to the Agent the amount of such other Bank's participation in such Reimbursement Obligation determined in accordance with
Section 3.19(b). Each Bank's obligation to pay the amount of its participation in a Reimbursement Obligation in accordance with this Agreement, as a result of a drawing under a Letter of Credit, shall be absolute and unconditional and without recourse to the Issuing Bank and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right which such Bank may have against the Issuing Bank, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default, an Event of Default or a Material Adverse Effect; or (iii) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided, however, that each Bank's obligation to make Revolving Credit Loans under Section 3.2 is subject to the conditions set forth in Section 4.2.

                 (f) Upon and only upon receipt by the Issuing Bank of funds from the Borrower (i) in reimbursement of any payment made under a Letter of Credit with respect to which any Bank has theretofore made a payment to the Agent pursuant to Section 3.19(d) or 3.19(e), or (ii) in payment of interest on any Reimbursement Obligation, the Agent will pay to each such Bank, in the same funds as those received by the Issuing Bank, such Bank's Line of Credit Commitment Percentage of such funds.

                 (g) If the Agent is required at any time to return to the Borrower or to a trustee, receiver, liquidator, custodian or other similar official any portion of the payments made by the Borrower to the Issuing Bank in reimbursement of a payment made under any Letter of Credit or interest thereon, each Bank shall, on demand of the Agent, forthwith return to the Agent its Line of Credit Commitment Percentage of any amounts so returned by the Agent, plus, to the extent the Issuing Bank is required to pay interest to the Borrower or such official and such interest remains unreimbursed, interest thereon from the date such demand is made to but not including the date such amounts are returned by such Bank to the Agent, at a rate per annum equal to the Federal Funds Rate.

                 (h) The Borrower assumes all risks of the acts or omissions of beneficiaries of any of the Letters of Credit with respect to their use of the Letters of Credit. The Issuing Bank will not pay drafts drawn under Letters of Credit unless such conform to the requirements of the applicable Letter of Credit. Except in the case of gross negligence or willful misconduct on the part of the Issuing Bank or any of its employees, neither the Issuing Bank nor its correspondents nor any of the other Banks nor the Agent shall be responsible for any of the following (INCLUDING, BUT NOT LIMITED TO, THOSE CAUSED BY THE ISSUING BANK'S, ITS CORRESPONDENT'S, ANY OF THE OTHER BANKS', OR THE AGENT'S OWN NEGLIGENCE): (i) the validity or genuineness of certificates or other documents, even if such certificates or other documents should in fact prove to be invalid, fraudulent or forged; (ii) errors, omissions, interruptions or delay in the transmission or delivery of any messages, by mail, telex, facsimile or otherwise, whether or not they be in code; (iii) errors in the translation or for errors in interpretation of technical terms; or (iv) any consequences arising from causes beyond the Issuing Bank's control or the control of their correspondents; nor shall the Issuing Bank be responsible for any error, neglect or default of any of their correspondents; and none of the above shall affect, impair or prevent the vesting of any of the Issuing Bank's rights or powers hereunder or under any Letter of Credit, all of which rights shall be cumulative. The Issuing Bank and its correspondents may accept certificates or other documents that appear on their face to be in order, without responsibility for further investigation. In furtherance but not in limitation of the foregoing provisions, the Borrower agrees that any action taken by the Issuing Bank or any of its correspondents in good faith in connection with any such Letter of Credit, or any related drafts, certificates, documents or instruments, shall be binding on the Borrower and shall not put the Issuing Bank or its correspondents under any resultant liability to the Borrower; and the Borrower makes a like agreement as to any inaction or omission, unless in breach of good faith.

                 (i) The Banks severally agree to indemnify the Agent and the Issuing Bank and each officer, director, employee, agent and Affiliate of the Agent and the Issuing Bank ratably according to their Line of Credit Commitment Percentages, to the extent not reimbursed by the Borrower, from and against any and all actions, causes of action, suits, losses, liabilities, damages, and expenses which may at any time (including at any time following the payment of any of the Reimbursement Obligations) be imposed on, incurred by or asserted against such Person in any way relating to or arising out of the issuance of, transfer of, or payment or failure to pay under any Letter of Credit issued pursuant to this Agreement or the use of proceeds of any payment made under any Letter of Credit issued in accordance with the terms of this Agreement and EVEN IF CAUSED BY SUCH PERSON'S OWN NEGLIGENCE; provided, however, that no Bank shall be liable for the payment of any portion of such actions, causes of action, suits, losses, liabilities, damages and expenses resulting solely from such Person's gross negligence or willful misconduct.

         Section 3.20 Voluntary Termination or Reduction of Commitments. Subject to Section 3.17 of this Agreement, the Borrower may upon not less than five (5) Business Days' prior notice to the Agent, terminate the Line of Credit Commitments or permanently reduce the Line of Credit Commitments by an aggregate minimum amount of $5,000,000 or any integral multiple of $1,000,000 above such amount, provided, that no such reduction or termination shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans made on the effective date thereof, the then outstanding principal amount of the Loans plus all then existing Credit Exposure would exceed the amount of the Line of Credit Commitments then in effect and, provided, further, that once reduced in accordance with this Section 3.20, the Line of Credit Commitments may not be increased. Any reduction of the Line of Credit Commitments shall be applied to each Bank's Line of Credit Commitment in accordance with such Bank's Line of Credit Commitment Percentage. If the Line of Credit Commitments are terminated in their entirety, all accrued commitment fees to, but not including, the effective date of such termination shall be payable on the effective date of such termination without any premium or penalty.

         Section 3.21 Change of Lending Office. Each Bank agrees that, upon the occurrence of any event giving rise to the operation of Section 3.13(d), 3.15, 3.16, or 3.18 hereof with respect to such Bank, it will, if requested by Borrower, use reasonable efforts (subject to overall policy considerations of such Bank) to designate another lending office for its Loan (provided that such designation is made on such terms that such Bank and its lending office suffer no economic, legal or regulatory disadvantage) with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section shall affect or postpone any of the obligations of the Borrower or the right of any Bank provided in Sections 3.13, 3.15, 3.16, or 3.18.


ARTICLE 4.       CONDITIONS PRECEDENT.

         Section 4.1 Conditions Precedent to Initial Credit Extensions. The obligation of the Bank to make the initial Revolving Credit Loan or issue the initial Letter of Credit provided herein is subject to the condition precedent that on or before the Closing Date the following shall have been delivered to the Agent and the Banks in form and substance satisfactory to the Agent and the
Banks:

                 (a) This Agreement and the Notes dated the Closing Date and duly executed and delivered by the Borrower.

                 (b) The other Loan Documents and such evidence of filings, acknowledgments or acceptances of any such documents as the Agent and the Banks may reasonably request or require, all duly executed and delivered by all parties thereto. The Security Instruments shall be effective to grant to the Agent and the Banks first priority perfected liens and security interests in the Collateral.

                 (c) Written opinion or opinions, dated the Closing Date, of counsel for the Borrower and its Subsidiaries in form and substance satisfactory to the Agent and the Banks covering all such matters as the Agent and the Banks may require.

                 (d) A copy of the Borrower's and its Subsidiaries' articles or certificates of incorporation, as the case may be, and bylaws, including all amendments thereto, all certified, in the case of certificates or articles of incorporation, by the Secretary of State of the respective Person's state of incorporation, and, in the case of, bylaws, by the Secretary or an Assistant Secretary of such Person, as the case may be, as being in full force and effect on the Closing Date, and all other documents the Agent and the Banks may request relating to the existence, qualification and good standing of the Borrower and its Subsidiaries.

                 (e) A copy of a resolution or resolutions passed by the Boards of Directors of the Borrower and its Subsidiaries certified by the Secretary or an Assistant Secretary of such Person as being in full force and effect on the Closing Date, each of which corporate resolutions authorizing the borrowings and Letters of Credit provided for herein and/or the execution, delivery and performance of this Agreement, and the other Loan Documents, and any other instrument or agreement required hereunder from such Person, as the case may be, and providing as to the incumbency, and containing the specimen signature or signatures, of the person or persons authorized to execute and deliver this Agreement, the Notes, and the other Loan Documents and any other instrument or agreement required hereunder.

                 (f) A summary of the insurance coverage of the Borrower and its Subsidiaries, which shall be in form, scope and substance reasonably satisfactory to the Agent and the Banks, together with certificates from each insurer required pursuant to Section 5.5 hereof.

                 (g) Evidence satisfactory to the Majority Banks that as of the Closing Date the Agent and the Banks have a first priority perfected Lien on the Collateral and that there exist no Liens (other than Permitted Liens) on any Property of the Borrower or any of its Subsidiaries, except as specifically provided in Section 3.11 hereof.

                 (h)      The fees then payable pursuant to Sections 3.7 and
11.7 of this Agreement (including the fees, expenses and disbursements of the Bank's counsel), shall have been paid to the Agent or any Bank or such counsel, as applicable.

                 (i) A certificate signed by a Responsible Officer, dated as of the Closing Date, stating that (i) the representations and warranties contained in Article II are true and correct on and as of such date, as though made on and as of such date, taking into account the Air Drilling Acquisition,
(ii) no Default or Event of Default exists or would result from the Credit Extension being made on the Closing Date, (iii) there has occurred since April 30, 1996, no event or circumstance that has resulted or would reasonably be expected to result in a Material Adverse Effect and (iv) all of the conditions precedent set forth in Section 4.2 have been satisfied.

                 (j) Photocopies of the principal Acquisition Documents (duly executed and delivered by each party thereto each in form and substance satisfactory to the Agent and the Majority Banks), certified as being true, correct and complete by a Responsible Officer of Borrower, a letter from counsel to each Selling Shareholder permitting the Agent to rely upon such counsel's opinion delivered to Borrower in connection with the Air Drilling Acquisition as if such opinion had been addressed to the Agent, and evidence, to Agent's satisfaction, that (a) Borrower has consummated (or concurrently with the initial Loans is consummating) the Air Drilling Acquisition for a total consideration of not more that $47,000,000 (including the assumption of liabilities), (b) the Air Drilling Acquisition was consummated without the waiver by the Borrower of any of the conditions precedent to the closing thereof contained in the Acquisition Agreement and (c) each of the Borrower and the Selling Shareholders has obtained any approvals required for the consummation of the Air Drilling Acquisition including, without limitation, approvals required under the Hart-Scott- Rodino Antitrust Improvements Act of 1976, as amended.

                 (k) Evidence that all Indebtedness of the Company and its Subsidiaries required to be repaid as set forth on Schedule 6.1 shall have been (or shall simultaneously with the initial Loans be) repaid, all liens securing the same shall have been (or shall simultaneously with the initial Loans be) terminated and all commitments thereunder shall have been (or shall simultaneously with the initial Loans be) cancelled.

                 (l) Such other evidence as the Bank may reasonably request to establish the consummation of the transactions contemplated hereby, the taking of all proceedings in connection herewith and compliance with the conditions set forth in this Agreement.

         Section 4.2 Additional Conditions Precedent to Each Loan. The obligation of each Bank to make any Loan or the Issuing Bank to issue any Letter of Credit provided herein is subject to the following further conditions precedent:

                 (a) Notice, Application. The Agent shall have received (with, in the case of the initial Revolving Credit Loan only, a copy for each Bank) a Notice of Borrowing or a Notice of Conversion/Continuation, as applicable or in the case of any Issuance of any Letter of Credit, the Issuing Bank and the Agent shall have received a Credit Request, as required under
Section 3.3(f).

                 (b) The representations and warranties contained herein and in the other Loan Documents shall be true and correct on the date of each Loan or the date of issuance of each Letter of Credit (except such representations and warranties that relate solely to an earlier date and that were true and correct on such earlier date) and each of the Borrower and its Subsidiaries shall be deemed to repeat such representations and warranties made by it on such date.

                 (c) The Borrower and its Subsidiaries shall have performed and complied with all agreements and conditions contained in this Agreement and the other Loan Documents. No Event of Default or Default shall have occurred and be continuing or shall result from such Loan or issuance of Letters of Credit.

                 (d) The making of the Loans and the issuance of all Letters of Credit shall not be prohibited by the laws and regulations of the jurisdictions to which the Agent, any Bank, the Borrower or its Subsidiaries is subject (including, without limitation, Regulation G, T, U or X of the Board of Governors of the Federal Reserve System), and shall not subject the Agent or any Bank to any penalty or, in the reasonable judgment of the Majority Banks, other burdensome condition under or pursuant to any applicable law or governmental regulation.

                 (e) There shall be no suit, action, investigation, inquiry or other proceeding by any Governmental Authority or any other Person or any other legal or administrative proceeding pending or, to the knowledge of the Borrower, threatened, which (i) questions the validity or legality of this Agreement, any of the other Loan Documents or any of the transactions contemplated by this Agreement or the other Loan Documents or seeks damages in connection with any of the foregoing or (ii) if adversely determined, could reasonably be expected to have a Material Adverse Effect.

                 (f) No event or condition having a Material Adverse Effect shall have occurred since April 30, 1996.

Each Notice of Borrowing and Credit Request submitted by the Borrower hereunder shall constitute a representation and warranty by the Borrower hereunder, as of the date of each such notice and as of each Borrowing date, or Issuance date, as applicable, that the conditions in this Section 4.2 are satisfied.

ARTICLE 5.       AFFIRMATIVE COVENANTS.

         During the term of this Agreement, and for so long as any Bank shall have any Commitment or any Letter of Credit remains outstanding hereunder, and until the Notes and all of the Obligations have been paid in full and there shall exist no Credit Exposure, unless compliance with the provisions of the following subsections shall have been waived in writing by the Majority Banks, the Borrower agrees as follows:

         Section 5.1 Financial Statements. The Borrower will and, as applicable, will cause its Subsidiaries to furnish the following to the Agent with copies for each Bank:

                 (a) As soon as available, but in any event, within one hundred twenty (120) days after the end of each fiscal year of the Borrower, a copy of the Borrower's and its Subsidiaries' annual audited consolidated financial statements (consisting of at least a balance sheet and related statements of income, retained earnings and cash flow prepared in conformity with GAAP applied on a basis consistent with that of the preceding fiscal year), and accompanied by an unqualified opinion of an independent certified public accountant selected by the Borrower and acceptable to the Majority Banks;

                 (b) As soon as available, but in any event not later than one hundred twenty (120) days after the end of each fiscal year of the Borrower, an unaudited consolidating balance sheet of the Borrower and each of its Subsidiaries as at the end of such fiscal year and the related consolidating statement of income for such fiscal year, all in reasonable detail certified by a proper Responsible Officer of the Borrower as having been used in connection with the preparation of the financial statements referred to in Section 5.1(a) hereof;

                 (c) As soon as available, but in any event, within forty-five (45) days of the end of each quarter of each fiscal year during the term hereof, unaudited interim consolidating and consolidated financial statements of the Borrower and each of its Subsidiaries prepared and certified by a proper Responsible Officer of the Borrower and prepared similarly to the audited statements referred to in clause (a) above (subject to normal year-end audit adjustments) and consisting of at least balance sheets as of the close of such period and statements of income, retained earnings and cash flow for the quarter then ended and for the period from the beginning of the fiscal year to the close of such period;

                 (d) Upon request by any Bank, a copy of the federal income tax return of the Borrower and its Subsidiaries, for the current fiscal year then ended, certified by a proper Responsible Officer of such Person;

                 (e) Promptly upon their becoming available, Borrower will deliver copies of: (i) all financial statements, reports, notices and proxy statements sent or made available by the Borrower or any of its Subsidiaries to their security holders; (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by the Borrower or any of its Subsidiaries with any securities exchange or with the U.S. Securities and Exchange Commission or any Governmental Authority; and (iii) all press releases and other statements made available by the Borrower or any of its respective Subsidiaries to the public concerning the financial condition of the Borrower or any of its Subsidiaries;

                 (f)      (i)     Promptly after the filing thereof with the
United States Secretary of Labor or the Pension Benefit Guaranty Corporation, copies of each annual and other report with respect to each Plan or any trust created thereunder, and (ii) immediately upon becoming aware of the occurrence of any "reportable event," as such term is defined in Section 4043 of ERISA, or of any "prohibited transaction," as such term is defined in Section 4975 of the Code in connection with any Plan or any trust created thereunder, a notice signed by the President or a principal financial officer of the Borrower specifying the nature thereof, what action the Borrower is taking or proposes to take with respect thereto and, when known, any action taken by the Internal Revenue Service with respect thereto;

                 (g) As soon as available, but in any event, within 20 days after the end of each month during the term hereof, a Loan Formula Certificate for the appropriate time period, certified by a Responsible Officer of the Borrower containing a certificate of a Responsible Officer of the Borrower stating that a review of the activities of the Borrower and its Subsidiaries during the period covered by such certificate has been made under his supervision with a view to determining whether the Borrower and its Subsidiaries have kept, observed, performed and fulfilled all of their obligations under this Agreement, the Notes, the Security Instruments and the other Loan Documents, and that, to the best of his knowledge, during such period, each has kept, observed, performed and fulfilled each and every covenant in this Agreement, the Notes, the Security Instruments and the other Loan Documents, and is not at the time in default under any of the same, or if it shall have been or shall be in default, specifying the same;

                 (h) Simultaneously with the delivery of each set of financial statements referred to in clause (c) above, a quarterly listing and aging of accounts receivable of the Borrower and its Subsidiaries, certified by a Responsible Officer of the Borrower;

                 (i) Simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (c) above, a Compliance Certificate certified by a Responsible Officer of the Borrower (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Sections 5.11, 5.12, 5.13, 5.14, and 5.15 hereof, on the date of such financial statements and (ii) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

                 (j) As soon as available, but in any event, no later than 30 days prior to the end of each fiscal year of the Borrower, projections of the Borrower's and its

Subsidiaries' financial statements for the next fiscal year of the Borrower certified by a Responsible Officer of the Borrower; and

                 (k) Such other financial and other information concerning the Borrower and its Subsidiaries as the Agent or any Bank shall request from time to time.

         Section 5.2 Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay all Obligations in accordance with their terms and will, and will cause each of its Subsidiaries to, pay and discharge all other Indebtedness in the ordinary course of business where failure to pay and discharge such other Indebtedness would have a Material Adverse Effect; provided, further, that notwithstanding the foregoing, the Borrower and its Subsidiaries may contest in good faith any such other Indebtedness by appropriate proceedings so long as adequate reserves are established as required by GAAP.

         Section 5.3 Notice; Litigation. The Borrower shall and shall cause each of its Subsidiaries to, promptly give written notice to the Agent and each Bank of (i) the occurrence of any Default or Event of Default, (ii) any legal, judicial or regulatory proceedings affecting the Borrower or any Subsidiary or any of their properties or assets in which the amount involved is material, is not covered (subject to normal deductibles) by insurance and is likely to have a Material Adverse Effect, (iii) any dispute between the Borrower or any of its Subsidiaries and any Governmental Authority or other Person that is likely materially to interfere with the normal business operations of the Borrower or any of its Subsidiaries , (iv) any substantial damage to any material part of the Collateral, specifying the nature and extent of damage and whether such damage is being repaired in due course, or total loss or destruction of any material part of the Collateral, (v) any other action, event or condition of any nature of which it has knowledge which, in the reasonable opinion of the Borrower is likely to have, or lead to, or result in, any Material Adverse Effect, and (vi) the voluntary or involuntary bankruptcy of, or any assignment for the benefit of creditors or the seeking of any relief under any bankruptcy or other similar laws by, the Borrower or any of its Subsidiaries.

         Section 5.4 Maintenance of Corporate Existence and Properties. The Borrower will, and will cause each of its Subsidiaries to, (i) continue to engage in the businesses presently being operated, (ii) maintain its corporate existence and good standing in each jurisdiction in which it is required to be qualified, if its failure to be so qualified would have a Material Adverse Effect, (iii) keep and maintain all franchises, permits, licenses and properties useful and necessary in the conduct of its business in good order and condition if failure to do so would have a Material Adverse Effect, and
(iv) duly observe and conform to all material requirements of any Governmental Authorities relative to the conduct of its business or the operation of its properties or assets, if such failure duly to observe and conform to such requirements would have a Material Adverse Effect or could result in criminal prosecution.

         Section 5.5 Insurance. The Borrower will, and will cause each of its Subsidiaries to, maintain insurance with financially sound and responsible companies, in such form, in such amounts and against such risks (including, without limitation, public liability and property damage insurance) as is customarily carried by companies engaged in the same or similar businesses, operating like properties and similarly situated, plus any additional insurance, if any, required in the Security Instruments. The Borrower and its Subsidiaries will have the right to place any such insurance with any insurance carrier acceptable to the Majority Banks. Upon execution of this Agreement, the Borrower will furnish the Agent, with copies to each Bank (i) a summary of the insurance coverage of the Borrower and its Subsidiaries, together with certificates showing the Bank as loss payee to the extent its interests may appear, all such policies to be noncancellable without 15 days' prior written notice to the Agent, and will supplement such summary from time to time as the amounts or terms of such insurance coverage change, and (ii) copies of the applicable policies and proof of payment of the premiums therefor.

         Section 5.6 Payment of Taxes. The Borrower will, and will cause each of its Subsidiaries to, pay and discharge when due all taxes, assessments and other liabilities, except those being contested in good faith by appropriate proceedings, and against which the Borrower or its applicable Subsidiary has set up adequate reserves, in accordance with GAAP.

         Section 5.7 Accounts Receivable. The Borrower will, and will cause each of its Subsidiaries to, maintain its accounts receivable in a manner consistent with normal business practices, including normal terms and conditions for payment, for companies engaged in similar operations in similar jurisdictions.

         Section 5.8 Further Assurances. The Borrower will, and cause each of its Subsidiaries to, at any time and from time to time, execute and deliver such further instruments and take such further action as may reasonably be requested by the Majority Banks, in order to cure any defects in the execution and delivery of, or to comply with or accomplish the covenants and agreements contained in this Agreement, the Notes, the Security Instruments or the other Loan Documents.

         Section 5.9 Inspection. The Borrower will, and will cause each of its Subsidiaries to, permit the Agent or any Bank (and any Person appointed by the Agent or any Bank to act for it and on its behalf) to examine its corporate and financial books and records and other records, books and properties, to perform audits of the Collateral and to discuss its affairs, finances and accounts with the officers of the Borrower and the Borrower's Subsidiaries, and the Borrower's and the Borrower's Subsidiaries' independent certified public accountants all at the expense of the Borrower and at all reasonable times and as often as may be reasonably requested.

         Section 5.10 Solvency. The Borrower will not be, and will not permit the Borrower and its Subsidiaries taken as a whole, to be, Insolvent.

         Section 5.11 Current Ratio. The Borrower and its Subsidiaries will maintain a ratio of Current Assets to Current Liabilities of not less than 1.30 to 1.0, determined on a consolidated basis, at all times throughout the term hereof.

         Section 5.12 Maximum Funded Debt Ratio. The Borrower and its Subsidiaries will maintain a Funded Debt Ratio during each period set forth below of not greater than the ratio set forth below opposite such period:

                                  Funded Debt
Period                               Ratio
------                            -----------
Closing Date
through and including
June 30, 2000                     3.0 to 1.0

July 1, 2000 and
thereafter                        2.5 to 1.0.


         Section 5.13 Tangible Net Worth. The Borrower and its Subsidiaries will maintain a positive Tangible Net Worth, determined on a consolidated basis, at all times during the term of this Agreement in an amount not less than the sum of:

                          (a) Ninety percent (90%) of the Tangible Net Worth of the Borrower and its Subsidiaries at April 30, 1997 determined on a consolidated basis from the annual audited financial statements of the Borrower and its Subsidiaries for the fiscal year of the Borrower ending 1997 required pursuant to Section 5.1(a) hereof, plus

                          (b) seventy-five percent (75%) of Net Income of the Borrower for each month ending after April 30, 1997, in each case, for which Consolidated Net Income is positive (but with no deduction on account of negative Consolidated Net Income for any month), plus

                          (c) upon the consummation of any issuance of Non-Redeemable Stock after April 30, 1997, one hundred percent (100%) of the amount of Net Cash Proceeds received by the Borrower or any of its Subsidiaries from all such issuances.

         Section 5.14 Minimum Debt Service Coverage Ratio. The Borrower and its Subsidiaries will maintain a ratio of (i) Consolidated EBITDA for the period of 12 full consecutive calendar months ending on the last day of each fiscal quarter of the Borrower throughout the term hereof less taxes measured by income of the Borrower and its Subsidiaries paid in cash during such period, to (ii) Consolidated Debt Service for such period, of not less than 1.3 to 1.0.

         Section 5.15 Revenue Producing Assets. The Borrower and its Subsidiaries will maintain, at all times, Revenue Producing Assets (exclusive of Consignment Assets) determined on an original cost basis of not less than an amount equal to the greater of (i) one hundred-ten percent (110%) of the then aggregate outstanding principal balance of the Term Notes or (ii) one hundred-ten percent (110%) of the aggregate Commitment Amount set forth on
Schedule I with respect to the Line of Credit.

         Section 5.16 Environmental Compliance. The Borrower will, and will cause each of its Subsidiaries, and their respective contractors and invitees to, comply in all respects with the requirements of all Governmental Authorities pursuant to Environmental Laws. Borrower shall not, and shall not permit any of its Subsidiaries to, cause or permit any

Hazardous Materials to be brought upon or kept or used on or about the Property in violation of any Environmental Law or which results in any Hazardous Materials Contamination which could reasonably be expected to have a Material Adverse Effect.

         Section 5.17 Notification of Releases of Hazardous Materials. The Borrower will, and will cause each of its Subsidiaries to, immediately notify the Agent and each of the Banks of, and provide the Agent and each of the Banks with copies of any notifications of, discharges or releases or threatened releases or discharges of a Hazardous Material on, upon, into, or from the Property that could reasonably be expected to have a Material Adverse Effect which are given or required to be given by or on behalf of the Borrower or any of its Subsidiaries to any Governmental Authorities. Such copies of notifications shall be delivered to the Agent and each of the Banks at the same time as they are delivered to the Governmental Authorities. The Borrower will, and will cause each of its Subsidiaries to, promptly undertake and diligently pursue to completion any appropriate and legally required or authorized investigation, abatement and remedial containment and cleanup action in the event of any release or discharge, or threatened release or discharge, of a Hazardous Material on, upon, into or from the Property.

         Section 5.18 Environmental Indemnification. The Borrower hereby indemnifies and agrees to hold harmless the Indemnified Parties from and against all liabilities, claims, actions, consequential damages, costs and expenses or loss, regardless of whether any of the foregoing are foreseeable or unforeseeable, whether by Governmental Authorities or third parties, so long as any of the foregoing occur directly or indirectly by virtue of (i) the breach of any representation or warranty, or affirmative or negative covenant regarding any Environmental Laws or Hazardous Materials; (ii) any Hazardous Material being present at any time in, upon or around any part of any Property, or in the soil, air, groundwater, or surface water on, above or under the Property; (iii) the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a Hazardous Material on, under or about the Property; (iv) operations of Borrower or any of its Subsidiaries; or (v) the imposition or recording of liens on the Property pursuant to any Environmental Laws. The liabilities, claims, actions, consequential damages, costs and expenses and losses included in the indemnity in this Section shall include, without limitation, amounts paid in settlement of claims, all consultant, expert and legal fees and expenses of any Indemnified Party's legal counsel costs and expense incurred in connection with any investigations of site conditions, or any abatement, cleanup, remediation, removal, or restoration work, or any damages or injuries to the person or property of any third parties or to land, air, water or other natural resources. Upon demand by the Majority Banks, the Borrower and its Subsidiaries shall jointly and severally defend any investigation, action, or proceeding alleging the presence of any Hazardous Material which affects any Property or which is brought or commenced against any Indemnified Party, whether alone or together with the Borrower, its Subsidiaries or any other person, all at the Borrower's cost and expense but with counsel to be approved by the Majority Banks in the exercise of its reasonable judgment.

         Section 5.19 Chattel Paper. The Borrower will, and will cause each of its U.S. Subsidiaries and Material Foreign Subsidiaries (to the extent the laws of the relevant jurisdiction make it desirable to do so) to, stamp or otherwise imprint all Chattel Paper (other than Chattel Paper consisting of Foreign Accounts) relating to any of its respective assets with a legend in the following form:

         "THIS CHATTEL PAPER IS SUBJECT TO A SECURITY INTEREST IN FAVOR OF WELLS FARGO BANK (TEXAS), NATIONAL ASSOCIATION, AS AGENT FOR THE BENEFIT OF THE BANKS (AS SUCH TERM IS DEFINED IN THAT CERTAIN THIRD AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF JUNE 20, 1997, AMONG DAILEY PETROLEUM SERVICES, CORP., THE FINANCIAL INSTITUTIONS A PARTY THERETO FROM TIME TO TIME (THE "BANKS"), AND THE AGENT, AS THE SAME MAY BE AMENDED OR RESTATED AT ANY TIME."

         Section 5.20 Lockbox; Cash Collateral Account. Notwithstanding any provision herein or in the other Loan Documents to the contrary, after the occurrence of an Event of Default, the Borrower agrees to direct all customers and licensees to send all sales remittance checks, license and royalty payments and proceeds to a post office box (the "Lockbox") designated by the Agent for the benefit of the Banks for collection and deposit in, and to deposit all cash generated by cash sales and cash prepayments at time of purchase by the Borrower's customers, and all proceeds (collectively, the "Proceeds") of accounts, accounts receivable, license agreements, royalty agreements, and credit card sales received by it into a cash collateral account (the "Cash Collateral Account") designated by the Agent for the benefit of the Banks and from which only officers of the Agent will be authorized to withdraw funds.
The Proceeds shall be deposited promptly in the Cash Collateral Account upon receipt thereof by the Borrower in the form received with any endorsements necessary for collection). After the occurrence of an Event of Default, all Proceeds deposited in the Cash Collateral Account shall be applied to the reduction of the Revolving Credit Note.

         Section 5.21 ERISA. The Borrower shall, and shall cause each of its ERISA Affiliates to: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Code.


ARTICLE 6.       NEGATIVE COVENANTS.

         During the term of this Agreement, and for so long as any Bank shall have any Commitment hereunder, and until the Notes and all of the Obligations have been paid in full and there shall exist no Credit Exposure, unless compliance with the following subsections shall have been waived in writing by the Majority Banks, the Borrower agrees as follows:

         Section 6.1 Limitations on Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness except (i) the Indebtedness incurred under this Agreement and the other Loan Documents, (ii) existing Indebtedness described on
Schedule 6.1 attached hereto, (iii) Capital Leases or other Indebtedness incurred to finance the purchase of tangible, fixed or capital assets in an aggregate amount not to exceed $500,000 at any one time outstanding, (iv) Indebtedness incurred by the Borrower from the Guarantors, (v) Indebtedness of any Guarantor of the Borrower to the Borrower or any other Guarantor, (vi) Indebtedness of any Subsidiary of Borrower (other than Guarantors) to Borrower or any of Borrower's other Subsidiaries (other than Guarantors), when aggregated with all loans, advances, extension of credit and investments (without duplication), not to exceed the aggregate amount set forth in Section 6.4(v) at any one time outstanding and (vii) other Indebtedness of the Borrower and the Guarantors not to exceed an aggregate amount of $2,000,000 at any one time outstanding.

         Section 6.2 Limitations on Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, assume or suffer to exist any Lien of any kind upon any of its Properties or assets, whether now owned or hereafter acquired, except Permitted Liens.

         Section 6.3 Limitations on Contingent Liabilities. The Borrower will not, and will not permit any of its Subsidiaries to, create, assume or suffer to exist any Contingent Liabilities, except (i) as permitted hereunder, (ii) guaranties of Indebtedness of the Borrower or any Subsidiary permitted pursuant to Section 6.1 hereof, (iii) for endorsements of instruments for collection in the ordinary course of business, (iv) reimbursement obligations in connection with letters of credit and performance bonds to secure the performance of bids and trade contracts (other than for borrowed money) incurred in the ordinary course of the Borrower's and its Subsidiaries' business and (v) any such liability in favor of the Agent and the Banks under this Agreement or the other Loan Documents.

         Section 6.4 Loans, Advances and Investments. The Borrower will not, and will not permit any of its Subsidiaries to, make or permit to remain outstanding any advances, loans or extensions of credit to, or purchase or own any stock, bonds, notes, debentures, or other securities of, or make any investments in, any Person (other than the Borrower or a Guarantor) except (i) accounts, instruments, chattel paper, and general intangibles (as defined in the UCC) arising or acquired, and trade credit extended, in the ordinary course of business as presently conducted, (ii) Cash Equivalents, (iii) expenses, advances and loans made to employees of the Borrower in the ordinary course of business and not exceeding an aggregate amount of $750,000 at any one time outstanding, (iv) Acquisitions, provided that the aggregate of all amounts expended and liabilities assumed by Borrower and its Subsidiaries for all Acquisitions during a fiscal year shall not exceed $5,000,000, (v) advances, loans or extensions of credit to Subsidiaries (other than Guarantors) at any one time outstanding plus the aggregate of all investments in Subsidiaries (other than Guarantors) in an aggregate amount not to exceed (y) $13,000,000, so long as any amounts remain owing on the Term Notes and (z) $18,000,000, after the Term Notes have been paid in full in cash.

         Section 6.5 Limitations on Fundamental Changes; Disposition of Assets. The Borrower will not, and will not permit any of its Subsidiaries to,

                 (a) enter into any merger or consolidation, except any Subsidiary of the Borrower may merge, consolidate or combine with or into (i) the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or (ii) any one or more Subsidiaries of the Borrower (provided that if any transaction shall be between a Subsidiary and a wholly-owned Subsidiary, the wholly-owned Subsidiary shall be the continuing or surviving corporation);

                 (b) liquidate or dissolve itself (or suffer any liquidation or dissolution); provided, however, that this Subsection 6.5(b) shall not apply to any Subsidiary;

                 (c) convey, sell, lease (other than leases of inventory entered into in the ordinary course of business), charter or otherwise dispose of all or substantially all of its property, assets or business; or

                 (d) except in the ordinary course of business, enter into any arrangement, directly or indirectly, whereby the Borrower or its applicable Subsidiary would sell or transfer any properties (other than real property), either now owned or thereafter acquired, and then or thereafter lease as lessee such properties or any part thereof or any property (other than real property) to be used for substantially the same purpose.

         Section 6.6 Dividends. The Borrower will not, and will not permit any of its Subsidiaries (other than Wholly-Owned Subsidiaries) to, declare or pay any dividend (other than dividends payable solely in stock) or make any other distribution on account of, or purchase, acquire, retire, or redeem any stock of the Borrower or any such Subsidiaries whether now owned or hereafter outstanding.

         Section 6.7 ERISA Compliance. The Borrower shall not, and shall not suffer or permit any of its ERISA Affiliates to: (a) engage in a prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably expected to result in liability of the Company in an aggregate amount in excess of $500,000; or (b) engage in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

         Section 6.8 Nature of Business. The Borrower will not, and will not permit any of its Subsidiaries to, (i) engage in any lines of business or business ventures other than those in which it is presently engaged or that are directly related thereto, (ii) change in any material respect its methods of operation or manner of doing business, (iii) without 45 days prior written notice to the Agent and the Majority Banks, change the location of its chief executive office, or (iv) change its name (without 45 days prior written notice to the Agent and the Majority Banks), its identity as a corporation or its corporate structure.

         Section 6.9 Transactions with Affiliates and Other Persons. Except as disclosed on Schedule 6.9, the Borrower will not, and will not permit any of its Subsidiaries to, engage in any transaction with an Affiliate, which individually or together with other transactions subject to this Section 6.9 is material, on terms less favorable to it than would be obtainable at the time in comparable transactions with Persons not affiliated with the Borrower or its Subsidiaries, as the case may be. The Borrower will not, and will not permit any of its Subsidiaries to, incur, create or assume any commitments to make payments, whether as rental or otherwise, under any lease, rental or other arrangement, written or oral, for the use of any other Person if, under the terms of any such agreements, the amount of rentals payable thereunder is greater than a fair market rental.

         Section 6.10 Lease Obligations. The Borrower shall not, and shall not suffer or permit any Subsidiary to, create or suffer to exist any obligations for the payment of rent for any property under lease or agreement to lease, except for:

                 (a) leases of the Borrower and of Subsidiaries in existence on the Closing Date and any renewal, extension or refinancing thereof;

                 (b) operating leases entered into by the Borrower or any Subsidiary after the Closing Date in the ordinary course of business;

                 (c) leases entered into by the Borrower or any Subsidiary after the Closing Date pursuant to sale- leaseback transactions permitted under subsection 6.5(d);

                 (d) Capital Leases other than those permitted under clauses (a) and (c) of this Section, entered into by the Borrower or any Subsidiary after the Closing Date to finance the acquisition of equipment; provided that the aggregate annual rental payments for all such Capital Leases shall not exceed in any fiscal year $1,000,000.

         Section 6.11 Accounting Changes. The Borrower shall not, and shall not suffer or permit any Subsidiary to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of the Borrower or of any Subsidiary without 45 days prior written notice to the Agent and the Majority Banks.

ARTICLE 7.       DEFAULT.

         Section 7.1 Events of Default. The occurrence of any of the following events or conditions shall constitute an "Event of Default":

                 (a) Failure of the Borrower to pay any principal of or interest on any Notes, or failure to make any mandatory prepayment hereunder when due;

                 (b) Any representation or warranty made by the Borrower or any of its Subsidiaries in this Agreement or in any of the other Loan Documents or in any certificate, financial or other statement furnished by the Borrower or any of its Subsidiaries pursuant hereto or thereto or in connection herewith or therewith is false in any material respect as of the date made or furnished;

                 (c) Failure to observe or perform any of the covenants, terms or agreements contained in Sections 3.6, 5.2, 5.5, 5.8, 5.9, 5.10, 5.11, 5.12, 5.13, 5.14, 5.15, 5.20 or Article 6 hereof;

                 (d) Failure to pay any amounts due hereunder or under any other Loan Document (other than those described in Section 7.1(a) above) when due or declared due, or failure to observe or perform any other covenants, terms or agreements contained in this Agreement, any Loan Document or any other agreements with the Agent or any Bank, and such failure to pay or other default shall continue unremedied for a period of fifteen (15) days after the earlier of (i) the date upon which the Borrower or its applicable Subsidiaries, knew or should have known of such failure or (ii) the date upon which written notice thereof has been given to the Borrower by the Agent or any Bank;

                 (e) The Borrower or any of its Subsidiaries (i) is generally not paying its Indebtedness as it becomes due, (ii) fails to pay any principal of or interest on any obligation or obligations for borrowed money under any agreement involving an amount or amounts greater than $500,000 beyond the period of grace, if any, provided for in the instrument or agreement under which the same was created, or (iii) fails to observe or perform any other term, condition or agreement contained in any obligation or obligations for borrowed money under any agreement involving an amount or amounts greater than $500,000 or in any instrument or agreement evidencing, securing or relating thereto if the effect thereof is to cause or permit the holder or holders of such obligation (or a trustee or an agent on behalf of such holder or holders) to cause any such obligation to become due prior to its stated maturity;

                 (f) An event of default shall occur under any of the Loan Documents;

                 (g) Any Loan Document ceases to be in full force and effect and valid, binding, and enforceable in accordance with its terms, or any of the Security Instruments ceases to create a valid and perfected first priority Lien as required hereby and thereby, or the Borrower or any of its Subsidiaries shall so state in writing;

                 (h) Filing by the Borrower or any of its Subsidiaries of a voluntary petition or any answer seeking reorganization, arrangement, readjustment of its or his debts or for any other relief under any applicable bankruptcy act or law, or under any other insolvency act or law, now or hereafter existing, or any action by the Borrower or any of its Subsidiaries consenting to, approving of or acquiescing in any such petition or proceeding; the application by the Borrower or any of its Subsidiaries for, or the appointment by consent or acquiescence of, a receiver or trustee for the Borrower or any of its Subsidiaries or for all or a substantial part of its or his property; the making by the Borrower or any of its Subsidiaries of an assignment for the benefit of creditors, the inability of the Borrower or any of its Subsidiaries, or the admission by the Borrower or any of its Subsidiaries in writing of its inability, to pay its debts as they mature (the term "acquiescence" means the failure to file a petition or motion in opposition to such petition or proceeding or to vacate or discharge any order, judgment or decree providing for such appointment within 30 days after the appointment of a receiver or trustee);

                 (i) Filing of an involuntary petition against the Borrower or any of its Subsidiaries in bankruptcy or seeking reorganization, arrangement or readjustment of its or his debts or for any other relief under any applicable bankruptcy act or law, or under any other insolvency act or law, now or hereafter existing and such petition remains undismissed or unanswered for a period of 30 days from such filing; or the involuntary appointment of a receiver or trustee for the Borrower or any of its Subsidiaries for all or a substantial part of its or his property and such appointment remains unvacated or unopposed for a period of 10 days from such appointment; or the issuance of a writ of attachment, execution or similar process against any substantial part of the Property of the Borrower or any of its Subsidiaries and such writ remains unbonded or undismissed for a period of 10 days from notice to the Borrower or any of its Subsidiaries of its issuance;

                 (j) Final judgment for the payment of money in excess of $500,000 shall be rendered against the Borrower or any of its Subsidiaries and the same shall remain undischarged for a period of 30 days, during which execution shall not be effectively stayed; or

                 (k) (i) An ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $500,000; (ii) the aggregate amount of Unfunded Pension Liability among all Pension Plans at any time exceeds $500,000; or (iii) the Borrower or any ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $500,000; or

                 (l)      There occurs any Change of Control; or

                 (m)      There occurs a Material Adverse Effect; or

                 (n) Any Guarantor fails in any material respect to perform or observe any term, covenant or agreement in its Guaranty; or any Guaranty is for any reason partially (including with respect to future advances) or wholly revoked or invalidated, or otherwise ceases to be in full force and effect, or any Guarantor or any other Person contests in any manner the validity or enforceability thereof or denies that it has any further liability or obligation thereunder.

         Section 7.2 Optional Acceleration. Upon the occurrence and continuance of any Event of Default set forth in Subsection 7.1(a), (b), (c),
(d), (e), (f), (g), (j), (k), (l), (m), or (n) hereof, any obligation of the Agent and all of the Banks to extend credit to the Borrower pursuant hereto shall immediately terminate and the Agent, at the request of the Majority Banks, and with the consent of the Majority Banks, without notice to the Borrower or any of its Subsidiaries, may declare the principal of and interest accrued on the Notes to be forthwith due and payable, WHEREUPON THE SAME SHALL BECOME DUE AND PAYABLE WITHOUT ANY PRESENTMENT, DEMAND, PROTEST, NOTICE OF PROTEST, NOTICE OF INTENT TO ACCELERATE, NOTICE OF ACCELERATION, OR NOTICE OF ANY KIND (EXCEPT NOTICE REQUIRED PURSUANT TO THIS AGREEMENT OR OTHERWISE BY
LAW), ALL OF WHICH ARE HEREBY WAIVED. With respect to all Letters of Credit that shall not have matured or with respect to which presentment for honor shall not have occurred, Borrower shall deposit in a Cash Collateral Account at the Agent an amount equal to the aggregate undrawn amount of Letters of Credit, and the unused portions thereof, if any, shall be returned to Borrower after the respective expiration dates of the Letters of Credit and after all Notes and Obligations hereunder, under the Security Instruments and under the Letter of Credit Agreements are paid in full.

         Section 7.3 Automatic Acceleration. Upon the occurrence of any Event of Default set forth in Subsection 7.1(h) or (i) hereof, any obligation of the Agent and all of the Banks to make advances under the Notes shall automatically terminate and the principal of and interest accrued on the Notes shall be immediately and automatically due and payable without notice or demand of any kind, and THE SAME SHALL BE DUE AND PAYABLE IMMEDIATELY WITHOUT ANY PRESENTMENT, ACCELERATION, DEMAND, PROTEST, NOTICE OF INTENT TO ACCELERATE, NOTICE OF ACCELERATION, NOTICE OF PROTEST OR NOTICE OF ANY KIND (EXCEPT NOTICE REQUIRED PURSUANT TO THIS AGREEMENT OR OTHERWISE BY LAW), ALL OF WHICH ARE HEREBY WAIVED. With respect to all Letters of Credit that shall not have matured or with respect to which presentment for honor shall not have occurred, Borrower shall deposit in a Cash Collateral Account at the Agent an amount equal to the aggregate undrawn amount of Letters of Credit, and the unused portions thereof, if any, shall be returned to Borrower after the respective expiration dates of the

Letters of Credit and after all Notes and Obligations hereunder, under the Security Instruments and under the Letter of Credit Agreements are paid in full.

         Section 7.4 Additional Remedies. In case any one or more Events of Default or Defaults shall occur and be continuing the Agent shall, at the request of the Majority Banks, and with the consent of the Majority Banks may, proceed to protect and enforce the rights of the Agent and the Banks by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein, in the Notes, or in the other Loan Documents, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law, or otherwise. In addition, the Borrower will pay to the Agent and the Banks such further amount as shall be sufficient to cover the cost and expenses of collection, including, without limitation, reasonable attorneys' fees, expenses and disbursements. No course of dealing and no delay on the part of any holder of the Notes in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder's rights, powers or remedies. No right, power or remedy conferred by this Agreement, the Notes, or by the other Loan Documents upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.


ARTICLE 8.       RELATION OF BANKS.

         Section 8.1  Appointment.

                 (a) Each Bank hereby irrevocably appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent. Without limiting the generality of the foregoing sentence, the use of the term "agent" in this Agreement and the other Loan Documents with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

                 (b) The Issuing Bank shall act on behalf of the Banks with respect to any Letters of Credit Issued by it and the documents associated therewith; provided, however, that the Issuing Bank shall have all of the benefits and immunities (i) provided to the Agent in this Article 8 with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit Issued by it or proposed to be Issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term "Agent", as used in this Article 8, included the Issuing Bank with respect to such acts or omissions, and (ii) as additionally provided in this Agreement with respect to the Issuing Bank.

         Section 8.2 Delegation of Duties. The Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents, employees, any additional co-agent appointed pursuant to Section 8.3 below, or attorney-in-fact that it selects with reasonable care.

         Section 8.3  Appointment of Additional Co-Agent.

                 (a) It is the purpose of this Agreement that there shall be no violation of any law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent in such jurisdiction. It is recognized that in case of litigation under this Agreement or the Loan Documents and in particular in case of the enforcement thereof on Default, or in case the Agent deems that by reasons of any present or future law of any jurisdiction it may not exercise any of the powers, rights or remedies herein or therein granted to the Agent or take any other action which may be desirable or necessary in connection therewith, the Agent, with the consent of the Majority Banks, may appoint an additional individual or institution as a separate or additional co-agent, in which event each and every remedy, power, right, claim, demand, cause of action, immunity, interest and lien expressed or intended by this Agreement or the other Loan Documents to be exercised by or vested in or conveyed to the Agent with respect thereto shall be exercisable by and vest in such separate or additional co-agent, but only to the extent necessary to enable such separate or additional co-agent to exercise such powers, rights and remedies, and every covenant and obligation necessary to the exercise thereof by such separate or additional co-agent shall run to and be enforceable by either of them.

                 (b) Should any conveyance or instrument in writing from the Banks be required by such separate or additional co-agent so appointed by the Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, duties and obligations, any and all such conveyances and instruments shall, on request, be executed, acknowledged and delivered by the Majority Banks. In case any such separate or additional co-agent or a successor, shall die, become incapable of acting, resign or be removed, all the rights, powers, duties and obligations of such separate or additional co-agent, so far as permitted by law, shall vest in and be exercised by the Agent until the appointment of a successor to such separate or additional co-agent. Any such separate or additional co-agent appointed by the Agent pursuant to this Section 8.3 may be removed by the Agent at any time, in which case all powers, rights and remedies vested in such separate or additional co-agent shall again vest in the Agent as if no such appointment of additional co-agent had been made.

         Section 8.4 Liability of Agent. Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document (except for its own gross negligence or willful misconduct), or (b) responsible in any manner to any of the Banks for any recital, statement, representation or warranty made by the Borrower or any of its Subsidiaries or any officer of any of them contained in this Agreement or in any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document or for the value of any Collateral or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of the Borrower or any of its Subsidiaries to perform its obligations hereunder or thereunder, or (c) required to initiate or conduct any litigation or collection proceedings hereunder or under any other Loan Document. The Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until a notice of the assignment or transfer thereof shall have been filed with the Agent pursuant to Article 9, together with the approval of the Borrower (if such approval is required under Article 9), which approval of the Borrower shall not be unreasonably withheld, to such assignment or transfer. The Agent shall not be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the Properties, books or records of the Borrower or any of its Subsidiaries.

         Section 8.5  Reliance by Agent.

                 (a) The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telecopy, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower or any of its Subsidiaries), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Majority Banks as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Majority Banks and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Banks and all future holders of the Obligations.

                 (b) For purposes of determining compliance with the conditions specified in Article 4, each Bank shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Banks.

         Section 8.6 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees payable to the Agent for the account of the Banks, unless the Agent shall have received written notice from a Bank or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Agent receives such a notice, the Agent shall give notice thereof to the Banks. The Agent shall take such action with respect to such Default or Event of Default as shall be requested by the Majority Banks in accordance with Article 7 hereof; provided, however, that unless and until the Agent shall have received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable and in the best interests of the Banks.

         Section 8.7 Credit Decision. Each Bank expressly acknowledges that neither the Agent nor any of its Affiliates nor any officer, director, employee, agent, attorney-in-fact of any of them has made any representation or warranty to it and that no act by the Agent hereinafter taken, including any review of the affairs of the Borrower and its Subsidiaries shall be deemed to constitute any representation or warranty by the Agent to any Bank. Each Bank represents to the Agent and the other Banks that it has, independently and without reliance upon the Agent and the other Banks and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries and made its own decision to enter into this Agreement and the other Loan Documents and extend credit to the Borrower hereunder. Each Bank also represents that it will, independently and without reliance upon the Agent and the other Banks and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries. Except for notices, reports and other documents expressly required to be furnished to the Banks by the Agent hereunder, the Agent (a) shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower or any of its Subsidiaries which may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates, (b) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Loan Document, and (c) shall not be responsible to any Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document, or any instrument or document furnished or executed pursuant hereto or therewith.

         Section 8.8 Indemnification. The Banks agree to indemnify the Agent (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligations of the Borrower to do so), ratably according to their respective Commitment Percentages of their outstanding Loans, or, if no Loans are outstanding, their Commitments, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind whatsoever which may at any time (including at any time following the repayment of the Loans) be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement, any other Loan Documents, or any document contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; provided, however, that no Bank shall be liable for the payment to the Agent of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements resulting solely from the Agent's gross negligence or willful misconduct. IT IS THE EXPRESS INTENTION OF THE PARTIES HERETO THAT THE AGENT SHALL BE INDEMNIFIED AND HELD HARMLESS AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS,

COSTS, EXPENSES OR DISBURSEMENTS OF ANY KIND ARISING OUT OF OR RESULTING FROM THE ORDINARY NEGLIGENCE (WHETHER SOLE OR CONTRIBUTORY) OF SUCH PERSON. The Agent shall not be required to do any act hereunder or under any other document or instrument delivered hereunder or in connection herewith or take any action toward the execution or enforcement of the agencies hereby created, or to prosecute or defend any suit in respect to this Agreement or the Loan Documents or any collateral security, unless indemnified to its satisfaction by the holders of the Notes against loss, cost, liability, and expense. If any indemnity furnished to the Agent for any purpose is, in the opinion of such Person insufficient or becomes impaired, such Person may call for additional indemnity and not commence or cease to do the acts indemnified against until such additional indemnity is furnished. Without limitation of the foregoing, each Bank agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including, without limitation, the costs and expenses which the Borrower is obligated to pay under Section 11.7 hereof) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Borrower.

         Section 8.9 Agent in Individual Capacity. Wells Fargo and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from and generally engage in any kind of business with the Borrower and its Subsidiaries as though Wells Fargo were not the Agent hereunder and its Affiliates may accept fees and other consideration from the Borrower for services in connection with this Agreement or otherwise without having to account for the same to the Banks. With respect to its Loans and its Commitment Percentage of outstanding Credit Exposure, Wells Fargo (and any successor acting as Agent) shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not the Agent, and the terms "Bank" and "Banks" shall include Wells Fargo in its individual capacity.

         Section 8.10 Successor Agent. The Agent may resign as Agent upon thirty (30) days' notice to the Banks. If the Agent shall resign as Agent under this Agreement, the Majority Banks shall appoint from among the Banks a successor agent for the Banks. If no successor Agent is appointed prior to the effective date of the resignation of the Agent, the Agent shall appoint, after consulting with the Banks, a successor agent from among the Banks. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term "Agent" shall mean such successor agent and the retiring Agent's rights, powers and duties, as Agent shall be terminated. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article 8 and
Section 11.7 hereof shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

         Section 8.11 Pro Rata Sharing. All payments of principal and interest on the Loans are to be divided pro rata among the Banks participating in such Loans according to their respective Commitment Percentages. All payments of fees to be shared among the Banks (except as set forth in the Fee Letter with respect to the fees described therein and fees payable solely for the account of the Agent or the Issuing Bank) are to be divided among the Banks pro rata according to the Commitment Percentage of each Bank in respect of the Loan to which the fees relate, or, if there are no amounts outstanding in respect of a Loan, according to the Commitments of the Banks under the Loan to which the fees relate.

         Section 8.12 Approvals. Upon any occasion requiring or permitting an approval, consent, waiver, election or other action on the part of the Majority Banks, action shall be taken by the Agent for and on behalf of, or for the benefit of all Banks, upon the direction of the Majority Banks, and any such action shall be binding on all Banks. Unless all Banks agree in writing, no amendment, modification, consent or waiver shall be effective which

                 (a) increases the amount of the Loans or the availability of Letters of Credit, or increases the Commitment or Commitment Percentage of any Bank;

                 (b) reduces interest, principal or commitment fees owing hereunder or under the Notes;

                 (c) extends the fixed date on which any sum is due hereunder or under the Notes;

                 (d) waives an Event of Default arising from a failure to pay principal of or interest on a Loan within the applicable grace period if any;

                 (e)      changes the provisions of this Section 8.12;

                 (f)      releases any Guaranty; or

                 (g) releases any Collateral other than in connection with the sale of any Property or assets permitted under this Agreement.

         Section 8.13  Collateral Matters.

                 (a) Priority of Liens and Security Interests. Notwithstanding any provisions to the contrary contained in the Security Instruments, and irrespective of the time, order or method of attachment or perfection of the liens and security interests granted thereby or the time or order of filing or recording of financing statements or other liens, mortgages, deeds of trust or security interests, and irrespective of anything contained in any filing or agreement to which any of the Banks may now or hereafter be a party, the Agent and the Banks hereby agree among themselves, as to the priorities to be accorded the Collateral, that the security interests securing the Obligations and created in favor of the Banks under the Security Instruments shall constitute a first priority security interest in all Collateral and the proceeds thereof to be shared on a pari passu basis by all of the Banks.

                 (b) Order of Distributions. Any proceeds received by the Agent from the foreclosure, sale or other disposition of any of the Collateral and any other proceeds received by the Agent pursuant to the terms hereof and of the Security Instruments, including, without limitation, insurance proceeds, shall be applied by the Agent as follows:

                      (i) FIRST, to the payment of all agency fees payable to and costs and expenses of the Agent incurred in connection with the collection of such proceeds or the protection of the rights and interests of the Banks therein;

                      (ii) SECOND, to the ratable payment of accrued and unpaid interest on the unpaid principal amount of all outstanding Obligations to the date of such application, pro rata among the Banks according to each Bank's applicable Commitment Percentage;

                    (iii) THIRD, to the payment of the unpaid principal amount of all Obligations outstanding, pro rata among the Banks according to each Bank's applicable Commitment Percentage (whether by acceleration or otherwise);

                      (iv) FOURTH, to the payment of, without duplication, any other indebtedness due and payable on the date of such application arising pursuant to the obligations of the Borrower under this Agreement and the other Loan Documents, pro rata among the Banks according to each Bank's applicable Commitment Percentage; and

                      (v) FIFTH, the balance, if any, shall be paid to the Borrower or as a court or Governmental Authority of competent jurisdiction may direct.

                 (c) Rights to Enforce. So long as any Obligations are outstanding, the Agent shall have the sole and exclusive right to carry out the provisions of the Security Instruments and to enforce all rights and privileges accruing to the Agent by reason of the Security Instruments.

                 (d) Further Assurances. The Agent and the Banks each agree to execute any further documents or amendments as may be necessary to effect the purposes of this Article 8, including, without limitation, any registration or recordation upon any applicable public records.

                 (e) Proceeds. Each Bank agrees that (i) if at any time it shall receive any proceeds of any Collateral or any proceeds pursuant to the terms of any of the Security Instruments (other than through application by the Agent in accordance with Section 8.13(b) hereof), it shall promptly turn the same over to the Agent for application in accordance with Section 8.13(b) hereof, (ii) it will not take or cause to be taken any action, including, without limitation, the commencement of any legal or equitable proceedings, the purposes of which are or could be to give such Bank any preference or priority against the other Banks with respect to the Collateral, and (iii) it will not take or cause to be taken any action to accelerate the maturity of the Obligations owing to it or to waive any default thereunder unless the Majority Banks shall have agreed in writing to accelerate all the Obligations or to waive such default, any agreement of the Majority Banks not to accelerate or to waive such default shall be binding on all the Banks with respect to acceleration and waiver of defaults under this Agreement.

                 (f) Limitation on Action. The Agent shall not be required to take any action to enforce the Security Instruments or to realize upon any Collateral, unless the Majority Banks shall have so requested in writing to the Agent. Upon receipt of such written request the Agent shall (i) notify all the other Banks thereof in writing or by telecopy or telex, and (ii) take such action as may be lawfully available to it under the Security Instruments or with respect to any Collateral; provided that, the Agent shall be fully justified in failing or refusing to take any such action unless it shall first be indemnified to its satisfaction by the Banks requesting or acquiescing in any such action for any liability and expense which might result from such action. If any indemnity furnished to the Agent shall become impaired, the Agent may call for additional indemnity and cease to do the acts indemnified against until such additional indemnity is given.

         Section 8.14 No Liability. The Banks have not made to each other, nor do they hereby or otherwise make to each other, any warranties, express or implied, nor do they assume any liability to each other with respect to (a) obligors under any instruments of guarantee; (b) the enforceability, validity, value or collectability of the advances or other extensions of credit made or acceptances created, any collateral therefor, or any guarantee or security which may have been granted to any of them in connection with any of the agreements; or (c) the Borrower's or any of its Subsidiaries' title or right to transfer any other Collateral. No Bank shall be liable to any other Bank for any action or failure to act or any error in judgment, negligence or mistake or oversight whatsoever on the part of any Bank or any Bank's agents, officers, employees, or attorneys with respect to any transaction relating to the agreements or security or guarantees therefor, provided such Bank has acted in good faith and has not been guilty of gross negligence or willful misconduct.

         Section 8.15 Third Party Rights. The agreements and covenants contained in this Article 8 are solely for the benefit of the Agent and the Banks and their respective successors and assigns, and no other person, firm, entity or corporation shall have any right, benefit, priority or interest under, or because of the existence of, this Article 8.

ARTICLE 9.       ASSIGNMENTS, PARTICIPATIONS.

         Section 9.1  Assignments, Participations, etc..

                 (a) Any Bank may, with the written consent of the Borrower (at all times other than during the existence of a Default) and the Agent and the Issuing Bank, which consent of the Borrower shall not be unreasonably withheld, and upon written notice to the Agent, at any time assign and delegate to one (1) or more banks, insurance companies, finance companies, financial institutions, funds, or other entities and, with notice to the Agent but without the consent of the Borrower, the Agent or the Issuing Bank may assign to any of its one-hundred percent (100%) owned Affiliates (each an "Assignee") all or an equal percentage of all of the Loans and outstanding Credit Exposure of such Bank, and the Commitments and any other rights or obligations of such Bank hereunder in a minimum amount of Five Million Dollars ($5,000,000), provided, however, that the Borrower and the Agent shall be entitled to continue to deal solely and directly with such Bank in connection with the interests so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses and related information with respect to such Assignee, shall have been given to the Borrower and the Agent by such Bank and such Assignee, and (ii) such Bank and its Assignee shall have delivered to the Borrower and the Agent an Assignment and Acceptance in the form of Exhibit H attached hereto, together with any Note or Notes subject to such assignment; and (iii) the assignor Bank or the Assignee has paid to the Agent a processing fee in the amount of Three Thousand Dollars ($3,000.00).

                 (b) From and after the date that the Agent notifies the assignor Bank that it has received the Assignment and Acceptance, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Bank under the Loan Documents, and (ii) the assignor Bank shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Documents.

                 (c) Within five (5) Business Days after its receipt of notice by the Agent that it has received an executed Assignment and Acceptance, the Borrower shall execute and deliver to the Agent, new Notes evidencing such Assignee's assigned Loans, Credit Exposure and Commitments and, if the assignor Bank has retained a portion of its Loans, Credit Exposure and its Commitments, replacement Notes in the principal amount of the Revolving Credit Loans and Term Loans retained by the assignor Bank (such Notes to be in exchange for, but not in payment of, the Notes held by such Bank). Immediately upon each Assignee's making its payment under the Assignment and Acceptance, this Agreement and Schedule I hereto, shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of such Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Bank pro tanto.

                 (d) Any Bank may at any time sell to one (1) or more banks or other entities (a "Participant") a participating interest in any of its Loans and Credit Exposure, and the Commitments of such Bank or any other interest of such Bank hereunder, provided, however, that (i) such Bank's obligations under this Agreement shall remain unchanged, (ii) such Bank shall remain solely responsible for the performance of such obligations, (iii) the Borrower, the Issuing Bank and the Agent shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement and (iv) no Bank shall transfer or grant any participating interest under which the Participant shall have rights to approve any amendment to, or any consent or waiver with respect to this Agreement or any other Loan Document, except to the extent such amendment, consent or waiver would require unanimous consent of the Banks as described in the first proviso to Section
10.1. In the case of any such participation, the Participant shall be entitled to the benefit of Sections 3.13, 3.16 and 11.7(b) and (c) as though it were also a Bank hereunder, and if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Bank under this Agreement.

                 (e) Notwithstanding any other provision in this Agreement, any Bank may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement [and the Note held by it] in favor of any Federal Reserve Bank in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR Section 203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

ARTICLE 10.      AMENDMENTS AND WAIVERS.

         Section 10.1 Amendments and Waivers. No amendment, modification or waiver of any provision of this Agreement or any Loan Document and no consent with respect to any departure by the Borrower or any of its Subsidiaries therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Banks, and then such waiver shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such wavier, amendment, modification or consent that requires the written consent of all Banks pursuant to Section 8.12 shall be effective unless the written consent of all Banks is so obtained and provided further that no amendment, wavier or consent shall, unless in writing and signed by the Agent in addition to the Majority Banks, affect the rights or duties of the Agent under this Agreement.

ARTICLE 11.      MISCELLANEOUS.

         Section 11.1 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Agent or any Bank, any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law or in any other agreement.

         Section 11.2 Survival of Agreements. All representations and warranties, all covenants and all provisions for indemnification and for the payment of expenses contained in this Agreement or made in writing by or on behalf of the Borrower or any other Person in connection with the transactions contemplated by this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, any investigation at any time made by the Agent or any Bank or on its or their behalf, the making of any Loans by the Agent or any Bank under this Agreement, any transfer of title to any Property (whether by sale, foreclosure, deed in lieu of foreclosure or otherwise) and any disposition or payment of the Notes. All statements contained in any certificate or other instrument delivered by or on behalf of the Borrower, any of its Subsidiaries or any other Person pursuant to this Agreement and the other Loan Documents or in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be deemed representations and warranties of the Borrower under this Agreement.

         Section 11.3 Successors. This Agreement shall be binding upon each of the Borrower and its Subsidiaries, and their respective successors and assigns and shall inure to the benefit of the Agent, each Bank and their respective successors and assigns.

         Section 11.4 Counterparts. This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

         Section 11.5 Severability. In case any one or more of the provisions contained in this Agreement, the Notes, or any other Loan Document should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not be affected in any way thereby.

         Section 11.6 Interest. (a) It is the intention of the parties hereto to comply strictly with applicable usury laws, if any; accordingly, notwithstanding any provision to the contrary in this Agreement or in any of the other Loan Documents, in no event shall the Loan Documents require or permit the payment, taking, reserving, receiving, collection or charging of any sums constituting interest under applicable laws which exceed the maximum amount permitted by such laws. If any such excess interest is called for, contracted for, charged, taken, reserved, or received in connection with any credit extension under this Agreement or in any of the documents securing the payment hereof or otherwise relating hereto, or in any communication by the Agent, any Bank or any other person to the Borrower or any other person, or in the event all or part of the principal or interest of any Loan shall be prepaid or accelerated, so that under any of such circumstances or under any other circumstance whatsoever the amount of interest contracted for, charged, taken, reserved, or received on the amount of principal actually outstanding from time to time under this Agreement or any other Loan Document shall exceed the maximum amount of interest permitted by applicable usury laws, then in any such event it is agreed as follows: (i) the provisions of this paragraph shall govern and control, (ii) neither the Borrower nor any other Person now or hereafter liable for the payment of the Obligations shall be obligated to pay the amount of such interest to the extent such interest is in excess of the maximum amount of interest permitted by applicable usury laws, if any, (iii) any such excess which is or has been received notwithstanding this paragraph shall be credited against the then unpaid principal balance hereof or, if the Obligations have been or would be paid in full by such credit, refunded to Borrower, and (iv) the provisions of the Loan Documents, and any communication to Borrower, shall immediately be deemed reformed and such excess interest reduced, without the necessity of executing any other document, to the maximum lawful rate allowed under applicable laws as now or hereafter construed by courts having jurisdiction hereof or thereof. Without limiting the foregoing, all calculations of the rate of interest contracted for, charged, taken, reserved, or received in connection herewith which are made for the purpose of determining whether such rate exceeds the maximum lawful rate shall be made to the extent permitted by applicable laws by amortizing, prorating, allocating and spreading during the period of the full term of the Obligations, including all prior and subsequent renewals and extensions, all interest at any time contracted for, charged, taken, reserved, or received. The terms of this paragraph shall be deemed to be incorporated in every Loan Document.

                 (b) The Borrower and each Bank agree that Tex. Civ. Stat. Ann art. 5069 Ch. 15 (which regulates certain revolving loan accounts and revolving tri-party accounts) shall not apply to any revolving loan accounts created under this Agreement or any Revolving Credit Note or maintained in connection therewith.

                 (c) To the extent that the interest rate laws of the State of Texas are applicable to this Agreement or any Note, the applicable interest rate ceiling is the indicated (weekly) ceiling determined in accordance with Article 5069-1.04(a)(1) of the Texas Revised Civil Statutes, as amended, and, to the extent that this Agreement or any

Note is deemed an open end account as such term is defined in Article 5069-1.01(f) of the Texas Revised Civil Statutes, as amended, the Majority Banks retain the right to modify the interest rate in accordance with applicable law.

         Section 11.7  Expenses; Documentary Taxes; INDEMNIFICATION.

                 (a) The Borrower will pay (i) all out-of-pocket expenses of the Agent (including reasonable fees, expenses and disbursements of counsel for the Agent) in connection with the preparation, negotiation, enforcement, operation, syndication, and administration of this Agreement, the Notes, the other Loan Documents, or any documents executed in connection therewith, or any waiver, modification or amendment of any provision hereof or thereof; and (ii) pay or reimburse the Agent and each Bank for all costs and expenses incurred by them in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or any other Loan Document during the existence of an Event of Default or after acceleration of the Loans (including in connection with any "workout" or restructuring regarding the Loans, and including in any Insolvency Proceeding, appellate proceeding, all court costs and costs of collection (including, without limitation, reasonable fees, expenses and disbursements of counsel for the Agent and any Bank), then, and in any such event, the attorneys' fees arising from such services and all expenses, costs, charges and other fees incurred by such counsel in any way or respect arising in connection with or relating to any of the events or actions described in this Section together with interest thereon from the date incurred until paid by the Borrower at the maximum rate allowed by applicable laws, which Borrower agrees to pay on demand, shall constitute Obligations and shall be secured by and entitled to the benefits of the Loan Documents. The Borrower agrees to indemnify the Indemnified Parties from and hold it harmless against any documentary taxes, assessments or charges made by any Governmental Authority by reason of the execution and delivery by the Borrower or any other Person of this Agreement, the Notes, the other Loan Documents, and any documents executed in connection therewith AND EXPRESSLY INDEMNIFIES AND AGREES TO HOLD HARMLESS THE INDEMNIFIED PARTIES FROM ANY SUCH CLAIMS, DAMAGES, LIABILITIES, AND EXPENSES ARISING BY REASON OF ANY INDEMNIFIED PARTY'S OWN NEGLIGENCE.

                 (b) The Borrower shall indemnify the Indemnified Parties from, and hold the Indemnified Parties harmless against, any and all costs, losses, liabilities, claims, damages or expenses incurred by them (whether or not any of the Indemnified Parties is designated a party thereto), INCLUDING THOSE CAUSED BY THE INDEMNIFIED PARTIES' OWN NEGLIGENCE but excluding those caused by the Indemnified Parties' gross negligence or willful misconduct, arising out of or by reason of any litigation or other similar proceeding (including preparation for such litigation or proceeding) related to the execution, delivery, and performance of this Agreement, the Notes, or the other Loan Documents, or any actual or proposed use by the Borrower of the proceeds of the issuance of the Notes or the Borrower's entering into and performing of any agreement or instrument referred to herein, including, without limitation, the reasonable fees and disbursements of the Indemnified Parties' counsel incurred in connection therewith.

                 (c) The Borrower also agrees to pay, and will save the Indemnified Parties harmless from, all claims, demands and liabilities in respect of the fees and commissions, if any, of brokers and finders alleged to have been incurred in connection with any of the transactions contemplated by this Agreement and the other Loan Documents and any expenses, including reasonable legal fees arising in connection with such claims, demands or liabilities.

         Section 11.8  Notices.

                 (a) All notices, requests, consents, approvals, waivers and other communications shall be in writing (including, unless the context expressly otherwise provides, by facsimile transmission, provided that any matter transmitted by the Borrower by facsimile (i) shall be immediately confirmed by a telephone call to the recipient at the number specified on
Schedule 11.8, and (ii) shall be followed promptly by delivery of a hard copy original thereof) and mailed, faxed or delivered, to the address or facsimile number specified for notices on Schedule 11.8; or, as directed to the Borrower or the Agent, to such other address as shall be designated by such party in a written notice to the other parties, and as directed to any other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Agent.

                 (b) All such notices, requests and communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the U.S. mail, or if delivered, upon delivery; except that notices pursuant to Article 3 and 8 to the Agent shall not be effective until actually received by the Agent, and notices pursuant to Article 3 to the Issuing Bank shall not be effective until actually received by the Issuing Bank at the address specified for the "Issuing Bank" on the applicable signature page hereof.

                 (c) Any agreement of the Agent and the Banks herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrower. The Agent and the Banks shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Agent and the Banks shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Agent or the Banks in reliance upon such telephonic or facsimile notice. The obligation of the Borrower to repay the Loans and L/C Obligations shall not be affected in any way or to any extent by any failure by the Agent and the Banks to receive written confirmation of any telephonic or facsimile notice or the receipt by the Agent and the Banks of a confirmation which is at variance with the terms understood by the Agent and the Banks to be contained in the telephonic or facsimile notice.

         Section 11.9 Notification of Addresses, Lending Offices, Etc.. Each Bank shall notify the Agent in writing of any changes in the address to which notices to such Bank should be directed, of payment instructions in respect to all payments to be made to it hereunder and of such other administrative information as the Agent shall reasonably request.

         Section 11.10 Controlling Document. In the event of actual conflict in the terms and provisions of this Agreement, the Notes and the other Loan Documents, the terms and provisions of this Agreement will control.

         Section 11.11 Table of Contents; Descriptive Headings. The table of contents and the descriptive headings of the several sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

         Section 11.12 Waivers and Release of Claims. As additional consideration to the execution, delivery, and performance of this Agreement by the parties hereto and to induce the Agent, the Issuing Bank and the Banks to enter into this Agreement, the Borrower represents and warrants that (a) the Borrower knows of no defenses, counterclaims or rights of setoff to the payment of any indebtedness of the Borrower to the Banks, and (b) the Borrower for itself, its Subsidiaries, their respective representatives, agents, officers, directors, employees, shareholders, and successors and assigns, hereby fully, finally, completely, generally and forever releases, discharges, acquits, waives and relinquishes the Indemnified Parties, from any and all claims, actions, demands, and causes of action of whatever kind or character, whether joint or several, whether known or unknown, for any and all injuries, harm, damages, penalties, costs, losses, expenses, attorneys' fees, and/or liability whatsoever and whenever incurred or suffered by any of them that arose or accrued prior to the execution of this Agreement. Notwithstanding any provision of this Agreement, the Prior Loan Agreement or any other Loan Document, this Section 11.12 shall remain in full force and effect and shall survive the delivery of the Notes, this Agreement and the other Loan Documents and the making, extension, renewal, modification, amendment or restatement of any thereof.

         Section 11.13 Grant of Security Interest; Ratification of Documents. The Borrower hereby grants to the Agent for the benefit of the Banks a security interest and lien in the Collateral to secure payment and performance of the Obligations, including, without limitation, the Notes and the Letter of Credit Agreements. All Loan Documents executed in connection herewith and with the Prior Loan Agreement are and remain in full force and effect in accordance with their respective terms. Without in any way limiting the generality of the foregoing, the Borrower hereby ratifies and confirms the Security Instruments, and the liens, security interests and obligations created thereby, and the Borrower hereby confirms and agrees that any and all liens, security interests and obligations created by the Security Instruments and other security or Collateral now or hereafter held by the Agent and the Banks as security for payment and performance of the Obligations under the Prior Loan Agreement, are hereby renewed and carried forward to secure payment and performance of all of the Obligations, including, without limitation, the Notes and the Letter of Credit Agreements. The Security Instruments are and remain legal, valid and binding obligations of the parties thereto, enforceable in accordance with their respective terms. References in the Loan Documents (other than this Agreement) to the Prior Loan Agreement, the "Agreement," the "Loan Agreement" and words of similar import shall be deemed to be references to the Prior Loan Agreement as amended and restated by this Agreement.

         Section 11.14 Restatement and Amendment. This Agreement restates, amends and supersedes the Prior Loan Agreement in its entirety, but does not novate or discharge the Prior Loan Agreement. The recitals at the beginning of this Agreement are incorporated into this Agreement as agreements of the parties hereto.

         Section 11.15 No Waiver. The Borrower agrees that no Event of Default and no Default has been waived or remedied by the execution of this Agreement by the Agent and the Banks, and any such Default or Event of Default heretofore arising and currently continuing shall continue after the execution and delivery hereof.

         Section 11.16 Acknowledgment. Each of the Borrower and its Subsidiaries ratifies and confirms that the Security Instruments are and remain in full force and effect in accordance with their respective terms and that the Collateral is unimpaired. Each of the Borrower and its Subsidiaries hereby acknowledges and agrees that (a) the liens created and evidenced by the Loan Documents are valid and existing liens of the recited dignity and priority, and
(b) no other granting of a lien or security interest or assignment has been or will be executed affecting the Collateral without the Agent's and the Majority Banks' prior written consent.

         SECTION 11.17 GOVERNING LAW. THIS AGREEMENT, THE NOTES, THE SECURITY INSTRUMENTS AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCEPT TO THE EXTENT THAT THE FEDERAL LAWS OF THE UNITED STATES OF AMERICA MAY APPLY.

         SECTION 11.18 SUBMISSION TO JURISDICTION. WITH RESPECT TO ANY AND ALL DISPUTES ARISING HEREUNDER, UNDER THE NOTES, UNDER THE OTHER LOAN DOCUMENTS, OR UNDER ANY OF THE OTHER INSTRUMENTS AND DOCUMENTS EXECUTED IN CONNECTION HEREWITH OR THEREWITH NOT SETTLED, OR SUBJECT TO ARBITRATION, PURSUANT TO THE ARBITRATION PROGRAM REFERENCED IN SECTION 11.19 HEREOF, THE BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY:

                 (A) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, ANY NOTES AND ANY DOCUMENT TO WHICH IT IS A PARTY, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT OF ANY THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF TEXAS, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF TEXAS, AND APPELLATE COURTS FROM ANY THEREOF;

                 (B) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS, AND WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

                 (C) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM AND MAIL), POSTAGE PREPAID, TO IT AT ITS ADDRESS SPECIFIED ON THE SIGNATURE PAGE HEREOF; AND

                 (D) AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

         SECTION 11.19  ARBITRATION.

         (a) Arbitration. Upon the demand of any party, any Dispute shall be resolved by binding arbitration (except as set forth in (e) below) in accordance with the terms of this Agreement. A "Dispute" shall mean any action, dispute, claim or controversy of any kind, whether in contract or tort, statutory or common law, legal or equitable, now existing or hereafter arising under or in connection with, or in any way pertaining to, any of the Loan Documents, or any past, present or future extensions of credit and other activities, transactions or obligations of any kind related directly or indirectly to any of the Loan Documents, including without limitation, any of the foregoing arising in connection with the exercise of any self-help, ancillary or other remedies pursuant to any of the Loan Documents. Any party may by summary proceedings bring an action in court to compel arbitration of a Dispute. Any party who fails or refuses to submit to arbitration following a lawful demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any Dispute.

         (b) Governing Rules. Arbitration proceedings shall be administered by the American Arbitration Association ("AAA") or such other administrator as the parties shall mutually agree upon in accordance with the AAA Commercial Arbitration Rules. All Disputes submitted to arbitration shall be resolved in accordance with the Federal Arbitration Act (Title 9 of the United States
Code), notwithstanding any conflicting choice of law provision in any of the Loan Documents. The arbitration shall be conducted at a location in Texas selected by the AAA or other administrator. If there is any inconsistency between the terms hereof and any such rules, the terms and procedures set forth herein shall control. All statutes of limitation applicable to any Dispute shall apply to any arbitration proceeding. All discovery activities shall be expressly limited to matters directly relevant to the Dispute being arbitrated. Judgment upon any award rendered in an arbitration may be entered in any court having jurisdiction; provided however, that nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. Section 91 or any similar applicable state law.

         (c) No Waiver; Provisional Remedies, Self-Help and Foreclosure. No provision hereof shall limit the right of any party to exercise self-help remedies such as setoff, foreclosure against or sale of any real or personal property collateral or security, or to obtain provisional or ancillary remedies, including without limitation injunctive relief, sequestration, attachment, garnishment or the appointment of a receiver, from a court of competent jurisdiction before, after or during the pendency of any arbitration or other proceeding. The exercise of any such remedy shall not waive the right of any party to compel arbitration hereunder.

         (d) Arbitrator Qualifications and Powers; Awards. Arbitrators must be active members of the Texas State Bar with expertise in the substantive laws applicable to the subject matter of the Dispute. Arbitrators are empowered to resolve Disputes by summary rulings in response to motions filed prior to the final arbitration hearing. Arbitrators (i) shall resolve all Disputes in accordance with the substantive law of the state of Texas, (ii) may grant any remedy or relief that a court of the state of Texas could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award, and (iii) shall have the power to award recovery of all costs and fees, to impose sanctions and to take such other actions as they deem necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the Texas Rules of Civil Procedure or other applicable law. Any Dispute in which the amount in controversy is $5,000,000 or less shall be decided by a single arbitrator who shall not render an award of greater than $5,000,000 (including damages, costs, fees and expenses). By submission to a single arbitrator, each party expressly waives any right or claim to recover more than $5,000,000. Any Dispute in which the amount in controversy exceeds $5,000,000 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations.

         (e) Judicial Review. Notwithstanding anything herein to the contrary, in any arbitration in which the amount in controversy exceeds $25,000,000, the arbitrators shall be required to make specific, written findings of fact and conclusions of law. In such arbitrations (i) the arbitrators shall not have the power to make any award which is not supported by substantial evidence or which is based on legal error, (ii) an award shall not be binding upon the parties unless the findings of fact are supported by substantial evidence and the conclusions of law are not erroneous under the substantive law of the state of Texas, and (iii) the parties shall have in addition to the grounds referred to in the Federal Arbitration Act for vacating, modifying or correcting an award the right to judicial review of (A) whether the findings of fact rendered by the arbitrators are supported by substantial evidence, and (B) whether the conclusions of law are erroneous under the substantive law of the state of Texas. Judgment confirming an award in such a proceeding may be entered only if a court determines the award is supported by substantial evidence and not based on legal error under the substantive law of the state of Texas.

         (f) Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the Dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business, by applicable law or regulation, or to the extent necessary to exercise any judicial review rights set forth herein. If more than one agreement for arbitration by or between the parties potentially applies to a Dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the Dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

         SECTION 11.20 NO ORAL AGREEMENTS. THIS WRITTEN AGREEMENT, THE NOTES, THE OTHER LOAN DOCUMENTS, AND THE INSTRUMENTS AND DOCUMENTS EXECUTED IN CONNECTION HEREWITH, REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

         THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

              [THE REST OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed in Houston, Texas, as of the date first above-mentioned.



                                        THE BORROWER:

                                        DAILEY PETROLEUM SERVICES
                                        CORP.


                                        By /s/ DAVID T. TIGHE
                                          -------------------------------------
                                               David T. Tighe
                                               Senior Vice President



                                        THE AGENT:

                                        WELLS FARGO BANK (TEXAS),
                                          NATIONAL ASSOCIATION

                                        By /s/ THEODORE M. NOWAK
                                          -------------------------------------
                                           Name:  Thedore M. Nowak
                                           Title: Vice President



                                        THE BANKS:

                                        WELLS FARGO BANK (TEXAS),
                                        NATIONAL ASSOCIATION


                                        By /s/ THEODORE M. NOWAK
                                          -------------------------------------
                                           Name:  Thedore M. Nowak
                                           Title: Vice President